Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of December 17, 2014

among

PATTERN US FINANCE COMPANY LLC

PATTERN CANADA FINANCE COMPANY ULC

CERTAIN SUBSIDIARIES OF PATTERN US FINANCE COMPANY LLC

CERTAIN SUBSIDIARIES OF PATTERN CANADA FINANCE COMPANY ULC

THE LENDERS FROM TIME TO TIME PARTY HERETO

ROYAL BANK OF CANADA

(ACTING THROUGH ITS NEW YORK BRANCH)

as Swingline Lender

ROYAL BANK OF CANADA

(ACTING THROUGH ITS NEW YORK BRANCH)

as Administrative Agent

ROYAL BANK OF CANADA

(ACTING THROUGH ITS NEW YORK BRANCH)

as Collateral Agent

ROYAL BANK OF CANADA, BANK OF MONTREAL, MORGAN STANLEY

BANK, N.A. AND CITIBANK, N.A.

each as LC Issuing Bank

BANK OF MONTREAL

as Syndication Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Documentation Agent

$350,000,000 Revolving Credit Facilities

RBC CAPITAL MARKETS

as Sole Lead Arranger

RBC CAPITAL MARKETS, BMO CAPITAL MARKETS AND MORGAN

STANLEY SENIOR FUNDING, INC.

as Joint Bookrunners

i	CREDIT AGREEMENT (PATTERN REVOLVER)

SECTION 4. REPRESENTATIONS AND WARRANTIES		94

4.1	Organization; Requisite Power and Authority; Qualification	94
4.2	Subsidiaries; Capital Stock and Ownership	94
4.3	Due Authorization	95
4.4	No Conflict	95
4.5	Governmental Authorizations	95
4.6	Binding Obligation	96
4.7	Historical Financial Statements	96
4.8	Projections	96
4.9	Adverse Proceedings, Etc	97
4.10	Payment of Taxes	97
4.11	Properties	97
4.12	Environmental Matters	97
4.13	No Defaults	98
4.14	Liens	98
4.15	Compliance with Laws	98
4.16	Governmental Regulation	98
4.17	Margin Stock	99
4.18	Employee Matters	99
4.19	Solvency	99
4.20	Disclosure	99
4.21	Sanctions, Patriot Act, FCPA	99
4.22	OFAC	100
4.23	Canadian Pension and Benefit Plans	100

SECTION 5. AFFIRMATIVE COVENANTS		100

5.1	Financial Statements and Other Reports	100
5.2	Existence	103
5.3	Payment of Indebtedness, Taxes and Claims	103
5.4	Maintenance of Properties and Assets	104
5.5	Insurance	104
5.6	Books and Records; Inspections	104
5.7	Compliance with Laws	104
5.8	Environmental	105
5.9	Subsidiaries	105
5.10	Non-Wholly Owned Subsidiaries; Other Restricted Subsidiaries	106
5.11	Maintenance of Liens; Further Assurances	106
5.12	Separateness	107
5.13	Deposit Accounts	107

SECTION 6. NEGATIVE COVENANTS		107

6.1	Indebtedness	107
6.2	Liens	110
6.3	Burdensome Agreements	112
6.4	Restricted Payments	113
6.5	Investments	113
6.6	Financial Covenants	115

ii	CREDIT AGREEMENT (PATTERN REVOLVER)

6.7	Disposition of Assets	116
6.8	Transactions with Affiliates	117
6.9	Conduct of Business	118
6.10	Amendments of Organizational Documents; Accounting Changes	118
6.11	Fundamental Changes	118
6.12	Hedge Agreements	119
6.13	Sanctions	119
6.14	No Employees	119
6.15	Settlement of Claims	119
6.16	Disqualified Stock	119
6.17	Project Financing Documents	119
6.18	Subsidiaries	119

SECTION 7. GUARANTY		120

7.1	Guaranty of the Obligations	120
7.2	Payment by Guarantors	120
7.3	Liability of Guarantors Absolute	120
7.4	Waivers by Guarantors	122
7.5	Guarantors’ Rights of Subrogation, Contribution, Etc	123
7.6	Subordination of Other Obligations	123
7.7	Continuing Guaranty	123
7.8	Authority of Guarantors or Borrowers	124
7.9	Financial Condition of Borrowers	124
7.10	Bankruptcy, Etc	124
7.11	Guarantors, Defined; Discharge of Guaranty	125

SECTION 8. EVENTS OF DEFAULT		126

8.1	Events of Default	126
8.2	Right to Cure	130

SECTION 9. AGENTS		131

9.1	Appointment of Agents	131
9.2	Powers and Duties	132
9.3	General Immunity	132
9.4	Agents Entitled to Act as Lender	134
9.5	Lenders’ Representations, Warranties and Acknowledgment	134
9.6	Resignation of Administrative Agent	134
9.7	Collateral Documents and Guaranty	136
9.8	No Other Duties, Etc	137

SECTION 10. MISCELLANEOUS		137

10.1	Notices	137
10.2	Expenses	139
10.3	Indemnity	139

iii	CREDIT AGREEMENT (PATTERN REVOLVER)

10.4	Set-Off	141
10.5	Amendments and Waivers	142
10.6	Successors and Assigns; Participations; Sale and Transfer Limitations	144
10.7	Independence of Covenants	148
10.8	Survival of Representations, Warranties and Agreements	148
10.9	No Waiver; Remedies Cumulative	148
10.10	Marshalling; Payments Set Aside	149
10.11	Severability	149
10.12	Obligations Several; Independent Nature of Lenders’ Rights	149
10.13	No Advisory or Fiduciary Responsibility	150
10.14	Headings	150
10.15	APPLICABLE LAW	150
10.16	CONSENT TO JURISDICTION	151
10.17	WAIVER OF JURY TRIAL	151
10.18	Usury Savings Clause	152
10.19	Counterparts	152
10.20	Effectiveness	152
10.21	Patriot Act	153
10.22	Canadian AML Legislation	153
10.23	Electronic Execution of Assignments	153
10.24	Judgment Currency	153
10.25	ENTIRE AGREEMENT	154
10.26	No Recourse to Sponsor or Pledgors	154
10.27	Disclaimer	154
10.28	Treatment of Certain Information; Confidentiality	155

iv	CREDIT AGREEMENT (PATTERN REVOLVER)

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Existing Letters of Credit
	1.1(b)	Closing Date Management
	1.1(c)	Projects
	1.1(d)	Project PPAs
	2.1(a)(i)	Existing Closing Date Loans
	3.1(e)	UCC or PPSA Financing Statements To Be Terminated
	4.1	Jurisdictions of Organization
	4.2	Subsidiaries; Capital Stock and Ownership
	4.8	Base Case Model
	5.12	Separateness
	6.1(d)	Form of Subordination Agreement
	6.8	Affiliate Transactions

EXHIBITS:	A-1	Borrowing Notice And Certificate
	A-2	Conversion/Continuation Notice
	A-3	Notice of LC Activity and Certificate
	B	Revolving Loan Note
	C-1	Closing Date Certificate
	C-2	Compliance Certificate
	D-1	Opinion of Davis Polk & Wardwell LLP
	D-2	Opinion of Blake, Cassels & Graydon LLP
	D-3	Opinion of McInnes Cooper LLP
	D-4	Opinion of Morris, Nichols, Arsht & Tunnell LLP
	E	Assignment and Assumption Agreement
	F-1-F-4	US Tax Compliance Certificates
	G	Solvency Certificate
	H	Counterpart Agreement
	I-1	US Pledge and Security Agreement
	I-2	US Pledge Agreement
	I-3	Canada Pledge and Security Agreement
	I-4	Canada Pledge Agreement
	K	Subsidiaries
	L	Form of Control Agreement
	N	Form of Intercompany Note

v	CREDIT AGREEMENT (PATTERN REVOLVER)

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of December 17, 2014, is entered into by and among PATTERN US FINANCE COMPANY LLC, a Delaware limited liability company (“US Borrower”), PATTERN CANADA FINANCE COMPANY ULC, a Nova Scotia unlimited company (“Canada Borrower”; and together with US Borrower, “Borrowers”), CERTAIN SUBSIDIARIES OF BORROWERS, THE LENDERS PARTY HERETO FROM TIME TO TIME, ROYAL BANK OF CANADA (“Royal Bank”), acting through its New York Branch, as Swingline Lender, ROYAL BANK OF CANADA, acting through its New York Branch, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), ROYAL BANK OF CANADA, acting through its New York Branch, as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”) and ROYAL BANK OF CANADA, acting through its New York Branch, BANK OF MONTREAL, Chicago Branch, MORGAN STANLEY BANK, N.A. and CITIBANK, N.A., each together with its permitted successors in such capacity, as LC Issuing Bank.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof.

WHEREAS, the Borrowers, certain lenders, certain letter of credit issuing banks, the Administrative Agent and the Collateral Agent are party to that certain Credit and Guaranty Agreement, dated as of November 15, 2012 (as amended prior to the date hereof, the “Existing Credit Agreement”), pursuant to which such lenders made revolving loans and other extensions of credit to the Borrower pursuant to the terms thereof.

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein, and to increase the revolving credit facilities to be made available pursuant to this Agreement to three hundred fifty million Dollars ($350,000,000).

WHEREAS, Borrowers and certain Restricted Holding Company Subsidiaries have agreed to secure all of the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien in accordance with the Collateral Documents, on certain of their respective assets as described therein.

WHEREAS, subject to the limitations set forth herein, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their respective assets as described herein and in the Collateral Documents.

CREDIT AGREEMENT (PATTERN REVOLVER)

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Abandonment” means any willful and voluntary suspension or cessation of the operations of one or more Projects owned by one or more Restricted Operating Company Subsidiaries, but only to the extent that each such suspension or cessation (a) is expected to be permanent and (b) has continued for a period of more than sixty (60) consecutive days (other than force majeure and excluding any period of forced outage or scheduled outage, maintenance or repair to such Project).

“Acceptable Bank” means any bank, trust company or other financial institution which is organized or licensed under the Governmental Rules of the United States of America or Canada or any state, province or territory thereof which has a tangible net worth of at least five hundred million Dollars ($500,000,000) and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P, “A3” or better by Moody’s or “A-” or better by Fitch.

“Act” as defined in Section 4.21.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of an Authorized Representative of any Credit Party, threatened in writing against or affecting a Credit Party, any Restricted Operating Company Subsidiary or any Project.

“Affected Lender” as defined in Section 2.16(b).

“Affected Loans” as defined in Section 2.16(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.15.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 17, 2014 as it may be amended, restated, supplemented or otherwise modified from time to time.

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“Agreement Currency” as defined in Section 10.24.

“Applicable Margin” means, in respect of (x) Revolving Loans (including pursuant to any Increased Commitment), the percentage per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below and (y) any Incremental Term Loans, the applicable percentages per annum set forth in the relevant Incremental Amendment.

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Rate Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans
1	< 3.50:1.00	2.25%	1.25%
2	≥ 3.50:1.00 but < 4.50:1.00	2.50%	1.50%
3	≥ 4.50:1.00	2.75%	1.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(c); provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with Section 5.1(c) or (b) while any Event of Default exists, then in each case, upon the request of the Required Revolving Lenders with notice to the Borrowers from the Administrative Agent, Pricing Level 3 shall apply in respect of clause (x) above (in the case of clause (a), as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and such Pricing Level shall remain in effect until the date on which such Compliance Certificate is delivered).

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon the Borrowers’ financial statements delivered pursuant to Section 5.1(a) or (b) (as applicable), or, until such financial statements have been delivered hereunder, based upon the Borrowers’ financial statements delivered pursuant to Section 5.1(a) or (b) (as applicable) of the Existing Credit Agreement. The calculation of Leverage Ratio shall be subject in all respects to Section 1.6.

Notwithstanding anything to the contrary in this definition of Applicable Margin, until the delivery of financial statements under Section 5.1(b) for the fiscal year ended December 31, 2014, so long as no Event of Default shall have occurred and be continuing, the Pricing Level shall be Pricing Level 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), or other Transfer, of all or any part of Borrowers’ or the Restricted Subsidiaries’ assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of the Restricted Subsidiaries, other than sales, leases, sub-leases, sale and leasebacks, Transfers and other transactions permitted by or

-3-	CREDIT AGREEMENT (PATTERN REVOLVER)

otherwise provided for in Section 6.7, but in the case of Transfers made pursuant to Section 6.7(d) only to the extent the Net Asset Sale Proceeds received by the Credit Parties do not exceed the thresholds set forth in clause (iii) thereof.

“Assignee” as defined in Section 10.6(d)(i).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent and Borrowers.

“Assignment Effective Date” as defined in Section 10.6(d)(i).

“Authorized Representative” means, as applied to any Person, any authorized signatory or officer appointed or designated in accordance with such Person’s Organizational Documents.

“Auto-Extension Letters of Credit” as defined in Section 2.3(b)(iv).

“Available Cash” means, for any specified period and without duplication, Internally Generated Cash and Qualifying Cash actually received by a Borrower or any Restricted Holding Company Subsidiary from any Restricted Operating Company Subsidiary as and when deposited into a Deposit Account (which Deposit Account shall be in the name of a Credit Party and fully pledged to Collateral Agent for the benefit of the Secured Parties); provided that, notwithstanding the foregoing, for purposes of calculating Borrower Cash Flow from non-U.S. and non-Canada Restricted Operating Company Subsidiaries, “Available Cash” shall mean Internally Generated Cash and Qualifying Cash permitted to be distributed pursuant to the applicable Project Financing Documents and available for distribution (and without counting any such Cash actually received by a Borrower or any Restricted Holding Company Subsidiary), net of all withholding taxes and other applicable taxes that would be payable (at then-applicable rates) if such amounts were distributed to a Borrower or Restricted Holding Company Subsidiary, as reasonably determined by the US Borrower. Without limiting the foregoing, Available Cash shall exclude, with respect to such period, such net Cash proceeds received from (a) payments in respect of federal, state, provincial or local cash grants (or payments in lieu of tax credits), (b) Net Asset Sale Proceeds that constitute extraordinary receipts, (c) disbursements from Project reserve accounts of Cash replaced with Letters of Credit, (d) the Transfer of any Restricted Operating Company Subsidiary by a Borrower or any Restricted Holding Company Subsidiary, (e) Net Insurance/Condemnation Proceeds (excluding, for the avoidance of doubt, proceeds received from business interruption insurance) received by the Borrower or a Restricted Holding Company Subsidiary, but only to the extent such Net Insurance/Condemnation Proceeds are remuneration received by such Borrower or Restricted Holding Company Subsidiary for the diminished cash generating capacity of a Restricted Operating Company Subsidiary’s assets, (f) any incurrence of Indebtedness by any Restricted Operating Company Subsidiary, (g) any issuance of Capital Stock by any Restricted Subsidiary, or (h) any capital contribution to any Restricted Subsidiary.

“Available Incremental Amount” as defined in Section 2.22(a).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

-4-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Base Case Model” as defined in Section 4.8.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate,” (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.5%) and (c) the Eurodollar Rate that would be in effect for a Eurodollar Rate Loan with an Interest Period of one (1) month plus one percent (1.00%). The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, LC Issuing Bank and Lender, and shall include all former Agents, LC Issuing Banks and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, LC Issuing Banks or Lenders and such Obligations have not been paid or satisfied in full.

“Borrower Cash Flow” means, for any period, an amount equal to (a) Available Cash during such period, minus (b) the sum, without duplication, of: (i) the aggregate amount of expenditures actually made by the Credit Parties in Cash during such period and (ii) the amount of Cash taxes actually paid by the Credit Parties during such period. For the avoidance of doubt, the foregoing calculation is subject to the adjustments described in Section 6.6(c).

“Borrower Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness and other amounts that, in accordance with GAAP, would be classified as indebtedness on a stand-alone balance sheet of each Borrower (including all L/C Obligations but excluding (i) any unused Revolving Commitments and (ii) any Permitted Subordinated Indebtedness. For the avoidance of doubt, “Borrower Debt” shall not include any Permitted Project Debt (including any guarantees or indemnities with respect to such Permitted Project Debt) for which there is no recourse to either Borrower.

“Borrower Interest Expense” means, (a) the sum of (i) total cash interest expense of each Borrower on a stand-alone basis with respect to all outstanding Borrower Debt and (ii) all Transaction Costs (excluding any upfront or other amounts payable only on the Closing Date); less (b) any cash interest income received by either Borrower on a stand-alone basis, in the case of each of (a) and (b), during the relevant measurement period.

“Borrowing Notice And Certificate” means a notice substantially in the form of Exhibit A-1.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the Governmental Rules of the State of New York or is a day on which banking institutions located in such state are authorized or required by Governmental Rules to

-5-	CREDIT AGREEMENT (PATTERN REVOLVER)

close, (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (c) with respect to all notices and determinations in connection with, and issuances, payments of principal and interest on or with respect to, Canadian Dollar Denominated Letters of Credit and the CDOR Rate, any day which is a Business Day described in clauses (a) and (b) and which is also a day which is not a legal holiday under the Governmental Rules of Canada or is a day on which banking institutions are not authorized or required by Governmental Rules to close in Toronto, Canada.

“Canada Borrower” as defined in the preamble hereto.

“Canada Control Agreement” as defined in Section 5.13(a).

“Canada Pledge and Security Agreement” means that certain Amended and Restated Canada Limited Recourse Guarantee and Pledge Agreement, dated as of the date hereof, by and between Canada Pledgor and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canada Pledge Agreement” means that certain Amended and Restated Canada Limited Recourse Guarantee and Pledge Agreement, dated as of the date hereof, by and between Canada Pledgor and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canada Pledgor” means Pattern Canada Operations Holdings ULC.

“Canada Restricted Holding Company Subsidiary” means any Restricted Holding Company Subsidiary that is a Canadian Subsidiary.

“Canada Restricted Operating Company Subsidiary” means any Restricted Operating Company Subsidiary that is a Canadian Subsidiary.

“Canadian AML Legislation” as defined in Section 10.22.

“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever including all plans or arrangements which provide or promise post-employment health, dental or any other benefits (other than of any Borrower Canadian Pension Plans and any statutory plans with which any Borrower or Subsidiary is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation) that are governed by Governmental Rules of Canada and are maintained or contributed to by any Borrower or Subsidiary of any Borrower or for which any Borrower or Subsidiary of any Borrower has any obligations, rights or liabilities, contingent or otherwise.

“Canadian Dollar Denominated Letter of Credit” means each Letter of Credit denominated in Canadian Dollars at the time of issuance thereof.

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“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by Administrative Agent or the applicable LC Issuing Bank, as the case may be, at such time using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Canadian Dollars with Dollars.

“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian Dollars).

“Canadian Insolvency Legislation” means any bankruptcy or insolvency Governmental Rules of Canada now or hereafter in effect, including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada).

“Canadian Multiemployer Pension Plan” means any multiemployer pension plan as defined under applicable Governmental Rules of Canada for which any Borrower or Subsidiary of any Borrower has any rights, obligations or liabilities, contingent or otherwise.

“Canadian Pension Plans” means all Canadian defined benefit or defined contribution pension plans that are considered to be pension plans for the purposes of, and are required to be registered under, the ITA or any applicable pension benefits standards or Governmental Rules in Canada and that are established, maintained or contributed to by any Borrower or Subsidiary of any Borrower or for which any Borrower or Subsidiary of any Borrower has any rights, obligations or liabilities, contingent or otherwise.

“Canadian Subsidiary” means any Subsidiary of a Borrower organized under the Governmental Rules of Canada or any province or territory thereof.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent voting and economic ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing from the issuer thereof; provided that “Capital Stock” shall not include any tax equity financing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) Cash or deposit account balances, at a location and pursuant to documentation (including an acceptable Control Agreement) in form and substance satisfactory to Administrative Agent and the applicable LC Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Obligations in Dollars shall be Cash Collateralized in Dollars and Obligations in Canadian Dollars shall be Cash Collateralized in Canadian Dollars.

-7-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada or (ii) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P, at least “P-1” from Moody’s or “A-1” from Fitch; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P, at least “P-1” from Moody’s or “A-1” from Fitch; (d) certificates of deposit, bankers acceptances and other “money market instruments” issued by any bank having capital and surplus in an aggregate amount of not less than five hundred million Dollars ($500,000,000) and rated “A” or better by S&P, “A2” or better by Moody’s or “A-1” or better by Fitch, and, in each case, maturing or being due or payable in full not more than one (1) year after such date (or, in the case of any investments using Cash Collateral to be posted hereunder, three (3) months after such date); (e) tax exempt short-term securities rated “A” or better by S&P or “Prime” or better by Moody’s or tax exempt long-term securities rated “A” or better by S&P, “A2” or better by Moody’s or “A-1” or better by Fitch, in each case, maturing or being due or payable in full not more than one (1) year after such date (or, in the case of any investments using Cash Collateral to be posted hereunder, three (3) months after such date); (f) money market funds comprised of at least 95% of the assets which constitute the types of investments referred to in clauses (a) through (e) above; and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in any currency, other than Dollars or Canadian Dollars, comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States and Canada to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction or controlling other Restricted Subsidiaries organized in such jurisdiction.

“CDOR Rate” means, on any day, the annual rate of interest determined by the Administrative Agent which is equal to the arithmetic average of the yield rates per annum (rounded upwards to 1/100th of one percent (1%)) applicable to bankers’ acceptances denominated in Canadian Dollars having issue dates and maturity dates consistent with an Interest Period of one (1) month, displayed and identified as such on the CDOR Page (or any display substituted therefor) of Reuters Monitor Money Rates Service, or if not available, of Bloomberg, at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in the posted average rate of interest); provided, however, if those rates do not appear on the CDOR Page (or the display substituted therefor), then the CDOR Rate on that day shall be the annual rate of interest determined by the Administrative Agent, which is equal to the arithmetic average of the yield rates per annum (rounded upwards to the nearest 1/100th of one percent (1%)) applicable to those bankers’ acceptances in a comparable amount to the amount of the relevant advance and having a term

-8-	CREDIT AGREEMENT (PATTERN REVOLVER)

consistent with an Interest Period of one (1) month, quoted by the Schedule I Reference Lenders as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, on the immediately preceding Business Day (and, if such rate is below zero, CDOR will be deemed to be zero). Each determination of CDOR by the Administrative Agent shall be conclusive and binding, absent demonstrated error.

“Change in Law” means the becoming effective, after the date of this Agreement, of any of the following: (a) any Governmental Rule, (b) any change in any Governmental Rule or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which

(a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of any Borrower or its Restricted Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Pattern Development, acquires or otherwise obtains Control, directly or indirectly, of at least 35% of the equity securities of Sponsor entitled to vote for members of the board of directors or equivalent governing body of Sponsor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right); or

(b) Pattern Development holds, acquires or otherwise obtains Control, directly or indirectly, of greater than 40% of the equity securities of Sponsor entitled to vote for members of the board of directors or equivalent governing body of Sponsor on a fully-diluted basis (and taking into account all such securities that Pattern Development has the right to acquire pursuant to any option right), at a time when (i) Riverstone, by itself or through funds managed by it, or (ii) Management, individually or together with Riverstone, in each case no longer Control Pattern Development; or

(c) Sponsor shall cease to, directly or indirectly, own and Control legally and beneficially all of the equity interests in the Pledgors; or

(d) the Pledgors shall cease to directly own and Control legally and beneficially all of the equity interests in the US Borrower or the Canada Borrower, as applicable.

“Class” means (i) with respect to Revolving Lenders, Revolving Lenders with Revolving Commitments and Revolving Loans that expire on the same maturity date, (ii) with respect to Incremental Term Loan Lenders, Incremental Term Loan Lenders with Incremental Term Loan Commitments and Incremental Term Loans that expire on the same maturity date, (iii) with

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respect to the Lenders under any Extended Facility, Lenders with (x) Extended Revolving Commitments and Extended Revolving Loans that expire on the same maturity date or (y) Extended Incremental Term Loan Commitments and Extended Incremental Loans that expire on the same maturity date, (iv) with respect to Refinancing Lenders, Refinancing Lenders with Refinancing Loans that expire on the same maturity date, (v) with respect to Revolving Commitments and Revolving Loans, respectively, Revolving Commitments and Revolving Loans (as applicable) that mature on the same maturity date, (vi) with respect to Incremental Term Loan Commitments and Incremental Term Loans, respectively, Incremental Term Loan Commitments and Incremental Term Loans (as applicable) that mature on the same maturity date, (vii) with respect to Extended Revolving Commitments and Extended Revolving Loans, respectively, Extended Revolving Commitments and Extended Revolving Loans (as applicable) that mature on the same maturity date, (viii) with respect to Extended Incremental Term Loan Commitments and Extended Incremental Term Loans, respectively, Extended Incremental Term Loan Commitments and Extended Incremental Term Loans (as applicable) that mature on the same maturity date and (ix) with respect to Refinancing Loans, Refinancing Loans that mature on the same maturity date.

“Closing Date” means the date on which the Revolving Commitments become available, which date shall be December 17, 2014.

“Closing Date Certificate” means a Closing Date Certificate executed and delivered by an Authorized Representative of Borrowers substantially in the form of Exhibit C-1.

“Collateral” means, collectively, all of the personal and mixed property (including Capital Stock) of the Credit Parties in which Liens are granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge Agreements, Control Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means a Revolving Commitment, an Increased Commitment, an Extended Commitment and/or an Incremental Term Loan Commitment, as the context may require.

“Commitment Fee Rate” means a rate per annum equal to one half of one percent (0.50%).

“Compliance Certificate” means a Compliance Certificate executed and delivered by an Authorized Representative of Borrowers substantially in the form of Exhibit C-2, with such amendments or modifications as may be approved by Administrative Agent and Borrowers.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Control Agreement” as defined in Section 5.13(a).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means, as the context may require, a Conversion/Continuation Notice substantially in the form of Exhibit A-2-A or Exhibit A-2-B.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Restricted Subsidiary of a Borrower pursuant to Section 5.9.

“Covered Parties” as defined in Section 10.28.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, (if any), the Subordination Agreements (if any), the Collateral Documents, any Letter of Credit Applications or reimbursement agreements or other documents or certificates requested by an LC Issuing Bank executed by Borrowers in favor of an LC Issuing Bank relating to Letters of Credit, and all other certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any LC Issuing Bank or any Lender in connection herewith.

“Credit Extension” means (a) the making (but not the conversion or continuation) of a Revolving Loan, Swingline Loan or Incremental Term Loan, (b) the issuance, amendment, extension or renewal of a Letter of Credit (other than Auto-Extension Letters of Credit that renew in accordance with their terms) or (c) any increase in the Revolving Commitments.

“Credit Facility” means a Revolving Credit Facility, an Incremental Term Loan Facility, an Extended Facility or a Refinancing Facility, as the context may require.

“Credit Party” means Borrowers, each Restricted Holding Company Subsidiary and each Guarantor.

“Cure Amount” as defined in Section 8.2.

“Cure Period” as defined in Section 8.2.

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“Cure Right” as defined in Section 8.2.

“Debtor Relief Laws” means the Bankruptcy Code, the Canadian Insolvency Legislation and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, as of a specified date and subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified (without having subsequently withdrawn such notice) Borrowers, Administrative Agent, any LC Issuing Bank or any other Lender in writing that it does not intend to comply with its funding obligations hereunder (unless such notice relates to such Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) has not been satisfied), (c) has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity, or (iii) taken any action in furtherance of, or indicating its consent to or acquiescence in, any such proceeding or appointment or (d) (i) admits in writing its inability to pay its debts as they become due, or (ii) makes a general assignment for the benefit of its creditors. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to Borrowers, each LC Issuing Bank and each Lender.

“Default Rate” means (a) with respect to the principal of a Loan, an interest rate equal to (i) the Base Rate or the Eurodollar Rate (as applicable to such Loan), plus (ii) the Applicable Margin applicable to such Loan, plus (iii) 2.00% and (b) with respect to any Obligation not referred to in clause (a), (i) the Base Rate, plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 2.00%.

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“Deposit Account” means any demand, time, savings, passbook or like account with an Acceptable Bank (such Deposit Accounts being held with MUFG Union Bank, N.A. or HSBC Bank Canada on the Closing Date).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of either Borrower); (c) is redeemable at the option of the holder of the Capital Stock in whole or in part, (d) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (e) is otherwise treated as preferred equity interests, tax equity interest or other interest pursuant to which equity holders receive a disproportionate economic benefit relative to their ownership interests.

“Documentation Agent” as defined in the preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by Administrative Agent or an LC Issuing Bank, as the case may be, at such time using the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, Affiliate of any Lender or Approved Fund; provided that, in the case of an Approved Fund, (i) the Revolving Commitments have expired or been terminated, and (ii) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in a maximum amount equal to not less than one hundred two percent (102%) of the face amount of such Letter of Credit on such date, (b) any Acceptable Bank that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided such Person extends credit on a revolving basis as one of its businesses or (c) any other lender approved in writing by the Borrowers; provided, further, that no natural person, Defaulting Lender, Borrower, Pledgor, Sponsor nor any Affiliate of Borrowers shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers or any of their Subsidiaries.

“Energy Project” means a wind, natural gas, solar (including distributed residential, commercial and industrial), transmission and other similar power asset or project.

“Engagement Letter” means that certain Senior Secured Credit Facility Engagement Letter by and among the Borrowers and Royal Bank dated as of October 7, 2014.

-13-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by or before any Governmental Authority or in written form by any other Person arising (a) pursuant to or in connection with any actual or alleged violation of or failure to comply with any Environmental Law; (b) in connection with any Release or threatened Release of, or exposure to, Hazardous Material; (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment; or (d) otherwise in connection with any Environmental Liability.

“Environmental Laws” means any and all current or future foreign or domestic, federal, regional, provincial, state or local (or any subdivision of either of them) Governmental Rules relating to (a) environmental matters, including those relating to pollution or any Release or threatened Release of Hazardous Materials; (b) the generation, use, storage, transportation, treatment, processing, removal, remediation or disposal of, or exposure to, Hazardous Materials; or (c) the protection of natural resources, wildlife or the environment, in any manner applicable to Borrowers or any of their Subsidiaries or any Project.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) any violation of or failure to comply with any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials; (e) any actual or alleged damage, injury, threat or harm to natural resources, wildlife or the environment or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrowers or such Subsidiary and with respect to liabilities arising after such period for which Borrowers or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue

-14-	CREDIT AGREEMENT (PATTERN REVOLVER)

Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, if there is any potential material liability therefor, or the receipt by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (l) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA.

“Eurodollar Rate” means, with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum equal to (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m.

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(London, England time) on the applicable Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or services or if such page or services shall cease to be available, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request on such Interest Rate Determination Date; provided that if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate. Eurodollar Rate Loans may be denominated in Dollars only.

“Event of Abandonment” means an Abandonment with respect to Projects accounting for thirty percent (30%) or more of Available Cash during the most recently completed Measurement Period.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and Taxes on branch profits and similar Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the Governmental Rules of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of such Beneficiary pursuant to a Governmental Rule in effect on the date on which (i) such Beneficiary becomes a party hereto (or in the case of a Lender, acquires the applicable interest in a Revolving Loan or a Revolving Commitment) (other than pursuant to an assignment request by any Borrower under Section 2.21) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case with respect to a Lender to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.18(g) or (d) any U.S. federal or Canadian withholding Taxes imposed pursuant to FATCA.

“Existing Class” as defined in Section 2.23(a).

“Existing Credit Agreement” as defined in the recitals.

“Existing Commitments” means, as applicable, any Existing Revolving Commitments or Existing Incremental Term Loan Commitments.

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“Existing Incremental Term Loans” as defined in Section 2.23(c)(i).

“Existing Incremental Term Loan Commitments” as defined in Section 2.23(c)(i).

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(a) hereto.

“Existing Loans” means, as applicable, any Existing Revolving Loans or Existing Incremental Term Loans.

“Existing Revolving Commitments” as defined in Section 2.23(c)(i).

“Existing Revolving Loans” as defined in Section 2.23(c)(i).

“Existing Scotiabank Letters of Credit” means the the Letters of Credit listed as items 10, 11 and 12 on Schedule 1.1(a) hereto.

“Extended Commitments” means, as applicable, any Extended Revolving Commitments or Extended Incremental Term Loan Commitments.

“Extended Facility” means, at any time, as the context may require, the aggregate amount of the Lenders’ Extended Commitments of Extended Loans of a given Class at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Extended Incremental Term Loans” as defined in Section 2.23(c)(i).

“Extended Incremental Term Loan Commitments” as defined in Section 2.23(c)(i).

“Extended Loans” means, as applicable, any Extended Revolving Loans or Extended Incremental Term Loans.

“Extended Maturity Date” as defined in Section 2.23(a).

“Extended Revolving Commitments” as defined in Section 2.23(c)(i).

“Extended Revolving Loans” as defined in Section 2.23(c)(i).

“Extension” as defined in Section 2.23(a).

“Extension Amendments” as defined in Section 2.23(d).

“Extension Offer” as defined in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrowers or their Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable

-17-	CREDIT AGREEMENT (PATTERN REVOLVER)

and not materially more onerous to comply with), any current or future Treasury Regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of one percent (0.01%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to a whole multiple of 1/100 of one percent (0.01%)) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Senior Secured Credit Facility Fee Letter by and among the Borrowers and Royal Bank dated as of October 7, 2014.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that no other Liens, except Permitted Liens or except to the extent provided by Governmental Rules (other than common law), are senior in right of payment or priority to such Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrowers and their respective Restricted Subsidiaries, which as of the Closing Date ends on December 31 of each calendar year. Borrowers and their respective Restricted Subsidiaries may change any Fiscal Year at any time; provided that they furnish annual financial statements pursuant to Section 5.1(b) at least one time per twelve (12) month period and, in the initial annual financial statements delivered in the year following the change in Fiscal Year, reconciliation statements provided for in Section 5.1(d).

“Fitch” means Fitch Investor’s Service, Inc. and any successor thereto.

“Foreign Subsidiary” means a Subsidiary of a Borrower that is neither a Canadian Subsidiary nor a US Subsidiary.

“Fronting Exposure” means (a) with respect to any LC Issuing Bank, the Defaulting Lender’s Pro Rata Share of all L/C Obligations with respect to any Letters of Credit issued by such LC Issuing Bank (except in such cases where the LC Issuing Bank or an Affiliate of such LC Issuing Bank is also a Defaulting Lender with respect to Letters of Credit it issues hereunder) other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, the Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by the Swingline Lender, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to the limitations on the application thereof and requirement to consolidate in GAAP applicable in the United States as set forth in Section 1.2, (a) in respect of any Person organized under the Governmental Rules of the United States or a state thereof, Canada Borrower and the Canada Restricted Holding Company Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof (“US GAAP”), (b) except for Canada Borrower and the Canada Restricted Holding Company Subsidiaries, in respect of any Person organized under the Governmental Rules of Canada or a province or territory thereof generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth in the CPA Canada Handbook or other official record of accounting principles in Canada from time to time published by the Institute of Chartered Accountants in Canada, including International Financial Reporting Standards (IFRS) then in effect and generally accepted in Canada and adopted or required to have been adopted, as consistently applied, and (c) in respect of any Person organized under the Governmental Rules of a jurisdiction other than as provided in clauses (a) and (b), generally accepted accounting principles in the jurisdiction of such Person’s organization.

“Governmental Authority” means any foreign or domestic, federal, regional, provincial, state, municipal, local, national or other government, governmental ministry or department, commission, board, bureau, court, agency or instrumentality, political subdivision or any entity or officer thereof exercising executive, legislative, judicial, taxing, regulatory or administrative functions of any government or any court.

“Governmental Authorization” means any permit, license, authorization, certification, approval, registration, plan, directive, consent order or consent decree of, from or issued by any Governmental Authority.

“Governmental Rule” means any applicable statute, law (including Environmental Law), regulation, by-law, ordinance, rule, treaty, judgment, order, decree, Governmental Authorization, concession, grant, franchise, agreement, requirement of, or other governmental restriction or any binding decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, whether now or hereafter in effect.

“Grantor” as defined in the US Pledge and Security Agreement or the Canada Pledge and Security Agreement, as the case may be.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” as defined in Section 7.11.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any explosive, radioactive, hazardous or toxic chemicals, materials, substances or wastes, contaminants or other pollutants, including petroleum or

-19-	CREDIT AGREEMENT (PATTERN REVOLVER)

petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature prohibited, limited or regulated by any Governmental Authority due to their actual or potential adverse impact to the indoor or outdoor environment.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Governmental Rules applicable to any Lender which are presently in effect or, to the extent allowed by Governmental Rules, under such applicable Governmental Rules which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Governmental Rules now allow.

“Historical Financial Statements” means as of the Closing Date, and to the extent available (a) the audited financial statements of Sponsor for the Fiscal Years 2011, 2012 and 2013, the Borrowers, for the Fiscal Years 2012 and 2013, in each case consisting of balance sheet and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years and (b) the unaudited financial statements of the Sponsor and the Borrowers, as at the most recently ended Fiscal Quarter ending after the date of the most recent financial statements referenced in clause (a) hereof and more than forty-five (45) days prior to the Closing Date, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for the three-(3), six-(6) or nine-(9) month period, as applicable, ending on such date.

“Honor Date” as defined in Section 2.3(c)(i).

“Increased Amount Date” as defined in Section 2.22(a).

“Increased Commitments” as defined in Section 2.22(a).

“Increased Commitment Lender” as defined in Section 2.22(b).

“Increased-Cost Lender” as defined in Section 2.21.

“Incremental Amendment” means an amendment to this Agreement, executed by the Borrower and each Incremental Term Loan Lender and/or Increased Commitment Lender (as applicable) providing Incremental Term Loan Commitments or Increased Commitments (as applicable), and the Administrative Agent.

“Incremental Equivalent Debt” as defined in Section 6.1(f).

“Incremental Facilities” as defined in Section 2.22(a).

“Incremental Term Loan” as defined in Section 2.22(e).

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“Incremental Term Loan Commitments” as defined in Section 2.22(a).

“Incremental Term Loan Exposure” means, with respect to any Incremental Term Loan Lender, as of any date of determination, without duplication, the sum of (i) the aggregate amount of such Incremental Term Loan Lender’s Incremental Term Loan Commitments (to the extent not terminated) and (ii) the aggregate principal amount outstanding of such Incremental Term Loan Lender’s Incremental Term Loans.

“Incremental Term Loan Facility” means, at any time, the aggregate amount of the Incremental Term Loan Lenders’ Incremental Term Loan Commitments of a given Series at such time.

“Incremental Term Loan Lender” as defined in Section 2.22(b).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business, having a term of less than ninety (90) days and paid in accordance with customary trade practices); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such Letter of Credit has not been Cash Collateralized); and (g) the direct or indirect payment or performance guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another with respect to indebtedness set out in clauses (a) through (f) above.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable out-of-pocket costs (including costs related to any Remedial Action), and reasonable out-of-pocket expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Governmental Rules or equitable cause or on contract or otherwise, that may be imposed on or incurred by any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) any Revolving Loan or Letter of Credit or the use or proposed use of the

-21-	CREDIT AGREEMENT (PATTERN REVOLVER)

proceeds therefrom (including any refusal by an LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit); (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; or (d) any Environmental Claim, any Environmental Liability or any actual or alleged presence or Release or threatened Release of Hazardous Materials, in each case of this clause (d) related in any way to any Facility or to Borrowers or any of their Affiliates, including those arising from any past or present activity, operation, land ownership, or practice of Borrowers or any of their Affiliates.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Information” as defined in Section 10.28.

“Intercompany Note” means a promissory note held by a Pledgor or a Credit Party to the extent permitted under Section 6.1(d) evidencing Permitted Subordinated Indebtedness which (a) subject to the first proviso to Section 6.1(d), is pledged pursuant to the Collateral Documents and (b) is substantially in the form of Exhibit N or, in the case of a promissory note held by a Restricted Subsidiary that is not a Restricted Operating Company Subsidiary and payable by its applicable Restricted Operating Company Subsidiary, in a form that is in form and substance reasonably satisfactory to Administrative Agent.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Borrower Cash Flow for such Measurement Period to (b) Borrower Interest Expense for such Measurement Period.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the final maturity date of such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one- (1), two- (2), three- (3) or six- (6) months, as selected by Borrowers in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (1) if an Interest Period would otherwise expire on a day that is not a Business

-22-	CREDIT AGREEMENT (PATTERN REVOLVER)

Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) of this definition, end on the last Business Day of a calendar month; and (3) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date. Notwithstanding the foregoing, Borrowers may request irregular Interest Periods with a duration other than a one- (1), two- (2), three- (3) or six- (6) month Interest Period in order to consolidate outstanding Interest Periods and payment dates. Upon receipt of a Borrowing Notice And Certificate or Conversion/Continuation Notice from Borrowers which includes a request for such an irregular Interest Period, the Administrative Agent and Lenders shall use commercially reasonable efforts to provide Borrowers with such irregular Interest Period as long as such Interest Period does not exceed the Revolving Commitment Termination Date and is available to Lenders in the London interbank market, in the reasonable judgment of the Administrative Agent and the Lenders.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time thereafter, and any successor statute.

“Internally Generated Cash” means Cash that is recurring or reasonably expected to recur and generated in the ordinary course of operations or business of a Restricted Operating Company Subsidiary.

“Intralinks” means the online digital workspace owned by Intralinks, Inc., which provides for the exchange of documents and other information over the internet and to which the Secured Parties are granted access (and any other service performing substantially the same function which is reasonably satisfactory to Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers and agreed to be treated as “Intralinks” for purposes of this Agreement).

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrowers or any of their Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrowers or another Restricted Subsidiary); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary or Borrowers from any Person (other than Borrowers or any Restricted Subsidiary), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, relocation, business, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrowers or any of their Restricted Subsidiaries to any other Person (other than Borrowers or any Restricted Subsidiary), including Permitted Project Acquisitions and all Indebtedness and accounts receivable from that other Person but only to the extent that the same are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

-23-	CREDIT AGREEMENT (PATTERN REVOLVER)

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“ITA” means the Income Tax Act (Canada), as amended from time to time and any successor thereto.

“Joint Bookrunners” means RBC Capital Markets, BMO Capital Markets and Morgan Stanley Senior Funding, Inc.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in partnership or other legal form.

“Judgment Currency” as defined in Section 10.24.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Revolving Commitment hereunder at such time.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Currency Reserve” means, upon issuing any Canadian Dollar Denominated Letter of Credit, the reserve established by US Borrower pursuant to Section 2.3(a)(i).

“L/C Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date of determination plus the aggregate of all Reimbursement Amounts as of such date of determination. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means no more than the Revolving Commitments based upon the Dollar Equivalent for the stated amount of all Letters of Credit.

“LC Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any LC Issuing Bank and US Borrower or in favor of such LC Issuing Bank and relating to such Letter of Credit.

-24-	CREDIT AGREEMENT (PATTERN REVOLVER)

“LC Issuing Banks” means, collectively, the (i) banks or financial institutions listed as such on Appendix A or in the applicable Assignment Agreement (together with their respective permitted successors and assigns in such capacity) and (ii) the issuing banks or financial institutions with respect to all Existing Letters of Credit. As of the Closing Date, each of Royal Bank, Bank of Montreal, Chicago Branch, Morgan Stanley Bank, N.A. and Citibank, N.A. shall be an LC Issuing Bank, and The Bank of Nova Scotia, London Branch shall be an LC Issuing Bank with respect to the letters of credit issued by it and referred to on Schedule 1.1(a).

“Lender” means each financial institution with a Revolving Commitment listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement, an Incremental Amendment or a Refinancing Amendment. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lender Sublimit” means, with respect to each Lender, the amount obtained by multiplying (a) such Lender’s Pro Rata Share by (b) the aggregate Revolving Commitments of all Lenders then in effect (after giving effect to any availability limitation as of the date of determination).

“Letter of Credit” means a standby letter of credit in substantially the form attached to Exhibit A-3 (or as otherwise agreed by US Borrower and the applicable LC Issuing Bank) issued or to be issued by an LC Issuing Bank pursuant to Section 2.3 of this Agreement and shall include each Existing Letter of Credit. Letters of Credit may be issued in Dollars or Canadian Dollars, subject to the L/C Sublimit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an LC Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Commitment Termination Date.

“Letter of Credit Fees” as defined in Section 2.10(b)(ii).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Borrower Debt as of such date of determination (and giving effect to any Credit Extension to Borrowers on such date) to (b) Borrower Cash Flow for the Measurement Period ending immediately prior to such date of determination.

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, hypothec, debenture, statutory deemed trust, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Recourse Collateral” as defined in Section 7.11(a).

“Loans” means the loans made by (i) the Revolving Lenders to any Borrower pursuant to this Agreement and any Incremental Amendment in the form of a Revolving Loan, (ii) the Swingline Lender to any Borrower pursuant to this Agreement in the form of a Swingline Loan and (iii) the Incremental Term Loan Lenders to any Borrower pursuant to this Agreement and any Incremental Amendment in the form of an Incremental Term Loan.

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“Management” means (a) as of the Closing Date, the individuals who are listed on Schedule 1.1(b) together with their titles and roles, or (b) after the Closing Date, at least 4 of such individuals; provided that, at all times, the roles listed on Schedule 1.1(b) are filled with qualified individuals employed or engaged in the ordinary course of business.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform their respective Obligations, or (c) the material rights, remedies, benefits and the enforceability and priority of security available to, or conferred upon, the Secured Parties under the Credit Documents.

“Measurement Period” means, with respect to any date, the period of the most recently completed four Fiscal Quarters of the Borrowers ended on or prior to such date.

“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a “single employer plan” as defined in Section 4001(a)(15) of ERISA, which has two or more contributing sponsors (including Borrowers or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrowers or any of the Restricted Holding Company Subsidiaries from such Asset Sale, minus (b) any reasonable costs, fees, commissions, premiums and expenses incurred in connection with such Asset Sale (or if such costs have not then been incurred or invoiced, Borrowers’ good faith estimate thereof), including (i) income taxes, stamp taxes, other taxes, duties or gains taxes payable or reasonably estimated to be payable by the seller or by any entity whose tax return includes the results of such sale either because the seller is a flow-through entity for tax purposes or because the seller is included in a consolidated tax filing by an upper tier affiliate, as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest, breakage costs or other amounts payable on any Indebtedness (other than the Revolving Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) other taxes actually payable upon or in connection with the closing of such

-26-	CREDIT AGREEMENT (PATTERN REVOLVER)

Asset Sale (including any transfer taxes or taxes on gross receipts), (iv) any taxes payable or reasonably estimated to be payable in connection with any transactions effected (or deemed effected) to make prepayments (e.g., taxes payable upon repatriation of funds to Borrowers), and (v) actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due (pursuant to a Contractual Obligation) paid to Persons other than Borrowers and the Restricted Holding Company Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale).

“Net Cash Proceeds” means, in connection with any incurrence or issuance of Indebtedness by Borrowers or any Restricted Holding Company Subsidiary (other than any incurrence or issuance of Permitted Indebtedness), the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions or other similar payments, and other direct reasonable fees, costs, commissions, stamp taxes, duties, premiums and expenses actually incurred in connection therewith; provided that if any such commissions, costs or expenses have not been incurred or invoiced at such time, Borrowers may deduct its good faith estimate thereof to the extent subsequently paid.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by Borrowers or any Restricted Holding Company Subsidiary (i) under any insurance policy (to the extent constituting compensation for the loss of assets or property associated with the Projects) occurring after the Closing Date (but excluding any such amounts used for restoration or repair and excluding any such payments or proceeds received from business interruption insurance) or (ii) as a result of the taking of any assets of Borrowers or the Restricted Holding Company Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (but excluding any such amounts used for restoration or repair and any such payments or proceeds received from business interruption insurance), minus (b) (i) any actual and reasonable costs incurred by Borrowers or the Restricted Holding Company Subsidiaries in connection with the adjustment or settlement of any claims of Borrowers or such Restricted Subsidiary in respect thereof, (ii) any reasonable costs, fees, commissions, premiums and expenses incurred in connection with any adjustment or settlement or any such sale as referred to in clause (a)(ii) of this definition, including taxes payable as a result of any gain recognized in connection therewith and any actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due to Persons other than Borrowers and the Restricted Holding Company Subsidiaries and their respective Affiliates in connection with such event, and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest, to the extent such Indebtedness is required to be repaid as a result of a loss of assets or property or a taking of assets referred to in clause (a)(i) or (a)(ii) of this definition, breakage cost or other amounts payable on any Indebtedness that is secured by a Lien; provided that if any costs, fees or expenses that may be deducted under this clause (ii) have not been incurred or invoiced at the time of any determination of Net Insurance/Condemnation Proceeds, Borrowers may deduct its good faith estimate thereof to the extent actually subsequently so paid.

“New Restricted Holding Company Subsidiaries” means each Restricted Holding Company Subsidiary identified as such in Exhibit K.

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“Non-Consenting Lender” as defined in Section 2.21.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” as defined in Section 2.21.

“Non-Extension Notice Date” as defined in Section 2.3(b)(iv).

“Non-Recourse Parties” as defined in Section 10.26.

“Non-Refinanced Commitments” as defined in Section 2.24.

“Non-Refinanced Loans” as defined in Section 2.24.

“Non-US Agent” means (a) each Agent that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Agent that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

“Non-US Lender” means (a) each Lender and each LC Issuing Bank that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Lender and each LC Issuing Bank that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

“Non-Wholly Owned Subsidiary” means any Subsidiary that is not a Wholly-Owned Subsidiary.

“Note” means a Revolving Loan Note.

“Notice” means a Borrowing Notice And Certificate, an Notice of LC Activity and Certificate, or a Conversion/Continuation Notice.

“Notice of LC Activity and Certificate” means a notice substantially in the form of Exhibit A-3.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, the Swingline Lender and the LC Issuing Banks, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, and payments for fees (including fees related to unused Revolving Commitments and issued but undrawn Letters of Credit), expenses, indemnification or otherwise.

-28-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Obligee Guarantor” as defined in Section 7.6.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or amalgamation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (e) with respect to any unlimited company, its memorandum of association, as amended, and its articles of association, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by Administrative Agent or the LC Issuing Banks, in accordance with banking industry rules on interbank compensation.

“Panhandle B Member 2 Pledge Agreement” means that certain Pledge Agreement, dated as of December 20, 2013, by and among Panhandle B Member 2 LLC, a Delaware limited liability company, Pattern Panhandle Wind 2 LLC, a Delaware limited liability company, and Morgan Stanley Capital Group Inc.

“Participant Register” as defined in Section 10.6(f).

“Pattern Development” means Pattern Energy Group, LP, a Delaware limited partnership (and any successor thereof).

-29-	CREDIT AGREEMENT (PATTERN REVOLVER)

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Permitted Indebtedness” as defined in Section 6.1.

“Permitted Investments” means investments in Cash and Cash Equivalents.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Project Acquisitions” as defined in Section 6.5(i).

“Permitted Project Debt” means (a) all Indebtedness incurred, or permitted to be incurred, by any Restricted Operating Company Subsidiary or any other Restricted Subsidiary (but, in the case of a Restricted Subsidiary that is not (x) a Restricted Operating Company Subsidiary or (y) the general partner of a Restricted Operating Company Subsidiary that was created for the purpose of being such Restricted Operating Company Subsidiary’s general partner, the recourse of such Indebtedness against assets of such Restricted Subsidiary shall be limited solely to any pledge by such Restricted Subsidiary of (i) Capital Stock (including tax equity interests) in a Restricted Operating Company Subsidiary (or other Restricted Subsidiary that is a direct or indirect parent company or the general partner of such Restricted Operating Company Subsidiary), and any proceeds thereof, or (ii) intercompany debt) pursuant to the Project Financing Documents, (b) the incurrence by a Restricted Operating Company Subsidiary, or other Restricted Subsidiary with a direct or indirect interest in any Restricted Operating Company Subsidiaries or any Restricted Operating Company Subsidiaries or Restricted Holding Company Subsidiaries (or other Restricted Subsidiary that is a direct or indirect parent company or the general partner of such Restricted Operating Company) thereof of Indebtedness or preferred stock to finance a dividend, distribution, return of capital or loan to, or Investment in, a Borrower or any Restricted Subsidiary; provided that such amounts are not used (at the time of the incurrence of such Indebtedness, the making of such dividend, distribution, return of capital, loan or Investment, or at any other time) to make Restricted Payments or an extension of credit (in the form of Permitted Subordinated Indebtedness or otherwise) to the Sponsor or a Pledgor, and (c) Permitted Refinancings of Permitted Project Debt set forth in clauses (a) and (b) of this definition.

“Permitted Project Liens” means the Liens securing the Permitted Project Debt and any other Liens permitted under the Project Financing Documents, including the Panhandle B Member 2 Pledge Agreement.

“Permitted Refinancing” means, with respect to any Person, any refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person in whole or in part; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, renewed or extended except by an amount equal to the sum of any reasonable and

-30-	CREDIT AGREEMENT (PATTERN REVOLVER)

customary transaction costs and fees and any premium on the Indebtedness required to be paid in connection with such refinancing, replacement, renewal or extension unless the increase in the principal amount of such Indebtedness is permitted under Section 6.1; provided that, such refinancing shall not exceed one hundred percent (100%) of the Indebtedness so refinanced, plus any applicable premiums, transaction costs, expenses, fees and interest, (b) the maturity date for such refinancing, replacement, renewal or extension must not be set at a date that, the good faith judgment of the Borrowers, would impair the ability of the Borrowers to repay the Revolving Loans based on updated pro forma projections prepared by the Borrowers and supplied to the Administrative Agent, (c) such refinancing, replacement, renewal or extension is incurred solely by the Person(s) who is an obligor under the Indebtedness being refinanced, replaced, refunded, renewed or extended and no other Person is an obligor thereunder, and (d) following such refinancing, replacement, renewal or extension of any Indebtedness, the terms of such refinanced, replaced, renewed or extended Indebtedness shall not preclude the Lenders from foreclosing or otherwise exercising remedies pursuant to the Credit Documents, except with respect to any preclusion that existed prior to the effectiveness of such refinanced, replaced, renewed or extended Indebtedness.

“Permitted Subordinated Indebtedness” means all unsecured Indebtedness of Borrowers or the Restricted Subsidiaries that (a) are memorialized in Intercompany Notes, (b) subject to the first proviso to Section 6.1(d), are subordinated pursuant to the Subordination Agreement, (c) the maturity date of such Indebtedness shall be later by at least ninety (90) days than the Latest Maturity Date (as determined on the date of incurrence of such intercompany Indebtedness), (d) have no rights of acceleration at any time prior to the earlier of (x) such Latest Maturity Date and (y) the termination of the Revolving Commitments and acceleration of the Obligations in accordance with Section 8.1 (in which case the payment priority set forth in Section 4(a) of the Subordination Agreement shall apply), (e) shall at all times be held by Sponsor, a Pledgor, a Borrower or a Restricted Subsidiary, as the case may be, and (f) subject to the first proviso to Section 6.1(d), to the extent owed to any Pledgor, Borrower or Restricted Subsidiary that is a party to a Pledge Agreement, are pledged to the Collateral Agent (for the benefit of the Secured Parties) in accordance with the applicable Pledge Agreement (but subject to any limitations contained therein).

“Permitted Swingline Use” means any legally permissible use by the Borrowers and their Restricted Subsidiaries (including to make Restricted Payments in accordance with this Agreement).

“Permitted Uses” means any legally permissible use by the Borrowers and their Restricted Subsidiaries, including to fund general working capital and expenses of Borrowers and their Restricted Subsidiaries, the issuance of Letters of Credit (subject to the terms and conditions of this Agreement) and draws made thereunder, the Cash Collateralization of any Letter of Credit, Transaction Costs, reserves (whether required by any Credit Document or the Project Financing Documents and including the L/C Currency Reserve to the extent permitted in this Agreement), Investments in Restricted Operating Company Subsidiaries (as determined in the sole discretion of Borrowers), Permitted Project Acquisitions, distributions to Pledgors and Sponsor (including issuing Letters of Credit on behalf of a Pledgor, Sponsor or any of their Affiliates, subject to the terms and conditions of this Agreement regarding Restricted Payments and Letters of Credit), and other general and lawful business purposes of Borrowers.

-31-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, unlimited liability companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Information” as defined in Section 10.22.

“Pledge Agreements” means the US Pledge and Security Agreement, the US Pledge Agreement, the Canada Pledge and Security Agreement, the Canada Pledge Agreement, and after the Closing Date, any other pledge or security agreement entered into pursuant to Section 5.9.

“Pledgors” means the US Pledgor and the Canada Pledgor.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (a) personal property security legislation as in effect in a Canadian jurisdiction other than Ontario, or (b) the Civil Code of Quebec, “PPSA” means the personal property security or corresponding legislation as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Principal Office” means, for each of Administrative Agent and the LC Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrowers, Administrative Agent and each Lender.

“Project” means any of the Energy Projects owned by the Restricted Operating Company Subsidiaries, including all of the real, personal and mixed property related thereto. Subject to the terms of this Agreement and the other Credit Documents, a Project shall cease to be a Project at such time that Borrowers and any of their Restricted Subsidiaries cease to have any existing or future interests, rights or obligations (whether direct or indirect, contingent or matured) associated therewith. Schedule 1.1(c) sets forth the Projects as of the Closing Date as such Schedule may be amended and modified by the Lenders and the Borrower as appropriate.

“Project Financing Documents” means any credit agreement, loan or credit document, indenture, letter of credit reimbursement agreement, promissory note, letter of credit, security agreement, pledge agreement, collateral assignment, consent and agreement, guaranty, financing statement, indemnity agreement, formation document, Organizational Document, letter agreement or other document, agreement, or instrument entered into or executed by any Restricted Operating Company Subsidiary or any other Restricted Subsidiary or any Borrower, in connection with any Indebtedness or any tax equity or lease financing, in each case incurred to finance the construction, acquisition, development, expansion, operation, ownership or maintenance of a Project.

-32-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Project-Level Default” means either (a) the failure of a Restricted Operating Company Subsidiary to pay when due any principal of, or interest on, or regularly occurring fees in respect of, one or more items under the Project Financing Documents or any termination payments owing under interest rate hedge agreements entered into in connection with the Project Financing Documents, in each case beyond the grace period, if any, provided therefor, or (b) the default by a Restricted Operating Company Subsidiary in the performance of, or compliance with, any term contained in any Project Financing Document (other than any such term referred to clause (a) of this definition) and such default or noncompliance shall remain unremedied beyond the grace period, if any, provided therefor.

“Project Non- Payment Acceleration” as defined in Section 8.1(b)(ii).

“Project Payment Default” as defined in Section 8.1(b)(ii).

“Project PPA” means each of the agreements listed in Schedule 1.1(d) and any replacement thereof entered into pursuant to the applicable Project Financing Documents.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, at any time, with respect to all payments, computations and other matters or amounts relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued, any Swingline Loans made or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Commitment of that Lender at such time by (b) the aggregate Revolving Commitments of all Lenders at such time.

“Qualifying Cash” means, with respect to any Project, Cash (other than Internally Generated Cash) distributed by the relevant Restricted Operating Company Subsidiary to a Credit Party (or, for purposes of calculating Borrower Cash Flow from non-U.S. and non-Canada Restricted Operating Company Subsidiaries, permitted and available for distribution as provided in the definition of Available Cash) during the Ramp-up Phase for such Project that is not excluded pursuant to clauses (a) through (h) of the final sentence of the definition of Available Cash and that does not exceed $5,000,000 in the aggregate in respect of such Project.

“Ramp-up Phase” means, with respect to any Project, the twelve (12) month period commencing on the later of (i) the month in which such Project has reached commercial operation and (ii) the month in which the initial distribution of Cash is made by the relevant Restricted Operating Company Subsidiary to a Credit Party following commercial operation.

“Refinancing Amendment” as defined in Section 2.24(c).

“Refinancing Commitments” as defined Section 2.24.

“Refinancing Effective Date” as defined in Section 2.24.

“Refinancing Facility” means, at any time, as the context may require, the aggregate amount of the Refinancing Lenders’ Refinancing Loans at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

-33-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Refinancing Lender” as defined in Section 2.24(b).

“Refinancing Loans” as defined in Section 2.24(a).

“Register” as defined in Section 10.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Amount” as defined in Section 2.3(c)(i).

“Reimbursement Date” as defined in Section 2.3(c)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the Representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, study, sample, test or abate, or in any other way perform a response action or otherwise address, the presence or Release of Hazardous Materials in the environment; (b) in connection with the presence or Release of Hazardous Materials in the environment, perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (c) any “response” as defined by 42 U.S.C. 9601(25) or any similar terms as defined by equivalent state law.

“Removal Effective Date” as defined in Section 9.6(b).

“Replacement Lender” as defined in Section 2.21.

“Representative” means, as to any Person, its officers, directors, managers, employees, partners, members, stockholders, counsel, accountants, advisors, engineers, consultants, agents, trustees, administrators, and any other representatives.

“Required Incremental Term Loan Lenders” means, as of any date of determination, with respect to each Series of Incremental Term Loans, Incremental Term Loan Lenders holding more than 50% of such Series on such date; provided that the portion of such Series of Incremental Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Loan Lenders.

“Required Lenders” means Lenders having more than fifty percent (50%) of the aggregate Total Exposure of all Lenders; provided that such amount shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure and any Incremental Term Loan Exposure of such Defaulting Lender; provided, further, that with respect to any

-34-	CREDIT AGREEMENT (PATTERN REVOLVER)

waiver or amendment of the conditions set forth in Section 3.2 with respect to any Revolving Loan (but not with respect to any waiver, consent or amendment with respect to any other provision hereof, including any covenant, Default or Event of Default), “Required Lenders” shall mean only the “Required Revolving Lenders.”

“Required Revolving Lenders” means, as of any date of determination, with Revolving Lenders and Increased Commitment Lenders holding more than fifty percent (50%) of the sum of the (a) Total Utilization of Revolving Commitments (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and in Swingline Loans, as applicable, being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments and Increased Commitments; provided that the unused Revolving Commitments of, and the portion of the Total Utilization of Revolving Commitments or Increased Commitments (as applicable) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resignation Effective Date” as defined in Section 9.6(a).

“RCRA” as defined in Section 4.12.

“Restricted Holding Company Subsidiaries” means each Subsidiary of a Borrower that is identified as a “Restricted Holding Company Subsidiary” on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.9).

“Restricted Operating Company Subsidiaries” means each Subsidiary of a Borrower that is identified as a “Restricted Operating Company Subsidiary” on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.9).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Capital Stock of a Borrower or a Restricted Subsidiary, as applicable, now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of a Borrower or a Restricted Subsidiary, as applicable, now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of a Borrower or a Restricted Subsidiary, as applicable, now or hereafter outstanding; (d) management or similar fees payable to a Pledgor, Sponsor or any of their Affiliates; (e) repayment of principal or interest in respect of any Permitted Subordinated Indebtedness; or (f) any issuance of a Letter of Credit issued to any beneficiary that is an Affiliate of a Borrower that is not a Subsidiary of a Borrower.

“Restricted Subsidiaries” means, collectively, the Restricted Operating Company Subsidiaries, the Restricted Holding Company Subsidiaries and all other direct or indirect Subsidiaries of a Borrower identified as a Restricted Subsidiary on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.9).

-35-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Canadian Dollar Denominated Letter of Credit, (b) each date of an amendment of any Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by an LC Issuing Bank under any Canadian Dollar Denominated Letter of Credit and (d) the last Business Day of each Fiscal Quarter if there is a Canadian Dollar Denominated Letter of Credit outstanding, in each case for purposes of (x) determining the size of the applicable L/C Currency Reserve as of such date and (y) whether such outstanding Canadian Dollar Denominated Letter of Credit causes the Revolving Commitment to be exceeded as of such date.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan pursuant to Section 2.1(a) or acquire participations in Swingline Loans pursuant to Section 2.2(e) or in Letters of Credit pursuant to Section 2.3(c), and the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.2(a). “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any availability limitation as of the date of determination or other adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of December 17, 2014 is three hundred fifty million Dollars ($350,000,000), which amount may be adjusted pursuant to Sections 2.11(b) or increased pursuant to Section 2.22.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the fourth anniversary of the Closing Date, (b) the date the Revolving Commitments are permanently reduced to zero in accordance with the Revolving Commitment reduction provisions set forth in this Agreement, and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Credit Facility” means at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, without duplication, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of an LC Issuing Bank, the aggregate L/C Obligation in respect of all Letters of Credit issued by that LC Issuing Bank (net of any participations by Lenders in such Letters of Credit), and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or Swingline Loan or any Unreimbursed Amount under any Letter of Credit.

“Revolving Lender” means each financial institution that has made a Revolving Commitment pursuant to Section 2.1(a), listed on the signature pages hereto as a Lender.

-36-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Revolving Loan” means a loan made by a Lender to Borrowers pursuant to Section 2.1(a) or any Increased Commitment.

“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Riverstone” means Riverstone Holdings LLC.

“Royal Bank” as defined in the preamble hereto.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the U.S. Department of State or the Department of Foreign Affairs and International Trade (Canada).

“Scotia Cash Collateral Account” means the “Cash Collateral Account”, as defined in the Scotia Cash Collateral Agreement.

“Scotia Cash Collateral Agreement” that certain Cash Collateral Agreement, dated as of the date hereof, by and between Sponsor and The Bank of Nova Scotia in respect of the Existing Scotiabank Letters of Credit.

“S&P” means Standard & Poor’s, a Division of The McGraw Hill Companies, Inc., and any successor thereto.

“Schedule I Lenders” means those banks that are chartered under the Bank Act (Canada) and named in Schedule I thereto, and “Schedule I Lender” means each such bank.

“Schedule I Reference Lenders” means, collectively, Royal Bank of Canada, Bank of Montreal, and any other Schedule I Lender selected by the Required Revolving Lenders.

“Secured Parties” means the Agents, LC Issuing Banks, the Swingline Lender, the other Lenders and any other Persons the Obligations owing to which are purported to be secured by the Collateral under the Collateral Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

-37-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Series” as defined in Section 2.22(b).

“Sole Lead Arranger” means RBC Capital Markets1.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Sponsor and Pledgors substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries; (ii) the capital of such Person and its Subsidiaries is not unreasonably small in relation to its business as contemplated on any determination date; and (iii) such Person and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they become due and payable (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable Governmental Rules relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Sponsor” means Pattern Energy Group Inc., a Delaware corporation.

“Sponsor G&A Amount” means fifteen million Dollars ($15,000,000).

“Sponsor G&A Expenses” means operating expenses of Sponsor that shall be limited to salaries, direct overhead and other general and administrative expense of Sponsor to maintain its business and which shall, for the avoidance of doubt, exclude Project-related expenses, development costs, security deposits and any other discretionary or other items.

“Spot Rate” Spot Rate means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 p.m. (New York City time) on such day on the Bank of Canada Exchange Rate page for such currency; in the event that such rate does not appear on the Bank of Canada Exchange Rate page, the Spot Rate shall be determined by the Administrative Agent to be the rate quoted by it at the spot rate purchased by it of Dollars through its principal foreign exchange trading office at approximately 12:00 p.m. (New York City time) on the date as of which the foreign computation is made.

“Subject Transaction” as defined in Section 6.6(c).

“Subordination Agreement” means a Subordination Agreement substantially in the form of Schedule 6.1(d), with such amendments or modifications as may be approved by Required Lenders and Borrowers.

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

-38-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which fifty percent (50%) or more of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether Representatives or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Swingline Lender” as defined in the preamble hereto.

“Swingline Loan” means a Loan made pursuant to Section 2.2(a) hereto.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” as defined in Section 2.21.

“Termination Date” means the date on which (a) the Revolving Commitment Termination Date has occurred, (b) the principal amount of all Revolving Loans and all other Obligations then due and payable have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and (c) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in a maximum amount equal to not less than one hundred two percent (102%) of the face amount of such Letter of Credit on such date or otherwise secured to the satisfaction of the LC Issuing Bank thereof.

“Total Exposure” means, as at any date of determination, the sum of (a) the Total Utilization of Revolving Commitments and (b) all outstanding Incremental Term Loans.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, (b) the L/C Obligation (other than in respect of the Existing Scotiabank Letters of Credit to the extent such Letters of Credit are cash collateralized in accordance with the Scotia Cash Collateral Agreement or as otherwise agreed between The Bank of Nova Scotia and Sponsor, without recourse to the Pledgors, Credit Parties or other Restricted Subsidiaries) and (c) the aggregate principal amount of all outstanding Swingline Loans as of such date of determination.

“Transaction Costs” means the fees, costs and expenses (including any Revolving Commitment fees, original issue discount or upfront fees) payable by Borrowers in connection with the Transactions.

-39-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Transaction Documents” means each Credit Document, each Project Financing Document and each Project PPA.

“Transactions” means entering into the Credit Documents.

“Transfer” means to convey, sell, lease, sub-lease, assign, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, any specified property (whether real, personal or mixed).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code or the ITA, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type of Loan” means either a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unreimbursed Amount” as defined in Section 2.3(c)(i).

“US Borrower” as defined in the preamble hereto.

“US Control Agreement” as defined in Section 5.13(a).

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of the date hereof, by and between US Pledgor and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and between US Borrower, each US Restricted Holding Company Subsidiary and the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Pledgor” means Pattern US Operations Holdings LLC.

“US Restricted Holding Company Subsidiary” means any Restricted Holding Company Subsidiary that is a US Subsidiary.

“US Restricted Operating Company Subsidiary” means any Restricted Operating Company Subsidiary that is a US Subsidiary.

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“US Subsidiary” means a Subsidiary of a Borrower organized under the laws of the Governmental Rules of the United States or any state thereof.

“US Tax Compliance Certificates” means each of the certificates substantially in the form of Exhibits F-1 through F-4, as applicable.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Credit Party and Administrative Agent.

“Wholly-Owned Subsidiary” means from time to time, with respect to any Person, (i) any corporation in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns one hundred percent (100%) of the Capital Stock at such time and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns one hundred percent (100%) of the Capital Stock at such time.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrowers to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation and, where financial statements are required to be consolidated, GAAP applicable in the United States shall apply. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions used in Section 6.6 hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrowers or Administrative Agent shall so request, Administrative Agent and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrowers shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(d). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrowers or any Restricted Subsidiary of any Borrower at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting

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Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the date of this Agreement and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capital Lease.

1.3 Terms Generally. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”). The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension or renewal thereof. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

1.4 Exchange Rates; Currency Equivalents

(a) Administrative Agent or the applicable LC Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent and Canadian Dollar Equivalent amounts. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the applicable LC Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, then with respect to Canadian Dollar Denominated Letters of Credit, such amount shall be the relevant Canadian Dollars Equivalent of such Dollar amount, as determined by Administrative Agent or the applicable LC Issuing Bank, as the case may be.

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in

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effect at such time in Dollar Equivalents on each Revaluation Date; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit for purposes of determining the L/C Obligation at any specified time shall be equal to the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. In the event of any conflict between the terms hereof and the terms of any LC Issuer Document, the terms in this Agreement shall control.

1.6 Calculations. For purposes of all ratio and other calculations hereunder, including in connection with calculating the Applicable Margin, covering periods for which financial statements have not been delivered pursuant to Section 5.1(a) or (b) hereof, and are instead or also to be based upon information contained in the financial statements delivered pursuant to the equivalent provisions of the Existing Credit Agreement, such calculations shall be made on further pro forma basis taking into account all Restricted Subsidiaries and Collateral with respect to the Revolving Loans hereunder that do not provide credit support for the obligations (or are not “Restricted Subsidiaries”) under the Existing Credit Agreement.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Revolving Loans

(a) Revolving Commitments.

(i) On the Closing Date, the Revolving Loans of each Lender outstanding under the Existing Credit Facility (each as defined therein) on the Closing Date (immediately prior to the occurrence thereof), as set forth as “Existing Closing Date Loans” in Schedule 2.1(a)(i), shall be continued (on a cashless basis), and shall constitute and remain outstanding as Revolving Loans hereunder. The continuations of such Revolving Loans shall not be subject to any breakage or similar costs that might otherwise be payable pursuant to Section 2.16(c) or the equivalent provision of the Existing Credit Agreement. In furtherance of the foregoing, on the Closing Date, the initial Lenders hereunder shall make and receive payments among themselves, in a manner acceptable to and approved by the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are, on (and immediately after the occurrence of) the Closing Date, held ratably by the Revolving Lenders in accordance with the respective Revolving Commitments of the Revolving Lenders on the Closing Date.

(ii) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans, which will be made in Dollars, to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

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(b) Borrowing Mechanics for Revolving Loans.

(i) Revolving Loans shall be made in an aggregate minimum amount of five hundred thousand Dollars ($500,000) and integral multiples of fifty thousand Dollars ($50,000) in excess of that amount.

(ii) Whenever any Borrower desires that Lenders make Revolving Loans, such Borrower shall deliver to Administrative Agent a fully executed and delivered Borrowing Notice And Certificate no later than 1:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a Eurodollar Rate Loan and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. A Borrowing Notice And Certificate for a Revolving Loan that is a Eurodollar Rate Loan shall be revocable on and after the related Interest Rate Determination Date; provided that such Borrower shall be bound to make a borrowing in accordance therewith unless such Borrower compensates Lenders in accordance with Section 2.16(c).

(iii) Notice of receipt of each Borrowing Notice And Certificate in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile or electronic transmission means with reasonable promptness, but (provided Administrative Agent shall have received such notice by 1:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(iv) Subject to Section 2.14(b), each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers by no later than 2:00 p.m. on the applicable Credit Date by causing an amount of same day funds in the requested currency equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers as may be designated in writing to Administrative Agent by Borrowers.

(c) Right to Repay and Reborrow. Subject to the terms and conditions of this Agreement, Borrowers may borrow, repay and reborrow under the Revolving Commitment during the Revolving Commitment Period.

2.2 Swingline Loans

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, Swingline Lender agrees to make Swingline Loans to Borrowers from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline

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Loans exceeding twenty-five million Dollars ($25,000,000) or (ii) the Total Utilization of Revolving Commitments exceeding the Revolving Commitments then in effect; provided that Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay, and reborrow Swingline Loans.

(b) Notice of Swingline Loans by Borrowers. To request a Swingline Loan, Borrowers shall notify Swingline Lender of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be revocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, and shall be deemed to be a reaffirmation that the conditions set forth in Section 3.2 are satisfied as of the date of the last Borrowing Notice And Certificate or Notice of LC Activity and Certificate, whichever was most recently delivered to the Administrative Agent. If limitations set forth in the first sentence of Section 2.2(a) are satisfied and no Event of Default has occurred and is continuing, (i) Administrative Agent will promptly advise Swingline Lender of any such notice received from Borrowers and (ii) the Swingline Lender shall make each Swingline Loan available to Borrowers to an account of the applicable Borrower specified in the request by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Repayment of Swingline Loan. Each Borrower, jointly and severally, hereby unconditionally promises to pay to Swingline Lender the then unpaid principal amount of each Swingline Loan upon the earlier of (i) the Termination Date and (ii) on or prior to the date that is fifteen (15) Business Days after the making of the relevant Swingline Loan; provided, however, that upon the relevant Borrower’s tendering of the applicable Conversion/Continuation Notice received by the Swingline Lender and the Administrative Agent no later than 11 a.m. (New York City time) on the date of the expiration of (but during) such fifteen (15) Business Day period, and limited to the amount of the unutilized portion of the Revolving Commitments, the relevant Borrower may elect to have such Swingline Loan converted into a Revolving Loan on such date, so long as the conditions precedent set forth in Section 3.2 are met as of the date of such conversion. Upon effectiveness of such conversion, the provisions of Section 2.3(c) shall apply mutatis mutandis as though the Swingline Loan converted into a Revolving Loan were a Letter of Credit as referred to therein.

(d) Payments Directly to Swingline Lender. Except as otherwise provided in Section 2.2(e), Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to Swingline Lender.

(e) Participations by Lenders in Swingline Loans. The Swingline Lender may, by written notice given to Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice to Administrative Agent shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Lender, specifying in such notice each Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, within one Business Day after receipt of notice as provided in this Section 2.2(c), to pay to Administrative Agent, for the account of Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans (and to the extent such amounts are

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paid, such Swingline Loan shall be deemed to be a Revolving Loan (and not a Swingline Loan) for purposes of this Agreement). Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.2(e) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuation of a Default or Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, counterclaim, defense, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.2(e) by wire transfer of immediately available funds, in the same manner as provided in Section 2.1(b)(iv) with respect to Loans made by such Lender (and Section 2.1(b)(iv) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Lenders. Administrative Agent shall notify Borrowers of any participation in any Swingline Loan acquired pursuant to this Section 2.2(e), and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.2(e) and to Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.2(e) shall not relieve Borrowers of any default in the payment thereof.

2.3 Letters of Credit

(a) Letters of Credit.

(i) Subject to the terms and conditions set forth herein, (A) on the Closing Date, each Existing Letter of Credit shall remain outstanding, in accordance with its terms, and shall constitute a Letter of Credit hereunder; (B) each LC Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in Canadian Dollars (subject to the limitations set forth below) for the account of US Borrower or its Affiliates in an aggregate stated amount not to exceed such LC Issuing Bank’s “Revolving Loan and Letter of Credit Commitment” set forth on Appendix A, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.3(b) below and the applicable LC Issuing Banks shall continue any Existing Letters of Credit, and (2) to honor drawings under the Letters of Credit; and (C) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of US Borrower or its Affiliates and any drawings thereunder; provided that, in the case of clause (B)(1) above, after giving effect to any Credit Extension with respect to any Letter of Credit, (w) solely with respect to Letters of Credit issued in support of obligations of Affiliates of the US Borrower that are not Credit Parties or Restricted Subsidiaries, the requirements of Section 6.4(c) shall have been satisfied as of the date of such issuance, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) the L/C Obligations shall not exceed the L/C

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Sublimit then in effect and (z) prior to (or concurrent with) the issuance of any Canadian Dollar Denominated Letter of Credit, US Borrower shall establish the L/C Currency Reserve by posting Cash Collateral with the Administrative Agent either in Canadian Dollars or Canadian Dollar Equivalent of such amount in Dollars equal to five percent (5%) of the stated amount in Canadian Dollars of each Canadian Dollar Denominated Letter of Credit. US Borrower may use the proceeds of a Revolving Loan for purposes of posting such Cash Collateral; provided that the amount of Cash Collateral so required to be deposited in the L/C Currency Reserve pursuant to clause (z) shall be reduced by the excess undrawn availability (if any) under the Revolving Commitment (and subject further to the L/C Sublimit) to the extent that such availability is in excess of five percent (5%) of the Dollar Equivalent of the stated value of all Canadian Dollar Denominated Letters of Credit. The L/C Currency Reserve requirement shall be adjusted on each Revaluation Date and additional reserves shall be contributed (to the extent that Revolving Commitments (subject to the L/C Sublimit) are not then available) or existing Cash Collateral shall be returned, in either case, to the extent of any excess or shortfall based on the Dollar Equivalent of the stated amount of Canadian Dollar Denominated Letters of Credit then in effect. Each request by US Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by US Borrower that the Credit Extension so requested complies with the conditions set forth in clauses (x), (y) and (z) above. Within the foregoing limits, and subject to the terms and conditions hereof, US Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly US Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Canada Borrower may not apply for or otherwise take any action which would result in the issuance of a Letter of Credit.

(ii) No LC Issuing Bank shall issue, amend or extend any Letter of Credit, if:

(1) subject to Section 2.3(b), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless such LC Issuing Bank has approved such expiry date and, if requested by such LC Issuing Bank, US Borrower shall Cash Collateralize up to one hundred five (105%) of the Dollar Equivalent of the stated value of such Letter of Credit in accordance with the procedures set forth in Section 2.20(c); provided that any such Letter of Credit may provide for the renewal thereof in accordance with Section 2.3(b); or

(2) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date;

provided that, the terms of each Letter of Credit may, if requested by the US Borrower prior to issuance, amendment or extension, as applicable, of such Letter of Credit, (A) require the LC Issuing Bank to give the beneficiary named in such Letter of Credit notice of any notice of termination or non-renewal and (B) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been terminated or not renewed.

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(iii) No LC Issuing Bank shall be under any obligation to issue, amend or extend any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuing Bank from issuing the Letter of Credit, or any Governmental Rule applicable to such LC Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuing Bank shall (A) prohibit, or request that such LC Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, (B) impose upon such LC Issuing Bank with respect to the Letter of Credit any Change in Law or Governmental Rule regarding required capital adequacy or liquidity (for which such LC Issuing Bank is not compensated under Section 2.17) which was not in effect or applicable to such LC Issuing Bank on the Closing Date, or (C) impose upon such LC Issuing Bank any unreimbursed loss, cost or expense (for which such LC Issuing Bank is not compensated under Section 2.17 or otherwise to the satisfaction of the LC Issuing Bank, at the Borrowers’ election) which was not applicable on the Closing Date and which such LC Issuing Bank in good faith, and in its sole discretion, deems material to it;

(2) the issuance of the Letter of Credit would violate one or more policies of the applicable LC Issuing Bank applicable to letters of credit generally applied to such LC Issuing Bank’s similarly situated customers, including a policy not to issue Letters of Credit in the requested currency;

(3) except as otherwise agreed by Administrative Agent and the applicable LC Issuing Bank (such consent not to be unreasonably withheld), the Letter of Credit is in an initial stated amount less than twenty-five thousand Dollars ($25,000); or

(4) any Revolving Lender is at that time a Defaulting Lender, unless the applicable LC Issuing Bank in good faith, and in its sole discretion, is satisfied that (x) the participations in any existing Letters of Credit as well as the new, amended or extended Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii) or (y) such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.20(c).

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(iv) Each LC Issuing Bank shall agree to amend or extend any Letter of Credit if (1) such LC Issuing Bank would have any obligation at such time to issue the Letter of Credit in its amended or extended form under the terms hereof, and (2) the beneficiary of the Letter of Credit accepts the proposed amendment or extension to the Letter of Credit.

(v) Each LC Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each LC Issuing Bank shall have all of the benefits and immunities (1) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such LC Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LC Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the LC Issuing Banks with respect to such acts or omissions, and (2) as additionally provided herein with respect to the LC Issuing Banks.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Subject to Section 3.2(a), each Letter of Credit shall be issued or amended, as the case may be, upon the request of the US Borrower and delivered to the applicable LC Issuing Bank (with a copy to Administrative Agent) in the form of a Notice of LC Activity and Certificate and Letter of Credit Application, appropriately completed and signed by an Authorized Representative of US Borrower; provided, however, that amendments not expressly contemplated by such Notice of LC Activity and Certificate shall be as reasonably agreed and coordinated by the LC Issuing Bank and the US Borrower. Such Notice of LC Activity and Certificate and Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable LC Issuing Bank, by personal delivery or by any other means acceptable to such LC Issuing Bank. Such Notice of LC Activity and Certificate and Letter of Credit Application must be received by the applicable LC Issuing Bank and Administrative Agent not later than 1:00 p.m. (New York City time) at least three (3) Business Days (or such later date and time as Administrative Agent, such LC Issuing Bank and US Borrower may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable LC Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (Dollars or Canadian Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such LC Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable LC

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Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment (including, in the case of an extension of such Letter of Credit, the extended expiry date, which shall be subject to Section 2.3(a)(ii)); and (4) such other matters as such LC Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers. Additionally, US Borrower shall furnish to the applicable LC Issuing Bank (with a copy to the Administrative Agent) such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LC Issuer Documents, as such LC Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers.

(ii) Promptly after receipt of any Notice of LC Activity and Certificate and Letter of Credit Application, the applicable LC Issuing Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Notice of LC Activity and Certificate and Letter of Credit Application from US Borrower and, if not, the applicable LC Issuing Bank will provide Administrative Agent with a copy thereof. Unless the applicable LC Issuing Bank has received written notice from any Lender, Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.2 shall not then be satisfied, then, subject to the terms and conditions hereof, such LC Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of US Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such LC Issuing Bank’s usual and customary business practices and, if requested, its standard Letter of Credit Application. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such LC Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share of the Revolving Commitments times the amount of such Letter of Credit.

(iii) If US Borrower so requests in any applicable Notice of LC Activity and Certificate or Letter of Credit Application, the applicable LC Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such LC Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof at least sixty (60) days prior to the then scheduled expiry thereof (the “Non-Extension Notice Date”). The US Borrower shall not be required to make a specific request to such LC Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuing Bank to permit the extension of such Letter of Credit at any time prior to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such LC Issuing Bank shall not permit any such extension if (A) such LC Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time

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to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of Section 2.3(a)(ii) or (iii), Section 3.2 (other than Section 3.2(a)(i) and (v)) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or US Borrower that one or more of the conditions specified in Section 3.2 (other than Section 3.2(a)(i) and (v)), the satisfaction of which would be required to issue such Letter of Credit in its revised form (as extended), is not then satisfied, and in each such case directing such LC Issuing Bank not to permit such extension; provided further that, the beneficiary of any such Letter of Credit shall be permitted to draw upon such Letter of Credit at any time prior to its scheduled expiry date.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable LC Issuing Bank will also deliver to US Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) The Existing Letters of Credit shall remain in place as if issued under this Section 2.3(b) on the Closing Date and shall constitute Letters of Credit under this Agreement for all purposes, including determining usage of the Revolving Commitment (except that the Existing Scotiabank Letters of Credit shall not be considered for purposes of determining usage of the Revolving Commitment, to the extent such Letters of Credit are cash collteralized in accordance with the Scotia Cash Collateral Agreement), accrual and payment of fees in respect of such Letters of Credit (except as set forth in Section 2.10(g)), the obligations of the US Borrower to reimburse each LC Issuing Bank for any drawings under Existing Letters of Credit, the deemed borrowing of any Revolving Loans in respect of any Unreimbursed Amounts, and otherwise.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any payment by an LC Issuing Bank under any Letter of Credit against presentation of the drafts or other documents or certificates required for a beneficiary to draw under such Letter of Credit (the date of each such payment, a “Honor Date”), the relevant LC Issuing Bank that issued such Letter of Credit shall notify promptly US Borrower and Administrative Agent thereof. Not later than 3:00 P.M. (New York City time) on the third Business Day following the date of any payment by any LC Issuing Bank under a Letter of Credit (each such date, a “Reimbursement Date”), US Borrower shall reimburse such LC Issuing Bank in an amount equal to the amount of such drawing together with interest (if any) on such amount calculated with respect to Letters of Credit other than Canadian Dollar Denominated Letters of Credit, at the Base Rate and, with respect to Canadian Dollar Denominated Letters of Credit (i) at the CDOR Rate plus (ii) the Applicable Margin for Letter of Credit Fees plus (iii) the costs of any currency exchange trades incurred in connection with the US Borrower making a borrowing as set forth in this Section 2.3(c)(i) below or the Revolving Lenders fund their participations in such Letter of Credit (in aggregate, the “Reimbursement Amount”); provided, however, that the US Borrower shall have no such reimbursement obligation

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with respect to any Existing Scotiabank Letter of Credit to the extent the corresponding obligation has been satisfied pursuant to the Scotia Cash Collateral Agreement. Unless US Borrower shall have notified Administrative Agent and such LC Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that US Borrower intends to reimburse such LC Issuing Bank for the Reimbursement Amount with funds other than the proceeds of Revolving Loans, US Borrower shall be deemed to have given a timely Borrowing Notice And Certificate to Administrative Agent (as described in the next sentence) and Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Reimbursement Amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Canadian Dollar Denominated Letter of Credit) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, so long as no Event of Default has occurred and is continuing, US Borrower shall be deemed to have requested a borrowing of a Revolving Loan that is a Eurodollar Rate Loan to be disbursed on the Reimbursement Date in an amount equal to the Reimbursement Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Commitments. Any notice given by such LC Issuing Bank or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable LC Issuing Bank, in Dollars, at Administrative Agent’s Principal Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Eurodollar Rate Loan to US Borrower in such amount. Administrative Agent shall remit the funds so received to the applicable LC Issuing Bank in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Revolving Loans because an Event of Default has occurred and is continuing, US Borrower shall be deemed to have incurred from the applicable LC Issuing Bank an L/C Borrowing in the amount of the Reimbursement Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate from and after the date such L/C Borrowing is deemed to have occurred. In such event, each Revolving Lender’s payment to Administrative Agent for the account of the applicable LC Issuing Bank pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.3.

(iv) Unless and until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the applicable LC Issuing Bank

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for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such LC Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable LC Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such LC Issuing Bank, US Borrower, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that no Revolving Lender will be obligated to make Revolving Loans pursuant to this Section 2.3(c) if an Event of Default has occurred and is continuing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of US Borrower to reimburse the applicable LC Issuing Bank for the amount of any payment made by such LC Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to Administrative Agent for the account of the applicable LC Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the applicable LC Issuing Bank shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable LC Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the LC Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable LC Issuing Bank submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable LC Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if Administrative Agent receives for the account of the applicable LC Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from US Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof in Dollars or in the same funds as those received by Administrative Agent.

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(ii) If any payment received by Administrative Agent for the account of the applicable LC Issuing Bank pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by such LC Issuing Bank in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of the applicable LC Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of US Borrower to reimburse an LC Issuing Bank for each L/C Borrowing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrowers or any Affiliate may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such LC Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such LC Issuing Bank of any requirement that exists for such LC Issuing Bank’s protection and not the protection of US Borrower or any waiver by such LC Issuing Bank which does not in fact materially prejudice US Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such LC Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by such LC Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such LC Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession,

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assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to US Borrower or any Affiliate or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, US Borrower or any of its Affiliates.

The US Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with US Borrower’s instructions or other irregularity, US Borrower will promptly notify the applicable LC Issuing Bank. US Borrower shall be conclusively deemed to have waived any such claim against the applicable LC Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of LC Issuing Bank. In paying any drawing under a Letter of Credit, each LC Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Issuing Banks, Administrative Agent, any of their respective Related Parties nor any participant or assignee of the LC Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or LC Issuer Document. US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude US Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuing Banks, Administrative Agent, any of their respective Related Parties nor any participant or assignee of the LC Issuing Banks shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, US Borrower may have a claim against the LC Issuing Banks, and the LC Issuing Bank may be liable to US Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by either US Borrower which US Borrower proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such LC Issuing Bank may, in its sole discretion, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such LC Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be

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invalid or ineffective for any reason. The LC Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as “SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an LC Issuing Bank and US Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the LC Issuing Banks shall not be responsible to US Borrower for, and such LC Issuing Bank’s rights and remedies against US Borrower shall not be impaired by, any action or inaction of such LC Issuing Bank required or permitted under any Governmental Rule that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Governmental Rules of a jurisdiction where such LC Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Reporting of Letter of Credit Information. For so long as any Letter of Credit issued by an LC Issuing Bank other than Administrative Agent is outstanding, such LC Issuing Bank shall deliver to Administrative Agent and US Borrower on the last Business Day of each calendar month, and on each date that an Credit Extension occurs with respect to any such Letter of Credit, a report in the form satisfactory to Administrative Agent, appropriately completed with the information for every outstanding Letter of Credit issued by such LC Issuing Bank. Administrative Agent shall deliver to the Lenders on a monthly basis a report of all outstanding Letters of Credit.

(i) Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Operating Company Subsidiary or any other Affiliate of a Borrower, US Borrower shall be obligated to reimburse the applicable LC Issuing Bank hereunder for any and all drawings under such Letter of Credit. Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Restricted Operating Company Subsidiary or any other Affiliate of Borrowers inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the businesses of such parties.

2.4 Pro Rata Shares. All Revolving Loans shall be made, and all participations in Letters of Credit and Swingline Loans shall be purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that the obligations of the Lenders hereunder are separate, no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase such participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase such participation required hereby.

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2.5 Use of Proceeds. The proceeds of the Revolving Loans and the issuance of Letters of Credit shall be applied by Borrowers for Permitted Uses. The proceeds of a Swingline Loan shall be applied by Borrowers for Permitted Swingline Uses. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6 Evidence of Debt; Lenders’ Books and Records; Notes

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least five (5) Business Days prior to the Closing Date, or at any time thereafter, to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrowers shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the date that is five (5) Business Days prior to the Closing Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loan, as the case may be (and, if applicable, prior to its receipt of any such new Note or Notes, such Lender shall surrender any previously issued Notes to Administrative Agent for cancellation).

(c) Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.7 Interest on Loans

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin for Base Rate Loans; or (ii) if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans.

(b) The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrowers and notified to Administrative Agent pursuant to the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, as the case may be. If on

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any day a Revolving Loan is outstanding with respect to which a Borrowing Notice And Certificate or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Revolving Loan shall be a Base Rate Loan. Each Swingline Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than eighteen (18) Interest Periods outstanding at any time. In the event Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one (1) month. Administrative Agent shall promptly notify Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrowers and the Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans bearing interest at a rate determined by reference to a Base Rate calculated pursuant to clause (a) of the definition of Base Rate, on the basis of a 365- day or 366-day year, as the case may be, and (ii) in the case of all other Base Rate Loans and Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan.

(e) Except as otherwise set forth herein, interest on each Revolving Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Revolving Loans, including final maturity of the Revolving Loans.

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(f) US Borrower agrees to pay to the Administrative Agent (for the benefit of each LC Issuing Bank), with respect to drawings honored under any Letter of Credit issued by an LC Issuing Bank, interest on the amount paid by such LC Issuing Bank in respect of each such honored drawing, at a rate equal to (i) for the period from the Honor Date to but excluding the Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, the Default Rate in respect of any Unreimbursed Amounts that have not been refinanced in accordance with Section 2.3(c)(i). For the period of time between the Honor Date and the Reimbursement Date (or such later date such amount is reimbursed on behalf of US Borrower), the interest accruing on such amounts will be for the account of the applicable LC Issuing Bank until reimbursed for all amounts other than the LC Issuing Bank’s Pro Rata Share thereof.

(g) Interest payable pursuant to Sections 2.7(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Administrative Agent of any payment of interest pursuant to Section 2.7(f), the Administrative Agent shall distribute to each Revolving Lender, out of the interest received by the Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable LC Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Lender would have been entitled to receive in respect of the Letter of Credit Fees that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.

(h) Canada Interest Act. For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 360 or 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used pursuant to such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or 365 or such other period of time, as the case may be.

2.8 Conversion/Continuation

(a) Subject to Section 2.16 and (with respect to continuations of, or conversions into, Eurodollar Rate Loans) so long as no Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i) to convert at any time all or any part of any Revolving Loan in a minimum amount equal to five hundred thousand Dollars ($500,000) and integral multiples of fifty thousand Dollars ($50,000) in excess of that amount or, if different, the entire amount of the Revolving Loan being converted, from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrowers shall pay all amounts due under Section 2.16 in connection with any such conversion; or

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(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Revolving Loan in a minimum amount equal to five hundred thousand Dollars ($500,000) and integral multiples of fifty thousand Dollars ($50,000) in excess of that amount or, if different, the entire amount of the Revolving Loan being continued, as a Eurodollar Rate Loan.

(b) Borrowers shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 11:00 a.m. (New York City time) on the date of the proposed Conversion/Continuation Date (in the case of a conversion to, or continuation of, a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to an Eurodollar Rate Loan). Subject to the foregoing, in the event that the applicable Borrower shall not deliver a Conversion/Continuation Notice with respect to any Eurodollar Rate Loan as provided above, such Eurodollar Rate Loan (unless repaid) shall automatically be continued as a Eurodollar Rate Loan with a one month Interest Period at the expiration of the then current Interest Period. A Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be revocable on and after the related Interest Rate Determination Date; provided that the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith unless such Borrower compensates Lenders in accordance with Section 2.16(c).

2.9 Default Interest. During such periods that an Event of Default has occurred and is continuing, all outstanding Obligations shall bear interest at a rate per annum equal to the Default Rate from the date such payment was due to but excluding the date such Event of Default is remedied or waived. Interest payable at the Default Rate shall be payable from time to time on demand.

2.10 Fees

(a) Borrowers agree to pay to Administrative Agent for the ratable benefit of each Lender having Revolving Commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments (regardless of any availability limitation as of the date of determination), and (B) the Total Utilization of Revolving Commitments (excluding, except with respect to the calculation of fees payable to the Swingline Lender, the outstanding principal amount of the Swingline Loans), times (2) the applicable Commitment Fee Rate for the applicable period.

(b) Subject to Section 2.10(g), US Borrower agrees to pay the following fees or cause the following fees to be paid to:

(i) each LC Issuing Bank for its own account, a fronting fee equal to one fifth of one percent (0.20%) per annum of the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such LC Issuing Bank (determined as of the close of business on any date of determination); and

(ii) Administrative Agent for the ratable benefit of each Lender participating in each Letter of Credit, letter of credit fees (“Letter of Credit Fees”) equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times

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(2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(iii) each LC Issuing Bank for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such LC Issuing Bank’s standard schedule for such charges and as in effect (and delivered to US Borrower) at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.10(a) and (b)(ii) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d) All fees referred to in Sections 2.10(a) and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed. All fees referred to in Sections 2.10(a) and (b) shall be payable by Borrowers quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e) In addition to any of the foregoing fees, each Borrower agrees to pay to Agents and Lenders such other fees in the amounts and at the times separately agreed upon in fee letters.

(f) No Revolving Commitment fees shall be payable with respect to any unused portion of the Revolving Commitment to the extent irrevocably cancelled by Borrowers.

(g) Section 2.10(b) shall not apply in respect of the Existing Scotia Letters of Credit. All fees payable in respect of such Letters of Credit shall be set forth in the Scotia Cash Collateral Agreement.

2.11 Voluntary Prepayments/Commitment Reductions

(a) Voluntary Prepayments.

(i) At any time and from time to time:

(1) with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part; and

(2) with respect to Eurodollar Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part.

(ii) All such prepayments shall be made:

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(1) without premium or penalty (except as provided in Section 2.16(c));

(2) together with accrued interest on the principal amount being prepaid;

(3)(i) in respect of Eurodollar Rate Loans, in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof; and (ii) in respect of Base Rate Loans, in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding

(4) upon written or telephonic notice received on the same day or any Business Day prior thereto, in the case of Base Rate Loans; and

(5) upon not less than two (2) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent, as the case may be, by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Loans by telefacsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Commitment Reductions.

(i) Borrowers may, upon not less than one (1) Business Day’s prior written or telephonic notice promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of five million Dollars ($5,000,000) and integral multiples of one million Dollars $1,000,000) in excess of that amount.

(ii) Borrowers’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

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2.12 Mandatory Prepayments

(a) Asset Sales. Subject to Sections 2.12(f) and 2.13(d), no later than the tenth (10th) Business Day following the date of receipt by Borrowers or Restricted Holding Company Subsidiary of any Net Asset Sale Proceeds which exceed the amounts set forth in Section 6.7(d), the applicable Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Asset Sale Proceeds.

(b) Insurance/Condemnation Proceeds. Subject to Sections 2.12(f) and 2.13(d), no later than the tenth (10th) Business Day following the date of receipt by Borrowers or any Restricted Holding Company Subsidiary of any Net Insurance/Condemnation Proceeds, the applicable Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(c) Issuance of Debt. No later than the tenth (10th) Business Day following the date of receipt by Borrowers or any Restricted Holding Company Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness for borrowed money by Borrowers or any Restricted Holding Company Subsidiary (other than Permitted Indebtedness), Borrowers shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such proceeds.

(d) Equity Cure Proceeds. Immediately following receipt by Borrowers of a Cure Amount pursuant to Section 8.12, Borrowers shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Cure Amount. For the avoidance of doubt this clause (d) shall not require the prepayment of any amount of any equity raised, or capital contribution received, in excess of the Cure Amount, which excess amount may be retained by the Borrowers (or any other party) to the extent otherwise permitted (or not prohibited) hereunder.

(e) Revolving Loans. Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f) Notwithstanding Sections 2.12(a) and (b), Borrowers may, by written notice to the Administrative Agent, elect to apply any such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds on a pro rata basis (i) in accordance with Section 2.13(b) and (ii) to prepay, or offer to repurchase, any outstanding senior secured first lien Incremental Equivalent Debt that by its terms expressly requires Borrowers to prepay (or offer to repurchase) such Incremental Equivalent Debt with such proceeds and is secured by the assets that resulted in such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds; it being understood that any such proceeds not so applied to repay or repurchase such Incremental Equivalent Debt (due to the declination of such offer to repurchase by the holders thereof or for any other reason) shall, subject to Section 2.13(d), be applied be applied in accordance with Section 2.13(b).

(g) Prepayment Certificate. Concurrently with any prepayment of the Revolving Loans pursuant to Sections 2.12(a) through 2.12(e), Borrowers shall deliver to Administrative Agent a certificate of an Authorized Representative demonstrating the calculation of the amount required to be prepaid. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Representative demonstrating the derivation of such excess.

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(h) No Waiver. The acceptance by any Lender of any prepayment amount shall not constitute a consent or waiver of such Lenders’ rights with respect to any other provision set forth in the Credit Documents, including covenants related to Lenders’ consent rights with respect to Asset Sales and incurrence of Indebtedness.

2.13 Application of Prepayments

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11(a) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayments shall be applied to repay outstanding Revolving Loans to the full extent thereof, without any permanent reduction of the Revolving Commitments.

(b) Application of Prepayments. Any amount required to be paid pursuant to Section 2.12 shall be applied as follows (without any permanent reduction of the Revolving Commitments):

first, in the case of US Borrower, to prepay outstanding reimbursement obligations with respect to Letters of Credit;

second, to prepay any Swingline Loans to the full extent thereof;

third, subject to Section 2.12(f), to prepay the Revolving Loans to the full extent thereof; and

fourth, if an Event of Default shall have occurred and be continuing, to provide Cash Collateral for undrawn Letters of Credit; provided that such Cash Collateral shall be subsequently released and returned to Borrower (i) at such time as such Event of Default is no longer continuing and (ii) if such Event of Default is continuing, (x) in proportion to any reductions in the maximum exposure with respect to such Letters of Credit and (y) in full upon the termination and return of such Letters of Credit undrawn; provided that, (1) in the case of a release pursuant to clause (i) above, if any Obligations set forth in priority first are outstanding at the time of such release or (2) in the case of a release pursuant to clause (ii) above, if any Obligations set forth in priorities first through third are outstanding, then, such Cash Collateral shall first be applied to the repayment of such Obligations, as applicable, in accordance with this Section 2.13(b).

(c) Application of Prepayments of Revolving Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Type of Loan being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.16(c).

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(d) Reinvestment Rights. Notwithstanding anything to the contrary in Section 2.12 and this Section 2.13, the Borrowers shall not be required to prepay proceeds received pursuant to Section 2.12(a) or Section 2.12(b) as long as such proceeds are not distributed to Sponsor or the Pledgors as a Restricted Payment and such proceeds are (x) used to purchase additional operating, construction, or development stage Energy Projects to the extent owned by a Restricted Operating Company Subsidiary immediately following such purchase, (y) used to expand existing Energy Projects owned by Restricted Operating Company Subsidiaries or (z) otherwise reinvested in assets accretive to the credit profile of the Borrowers, in each case within 90 days of receipt of such proceeds.

2.14 General Provisions Regarding Payments

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars (except, in respect of any Canadian Dollar Denominated Letter of Credit, which may be reimbursed with Canadian Dollars) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered by wire transfer to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders or to the Swingline Lender as set forth in Section 2.2(d); for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b) Unless Administrative Agent shall have received notice from a Lender prior to any proposed Credit Date of Eurodollar Rate Loans (or, in the case of any borrowing of Base Rate Loans, prior to 1:00 p.m. (New York City time) on the date of such borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such borrowing. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Type of Loan. Nothing in this Section 2.14(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

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(c) Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the LC Issuing Banks hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuing Banks, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the LC Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuing Banks, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.

(d) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Loans that are Base Rate Loans as provided in Section 2.11(a)(ii)(2) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees, costs and expenses then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees costs and expenses then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent, pro rata in accordance with the amounts thereof then due and payable.

(f) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(g) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Revolving Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(h) Borrowers hereby authorize Administrative Agent to charge Borrowers’ accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

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(i) Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(j) If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the US Pledge and Security Agreement.

(k) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to purchase its participation.

2.15 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the

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Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (c) any payment to an LC Issuing Bank or the Swingline Lenders of a reimbursement obligation in accordance with Section 2.3(c)(i), Section 2.2(c) or the Scotia Cash Collateral Agreement, as applicable.

2.16 Making or Maintaining Eurodollar Rate Loans

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent (upon the written instruction of the Required Lenders) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that (1) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate or (2) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans and (ii) in the event of a determination with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the written instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending Borrowing Notice And Certificate or Conversion/Continuation Notice of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any Governmental Rule (or would conflict with any Governmental Rule not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which

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materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) each Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (2) each Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the relevant Interest Periods then in effect with respect to the Affected Loans or when required by Governmental Rules and Borrowers shall prepay or convert such Affected Loans together with accrued interest, (3) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination and (4) if such notice asserts the illegality of any Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent pursuant to such definition without reference to the Eurodollar Rate component of the Base Rate. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Borrowing Notice And Certificate or a Conversion/Continuation Notice, Borrowers shall have the option, subject to the provisions of Section 2.16(c), to rescind such Borrowing Notice And Certificate or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). If Borrowers do not rescind such Borrowing Notice And Certificate or Conversion/Continuation Notice, each Affected Lender’s share of such Loan shall constitute a Base Rate Loan. Except as provided in the immediately preceding sentence, nothing in this Section 2.16(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including (x) the difference between any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and the Eurodollar Rate such Lender would receive in connection with the liquidation or re-employment of such funds and (y) amounts received by such Lender in connection with the liquidation or re-employment of such funds and any expense or liability incurred in connection therewith) which such Lender may actually sustain: (i) if for any reason (other than a default by any such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice And Certificate or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment under Sections 2.11 or 2.12 of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers; and (iv) if an assignment of any Loan by a Terminated Lender pursuant to Section 2.16(c) occurs on a date prior to the last day of an Interest Period applicable to that Loan.

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(d) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under Section 2.16(c) shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 2.16(c).

2.17 Increased Costs; Capital or Liquidity Adequacy

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each LC Issuing Bank for purposes of this Section 2.17(a)) shall determine that any Change in Law: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender, or (iii) imposes any other condition, cost or expense (other than with respect to Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting into or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then each Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable by such Borrower hereunder; provided, Borrowers shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is one hundred eighty (180) days prior to the date on which such Lender gave notice to Borrowers of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

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(b) Capital or Liquidity Adequacy Adjustment. In the event that any Lender (which term shall include each LC Issuing Bank for purposes of this Section 2.17(b)) shall have determined that the adoption, effectiveness, phase-in or change in applicability after the Closing Date of any Governmental Rule (or any provision thereof) regarding required capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding required capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, change in applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to required capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, each Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction; provided, Borrowers shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is two hundred seventy (270) days prior to the date on which such Lender gave notice to Borrowers of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Additional Reserve Requirements. Each Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurocurrency liabilities”, as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) commencing on and as of the effective date of any change in the applicable reserve requirement, which shall be due and payable on each date on which interest is payable on such Loan.

2.18 Taxes; Withholding, Etc.

(a) LC Issuing Bank. For purposes of this Section 2.18, the term “Lender” includes any LC Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any Obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Governmental Rules. If any

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applicable Governmental Rules (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rules and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18(b)) the applicable Beneficiary receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Governmental Rules, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Credit Parties. Without duplication of Section 2.18(b), the relevant Credit Party shall indemnify each Beneficiary, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18(d)) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the Credit Parties shall have no obligation to indemnify any Beneficiary for any Indemnified Taxes imposed as a result of such Beneficiary’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.18(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.18, such Credit Party

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shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment available and reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Beneficiary that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Beneficiary, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Beneficiary is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Beneficiary’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Beneficiary.

(ii) Without limiting the generality of the foregoing,

(1) any Beneficiary that is a US Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Beneficiary becomes a Beneficiary under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Beneficiary is exempt from U.S. federal backup withholding tax;

(2) any Non-US Lender or Non-US Agent shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender or Non-US Agent becomes a Beneficiary under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), whichever of the following is applicable:

a. in the case of a Non-US Lender or Non-US Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to

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the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed originals of IRS Form W-8ECI;

c. in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and that interest payments on the Revolving Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the Non-US Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

d. to the extent a Non-US Lender or Non-US Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if a Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(3) any Non-US Lender or Non-US Agent shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Governmental Rules as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Governmental Rules to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if

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such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the applicable Borrower and Administrative Agent at the time or times prescribed by Governmental Rules and at such time or times reasonably requested by the applicable Borrower or Administrative Agent such documentation prescribed by applicable Governmental Rules (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the applicable Borrower or Administrative Agent as may be necessary for the applicable Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Status of Administrative Agent. Royal Bank, as Administrative Agent, and any successor or supplemental Administrative Agent that is not a US Person, shall deliver to Borrowers two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with Borrowers to be treated as a US Person with respect to such payments (and Borrowers and Administrative Agent agree to so treat Administrative Agent as a US Person with respect to such payments), with the effect that Borrowers can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the

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indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.19 Obligation to Mitigate. Each Lender (which term shall include each LC Issuing Bank for purposes of this Section 2.19) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may in good faith deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless Borrowers agree to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.20 Defaulting Lenders. (a) Defaulting Lender Adjustments. Anything contained herein to the contrary notwithstanding, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Governmental Rules:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders” (as applicable) or Section 10.5.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such

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Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize each LC Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20(c); fourth, as Borrowers may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrowers, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each LC Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20(c); sixth, to the payment of any amounts owing to the Lenders, the LC Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit or Swingline Loans are held by the Lenders pro rata in accordance with the applicable Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.10 for any period during which such Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such

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fee that otherwise would have been required to have been paid to such Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees for any period during which such Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20(c).

(2) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuing Bank or the Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each LC Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, US Borrower shall, without prejudice to any right or remedy available to it hereunder or under Governmental Rules, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each LC Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.20(c); provided that US Borrower’s obligation to so prepay Swingline Loans and Cash Collateralize such LC Issuing Bank’s Fronting Exposure at any time shall be limited to the amount of excess cash flow available to be distributed under Section 6.4 at such time; provided further that, no subsequent Swingline Loans shall be required to be funded unless the Swingline Lender is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and no subsequent Letter of Credit may be issued under this Agreement at any time that there shall exist a Defaulting Lender, unless US

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Borrower shall, upon issuance of such subsequent Letter of Credit, Cash Collateralize the applicable LC Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(b) Defaulting Lender Cure. If Borrowers, Administrative Agent, each LC Issuing Bank and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any LC Issuing Bank (with a copy to Administrative Agent) US Borrower shall Cash Collateralize such LC Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender); provided that each Borrower’s obligation to Cash Collateralize such LC Issuing Bank’s Fronting Exposure at any time shall be limited to the amount of excess cash flow available to be distributed under Section 6.4 at such time; provided further that, no subsequent Letter of Credit may be issued under this Agreement at any time that there shall exist a Defaulting Lender, unless US Borrower shall, upon issuance of such subsequent Letter of Credit, Cash Collateralize the applicable LC Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(i) Grant of Security Interest. US Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of each LC Issuing Bank, and agrees to maintain, a First Priority Lien in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and each LC Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Defaulting Lender’s Pro Rata Share of the applicable Letters of Credit, US Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

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(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the determination by Administrative Agent and such LC Issuing Bank that there exists excess Cash Collateral; provided that subject to the other provisions of this Section 2.20, the Person providing Cash Collateral and such LC Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.21 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16 (other than Section 2.16(c)), 2.17 or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrowers’ request for such withdrawal; (b) (i) any Lender shall become and continues to be a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender, pursuant to Section 2.20(b), within five (5) Business Days after Borrowers’ request that it cure such default; (c) any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination requiring the consent of all of the Lenders or all of the affected Lenders requested by Borrowers under or with respect to the Financing Documents, and with respect to which the Required Revolving Lenders or Required Incremental Term Loan Lenders (as applicable) shall have granted their consent, or (d) any Lender (such Lender, a “Non-Extending Lender”) that has not elected to participate in an Extension pursuant to Section 2.23 then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Consenting Lender or Non-Extending Lender (the “Terminated Lender”), Borrowers may, subject to the consent (not to be unreasonably withheld) of the Administrative Agent and each LC Issuing Bank and by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign all or any part of its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and, in such case, (x) the applicable Terminated Lender (except as provided in clause (y) below) shall pay any fees payable thereunder in connection with such assignment from an Increased-Cost Lender or a Defaulting Lender and (y) Borrowers shall pay any fees, costs or expenses thereunder in connection with such assignment from a Non-Consenting Lender or Non-Extending Lender; provided, (1) on the date of such assignment, the Replacement Lender shall

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pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16(c), 2.17 or 2.18; (3) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in reduction in such compensation or payments thereafter; (4) Administrative Agent shall have been paid the assignment fee (if any) specified in Section 10.6(d)(i); (5) such assignment does not conflict with applicable Governmental Rules and (6) no Default or Event of Default has occurred and is continuing; provided, Borrowers may not make such election with respect to any Terminated Lender that is also an LC Issuing Bank unless, prior to the effectiveness of such election, Borrowers shall have caused each outstanding Letter of Credit issued thereby to be cancelled, fully Cash Collateralized or supported by a “back-to-back” Letter of Credit reasonably satisfactory to such Terminated Lender. In connection with any such replacement, if the replaced Lender does not execute and deliver to Administrative Agent a duly completed Assignment Agreement reflecting such replacement within a period of time deemed reasonable by Administrative Agent, then such replaced Lender shall be deemed to have executed and delivered such Assignment Agreement. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.22 Additional Indebtedness

(a) Upon written notice to the Administrative Agent, Borrowers may from time to time request, prior to the Revolving Commitment Termination Date, an increase in the existing Revolving Commitments (the “Increased Commitments”) or to establish a new term loan Credit Facility (the “Incremental Term Loan Commitments” and, together with the Incremental Revolving Commitments, the “Incremental Facilities”); provided that the amount of such Incremental Facilities shall be determined by Borrowers and shall not exceed $500,000,000 in the aggregate for all Incremental Facilities (the “Available Incremental Amount”); provided that any such request for Incremental Facilities shall be in a minimum amount of $10,000,000.

(b) Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which Borrowers propose that the Increased Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (unless the Administrative Agent otherwise agrees to a shorter period) and (ii) the identity of each Lender or other Person (which shall be an Eligible Assignee) (each, an “Increased Commitment Lender” or “Incremental Term Loan Lender,” as applicable) to whom

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Borrowers propose any portion of such Increased Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amounts of such allocations (and whether any such Increased Commitment Lender or its Affiliates will become an Issuing Bank and, if so, the amount of each such Person’s Lender Sublimit); provided that any existing Lender approached to provide all or a portion of the Increased Commitments or Incremental Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide such commitments. Any Incremental Term Loans made on an Increased Amount Date shall be designated as a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement or, if made on terms identical to any existing Series of Incremental Term Loans, may constitute a part of such Series of Incremental Term Loans.

(c) The Administrative Agent shall promptly notify Borrowers and the existing Lenders of (x) the Increased Commitments and the Increased Commitment Lenders or the Incremental Term Loan Commitments and the Incremental Term Loan Lenders, as applicable and (y) in the case of each notice to any Lender, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.22. Each Increased Commitment Lender and Incremental Term Loan Lender shall be subject to the provisions of Section 2.18.

(d) On any Increased Amount Date on which Increased Commitments are made effective or available, subject to the satisfaction of the terms and conditions in this Section 2.22, each of the existing Lenders shall assign to each of the Increased Commitment Lenders, and each of the Increased Commitment Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and unused Revolving Commitments will be held by existing Lenders and such Increased Commitment Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Increased Commitments to the Revolving Commitments, (i) each Increased Commitment shall be deemed for all purposes a Revolving Commitment and each Incremental Revolving Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (ii) each Increased Commitment Lender shall become a Lender with respect to the Increased Commitment and all matters relating thereto. The Increased Commitments shall become Revolving Commitments under this Agreement pursuant to an Incremental Amendment and, as appropriate, amendments to the other Credit Documents. Such amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.

(e) On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of terms and conditions to be mutually agreed between the Administrative Agent and the Incremental Term Loan Lenders providing such Incremental Term Loans (and including the terms and conditions in this Section 2.22), each Incremental Term Loan Lender of such Series shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series and (i) each Incremental Term Loan Lender of such Series shall become a Lender hereunder with respect to its Incremental Term Loan Commitment and the Incremental Term Loans of such Series made pursuant thereto.

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(f) The terms and provisions of the Incremental Facilities shall be, (i) except as otherwise set forth herein, as agreed in the Incremental Amendment and, as appropriate, any necessary amendments to the other Credit Documents, executed by the Borrowers, the applicable Increased Commitment Lenders and Incremental Term Loan Lenders providing such Increased Commitments and Incremental Term Loan Commitments, respectively, and the Administrative Agent and (ii)) subject to the limitations in clauses (A) and (B) below, not more restrictive, taken as a whole, to the Borrowers and the other Credit Parties than those applicable to any other Credit Facility at the time of incurrence of such Incremental Facility, unless such other terms (1) apply only after the Latest Maturity Date of each other Credit Facility at the time of incurrence of such Incremental Facility, (2) shall also apply to each other Credit Facility at the time of incurrence of such Incremental Facility (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrowers) or (3) in the case of Incremental Term Facilities, relate only to mandatory prepayments, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization. In any event, (A) the Weighted Average Life to Maturity of any such Incremental Term Facility shall be no shorter than 75% of the remaining time to maturity date of the Revolving Loans, (B) the applicable Maturity Date for any such Increased Commitments shall be no shorter than the Latest Maturity Date for all Revolving Loans at the time of incurrence of such Incremental Facility, (C) any Increased Commitments (and the Revolving Loans made thereunder) shall have the same terms as the existing Revolving Commitments and (D) each Incremental Facility shall be secured by a pari passu or junior lien on the Collateral securing the Revolving Credit Facility pursuant to documents substantially in the form of the Collateral Documents in place on the Closing Date, with such changes necessary to reflect the junior status of any junior liens.

(g) Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, the Borrowers and the lenders providing the relevant Incremental Facility, to effect the provisions of this Section 2.22 (including, in the case of any Incremental Term Loans, to provide for additional mandatory prepayments not already included herein and debt buyback provisions on customary terms).

(h) As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (x) reaffirmation agreements of the Credit Parties which reaffirm the guaranty and Liens provided pursuant to the Credit Documents and (y) a certificate of each Credit Party dated as of the Increased Amount Date signed by an Authorized Representative of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase and (ii) in the case of Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 and the other Credit Documents are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such

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earlier date; provided that to the extent such Incremental Facility will be used concurrently with the initial provision of such Incremental Facility to finance any Investment permitted pursuant to Section 6.5(j), the such representations and warranties shall be limited to customary “SunGard” representations and warranties (including those with respect to the target contained in the acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the Borrowers or relevant Affiliates thereof not to consummate the transactions contemplated thereby, (B) no Event of Default (except in the case of any Incremental Facility that will be used concurrently with the initial provision of such Incremental Facility to finance any Investment permitted pursuant to Section 6.5(i), in which case no Event of Default shall exist at the time of entering into a binding agreement in respect of such Investment) exists at such time and no Default or Event of Default would exist after giving effect thereto and (C) Borrowers are in compliance with the financial covenants set forth in Section 6.6 (treating any such increase in the form of Increased Commitments as fully drawn for this purpose). The Borrowers shall deliver or cause to be delivered legal opinions which are similar to those delivered on the Closing Date pursuant to Section 3.1(f) (or otherwise in form and substance reasonably satisfactory to the Administrative Agent) and any other documents, in each case as reasonably requested by the Administrative Agent in connection with any such transaction.

(i) This Section 2.22 shall supersede any provisions in Section 2.15 or 10.5 to the contrary.

2.23 Extensions of Loan Terms

(a) Borrowers may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding any Class (“Existing Class”) of (x) Revolving Loans and Revolving Commitments or (y) Incremental Term Loans and Incremental Term Loan Commitments to extend the maturity date and to provide for other terms consistent with this Section 2.23 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrowers to all Lenders under any Class that is proposed to be extended under this Section 2.23, in each case on a pro rata basis (based on the relative outstanding Revolving Commitments or Incremental Term Loan Commitments, as applicable, of each Lender in such Class (or if no such Revolving Commitments or Incremental Term Loan Commitments, as applicable, are outstanding, the amount of Revolving Loans or Incremental Term Loans, as applicable, of each Lender in such Class)) and on the same terms to each such Lender. In connection with each Extension, Borrowers will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the (x) Extended Revolving Loans and Extended Revolving Commitments or (y) Extended Incremental Term Loans and Extended Incremental Term Loan Commitments of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, Borrowers shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

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(b) After giving effect to any Extension, the Extended Commitments shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than six (6) different classes of Commitments; provided further that, (i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Revolving Commitment Termination Date, (ii) all prepayments of Incremental Term Loans shall continue to be made on a ratable basis among all Incremental Term Loan Lenders, based on the relative amounts of their Incremental Term Loan Commitments, until the repayment of the Incremental Term Loans attributable to the non-extended Incremental Term Loans on their respective maturity date, (iii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit and Swingline Loans as between the Revolving Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Revolving Commitment Termination Date relating to such non-extended Revolving Commitments has occurred, (iv) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of all other Classes of Revolving Loans and Revolving Commitments with an earlier Revolving Commitment Termination Date (or all such Revolving Commitments and related Revolving Loans shall have otherwise been terminated and repaid in full) and (v) with respect any to Letters of Credit or Swingline Loans, the applicable Revolving Commitment Termination Date cannot be extended without the prior written consent of each such LC Issuing Bank and the Swingline Lender (as applicable), and the availability of the Revolving Commitments cannot be extended in a manner that extends the availability of the Letter of Credit facility or Swingline Loan facility without the prior written consent of each LC Issuing Bank and the Swingline Lender so extending (as applicable). If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Revolving Commitment Termination Date with respect to any Class of Revolving Commitments while an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Revolving Commitment Termination Date.

(c) The consummation and effectiveness of each Extension shall be subject to the following both before and after giving effect thereto:

(i) the Existing Commitments of any Lender extended pursuant to any Extension of (x) Revolving Commitments (“Extended Revolving Commitments” and the loans thereunder, “Extended Revolving Loans”) or (y) Incremental Term Loan Commitments (“Extended Incremental Term Loan Commitments” and the loans thereunder, “Extended Incremental Term Loans”) shall have the same terms as the Class of existing (x) Revolving Commitments (“Existing Revolving Commitments” and

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the loans thereunder, “Existing Revolving Loans”) or (y) Incremental Term Loan Commitments (“Existing Incremental Term Loan Commitments” and the loans thereunder, “Existing Incremental Term Loans”), as applicable, subject to the related Extension Amendment; except (A) the final maturity date of any Extended Commitments and Extended Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Commitments and Existing Loans subject to the related Extension Amendment, and the Weighted Average Life to Maturity of any Extended Incremental Term Loan Commitments and Extended Incremental Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Incremental Term Loan Commitments and Existing Incremental Term Loans subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, with respect to margins, fees and premiums) with respect to the Extended Commitments and Extended Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Commitments and Existing Loans; (C) the Revolving Commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the Revolving Commitment fee rate for Existing Revolving Commitments; (D) no repayment of any Extended Revolving Loans and no cancellation of any Extended Revolving Commitments shall be permitted unless such repayment or cancellation, as applicable, is accompanied by an at least pro rata repayment or cancellation, as applicable, of all earlier maturing Revolving Loans and Revolving Commitments (including previously extended Revolving Loans and Revolving Commitments) (or all earlier maturing Revolving Loans and Revolving Commitments (including previously extended Revolving Loans and Revolving Commitments) shall otherwise be or have been terminated and repaid in full); (E) no repayment of any Extended Incremental Term Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Incremental Term Loans (including previously extended Incremental Term Loans); (F) the Extended Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Commitments; and (G) the other terms and conditions applicable to Extended Commitments and Extended Loans may be different than those with respect to the Existing Commitments and Existing Loans, so long as such terms and conditions only apply after the Latest Maturity Date with respect to Existing Loans in effect at the time of the Extension; provided further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, no Extension Amendment may provide for any Class of Extended Commitments and Extended Loans to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Commitments and Existing Loans;

(ii) all documentation in respect of such Extension shall be consistent with the foregoing; and

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(iii) a minimum amount in respect of such Extension (to be determined in the Borrowers’ discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent) shall be satisfied.

Any Lender that does not elect to participate in an Extension shall be deemed to be a Non-Extending Lender and subject to being replaced pursuant to Sections 2.21 and 10.5.

(d) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order to establish new Classes of Commitments and Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23. Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Credit Document that the Administrative Agent reasonably requests to be amended to reflect an Extension that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by counsel to the Administrative Agent) and (ii) Borrowers shall deliver (A) board resolutions, secretary’s certificates and officer’s certificates, in each case as reasonably requested by the Administrative Agent and (B) if requested by the Administrative Agent, a legal opinion, in form and substance reasonably acceptable to the Administrative Agent, as to (x) the enforceability of such Extension Amendment and (y) such other customary matters reasonably requested by the Administrative Agent.

(e) Promptly following the consummation and effectiveness of any Extension, Borrowers will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each Class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

(f) This Section 2.23 shall supersede any provisions in Section 2.15 or 10.5 to the contrary.

2.24 Refinancing Facilities. (a) Notwithstanding anything to the contrary in this Agreement, so long as no Default or Event of Default has occurred and is continuing, the Borrowers may at any time and from time to time by written notice to the Administrative Agent elect to establish one or more additional Classes of Loans or Revolving Commitments under this Agreement (“Refinancing Loans” or “Refinancing Commitments”), which Refinancing Loans or Refinancing Commitments will refinance, pursuant to a voluntary prepayment in accordance with Section 2.11, all or any portion of any Class of Loans or Revolving Commitments (as applicable) then outstanding under this Agreement (any portion thereof that is not so refinanced, the “Non-Refinanced Loans” or “Non-Refinanced Commitments”). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Loans and/or Refinancing Commitments shall be made, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion); provided that:

(i) At no time shall there be more than six (6) different Classes of Loans;

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(ii) before and after giving effect to the borrowing of such Refinancing Loans and/or the incurrence of such Refinancing Commitments on the Refinancing Effective Date, each of the conditions set forth in Section 3.2 shall be satisfied to the extent required by the relevant Refinancing Amendment governing such Refinancing Loans and/or Refinancing Commitments;

(iii) the Refinancing Loans may have different amortization payments and maturity dates than the other Loans and the Refinancing Commitments; provided that the final maturity date and Weighted Average Life to Maturity of such Refinancing Loans shall not be prior to or shorter than that applicable to the Loans being refinanced thereby;

(iv) all other terms applicable to such Refinancing Loans (other than provisions relating to original issue discount, upfront fees and interest rates, which shall be as agreed between the Borrower and the Refinancing Lenders providing such Refinancing Loans) shall be no more restrictive, taken as a whole, to the terms applicable to the Loans being refinanced thereby (except to the extent such covenants and other terms (a) apply solely to any period after the latest final maturity of the Loans in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Loans or (b) are otherwise added for the benefit of the other Lenders hereunder);

(v) at the request of the Administrative Agent, the Borrowers shall deliver or cause to be delivered legal opinions that are similar to those delivered on the Closing Date pursuant to Section 3.1(f) (or otherwise in form and substance reasonably satisfactory to the Administrative Agent) and any other customary documents reasonably requested by the Administrative Agent in connection with any such transaction;

(vi) the Credit Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Loans and Refinancing Commitments are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations and shall deliver such other customary documents and certificates in connection therewith as may be reasonably requested by the Administrative Agent;

(vii) the proceeds of Refinancing Loans shall be applied, substantially concurrently with the incurrence thereof, to the refinancing of the outstanding Loans so refinanced;

(viii) the principal amount of Refinancing Loans and the Refinancing Commitment does not exceed the principal amount of Loans being refinanced thereby except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Loans being refinanced and fees and expenses incurred in connection with such refinancing (including, underwriting, commitment, syndication, legal and similar fees);

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(ix) there shall be no obligor in respect of such Refinancing Loans that is not a Credit Party, and Borrowers shall be the borrowers of such Refinancing Loans; and

(x) Refinancing Loans that are term loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the other term loans hereunder in any prepayment hereunder and Refinancing Loans that are revolving loans shall participate on a pro rata basis with all other Revolving Loans hereunder in any prepayment hereunder.

(b) The Borrowers may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Refinancing Loans or Refinancing Commitments (a “Refinancing Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Loans or Refinancing Commitments may elect or decline, in its sole discretion, to provide a Refinancing Loan or Refinancing Commitment. Any Refinancing Loans or Refinancing Commitments with the same terms made on any Refinancing Effective Date shall be designated a Class of Refinancing Loans or Refinancing Commitments for all purposes of this Agreement; provided that any Refinancing Loans or Refinancing Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Loans or Revolving Commitment if it has the same terms as such previously established Class of Loans and/or Revolving Commitments in all respects.

(c) The Refinancing Loans and Refinancing Commitments shall be established pursuant to an amendment to this Agreement among the Credit Parties, the Administrative Agent and the Refinancing Lenders providing such Refinancing Loans and Refinancing Commitment (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section 2.24 (but which shall not require the consent of any other Lender).

(d) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the applicable Credit Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.24. Each Refinancing Amendment shall be binding on the Lenders, the Credit Parties and the other parties hereto. In addition to any other terms and changes required or permitted by this Section 2.24, each Refinancing Amendment establishing a Class of Refinancing Loans to refinance Incremental Term Loans shall amend the scheduled amortization payments provided under any Incremental Amendment with respect to the related Non-Refinanced Loans to reduce each scheduled installment for such Non-Refinanced Loans to an aggregate amount equal to the product of (1) the original aggregate amount of such installment with respect to the corresponding Loans being refinanced thereby, multiplied by (2) a fraction, the numerator of which is the aggregate principal amount of such related Non-Refinanced Loans and (y) the denominator of which is the aggregate principal amount of such Loans being refinanced thereby prior to the effectiveness of such Refinancing Amendment (it

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being understood that the amount of any installment payable with respect to any individual Non-Refinanced Loan or Non-Refinanced Commitment shall not be reduced as a result thereof without the consent of the holder of such individual Non-Refinanced Loan). This Section 2.24(d) shall supersede any provisions in Section 10.5 to the contrary.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement provided for herein is subject to the satisfaction of the following conditions on or before the Closing Date (or waiver in accordance with Section 10.5):

(a) Credit Documents. Administrative Agent shall have received a counterpart of the Credit Documents required to be executed as of the Closing Date, in each case, executed and delivered by each Credit Party (including, in each such party’s capacity as a Guarantor), as applicable, and, in the case of this Agreement, each Lender party hereto and the Required Lenders under and as defined in the Existing Credit Agreement.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party and each other Restricted Subsidiary, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment (unless such modification or amendment is otherwise disclosed); and (iv) a good standing certificate or similar certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of each Credit Party (or, as applicable, any other jurisdiction in which a Credit Party carries on business) and each other Restricted Subsidiary, each dated a recent date prior to the Closing Date.

(c) Organizational Structure. On or before the Closing Date, (i) each of the US Restricted Operating Company Subsidiaries and each US Restricted Holding Company Subsidiary shall have been contributed (directly or indirectly, as applicable) to US Borrower, (ii) each of the Canada Restricted Operating Company Subsidiaries and each Canada Restricted Holding Company Subsidiary shall have been contributed (directly or indirectly, as applicable) to Canada Borrower and (iii) each other Restricted Subsidiary identified as such in Exhibit K shall have been contributed (directly or indirectly, as applicable) to the US Borrower or Canada Borrower, as applicable. The Lenders shall be reasonably satisfied with the management, capitalization, and the corporate or other organizational structure of Borrowers (after giving effect to the Transactions).

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(d) Collateral. The Collateral Agent shall have received:

(i) Each Pledge Agreement and each Control Agreement, duly executed by the Persons party thereto;

(ii)(A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of the UCC or PPSA filing offices in the jurisdictions specified by each Credit Party, together with copies of all such filings disclosed by such search, and (B) UCC termination statements or PPSA discharge statements (or similar documents), if any, duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC or PPSA financing statements (or equivalent filings) disclosed in such search and set forth on Schedule 3.1(e) attached hereto (other than any such financing statements or discharge statements in respect of Permitted Liens);

(iii)(A) certificates representing the shares of Capital Stock of each New Restricted Holding Company Subsidiary pledged pursuant to the Pledge Agreements together with an undated stock power for each such certificate executed in blank by an Authorized Representative of the pledgor thereof, and (B) each promissory note (if any) pledged pursuant to the Pledge Agreements endorsed in blank (or accompanied by an executed transfer form in blank satisfactory to Collateral Agent) by the pledgor thereof;

(iv) appropriately completed UCC financing statements (Form UCC-1), naming each applicable New Restricted Holding Company Subsidiary as debtor and Collateral Agent as secured party, in form appropriate for filing under the UCC of the State of Delaware, covering the Collateral referenced in the US Pledge and Security Agreement; and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create or perfect a First Priority Lien on the Collateral.

The Liens purported to be created by the Collateral Documents shall have attached and shall constitute valid, perfected and enforceable First Priority Liens on the Collateral.

(e) Financial Statements; Projections. Administrative Agent shall have received (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Borrowers as at the most recently ended Fiscal Quarter, reflecting the consummation of the Transactions which pro forma financial statements shall be in form and substance reasonably satisfactory to the Lenders, and (iii) the Base Case Model and Projections.

(f) Opinions of Counsel to Credit Parties. Administrative Agent shall have received executed copies of the favorable written opinions of (i) Davis Polk & Wardwell LLP, New York counsel for Credit Parties, (ii) Blake, Cassels & Graydon LLP, Canadian counsel for Credit Parties, (iii) McInnes Cooper, Nova Scotia counsel for Credit Parties and (iv) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Credit Parties, in the form of Exhibits

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D-1, D-2, D-3, and D-4 respectively, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).

(g) Fees. Borrowers shall have paid (i) to the Sole Lead Arranger, Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent and Lenders, all fees and expenses due and owing pursuant to the Credit Documents and payable on the Closing Date (including the amounts due under the Fee Letter) and (ii) to the Joint Lead Arrangers and Bookrunners, Agents and Lenders (each as defined in the Existing Credit Agreement) all fees (including commitment fees and Letter of Credit Fees (as defined in the Existing Credit Agreement)) and expenses, whether accrued or due and owing, under the Existing Credit Agreement.

(h) Solvency Certificate. Administrative Agent shall have received a Solvency Certificate dated as of the Closing Date and addressed to Administrative Agent and Lenders, and substantially in the form of Exhibit G hereto.

(i) No Litigation. There shall not exist any Adverse Proceeding, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect.

(j) No Event of Default or Default. No Event of Default or Default has occurred and is continuing as of the Closing Date or would result from this Agreement becoming effective in accordance with its terms.

(k) Closing Date Certificate. Administrative Agent shall have received a Closing Date Certificate dated as of the Closing Date.

(l) Patriot Act. Administrative Agent shall have received all documentation and other information about the Credit Parties at least fifteen (15) Business Days prior to the Closing Date as shall have been requested by Administrative Agent (either on its behalf or on behalf of any Lender) that Administrative Agent or any Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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3.2 Conditions to Each Credit Extension

(a) Conditions Precedent. Except with respect to any Incremental Facility or Incremental Equivalent Debt (as applicable), the obligation of each Lender to make any Loan (other than Revolving Loans converted pursuant to Section 2.3(c) or Swingline Loans) on any Credit Date (including the Closing Date), any LC Issuing Bank to issue, amend or extend any Letter of Credit on any Credit Date (including the Closing Date) are subject to the satisfaction of the following conditions precedent (or waiver in accordance with Section 10.5):

(i) Administrative Agent shall have received a fully executed and delivered Borrowing Notice And Certificate or Notice of LC Activity and Certificate, as the case may be, which shall include certifications that Borrowers have satisfied the conditions precedent in clauses (ii) through (viii) below as of the applicable Credit Date or Increased Amount Date;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties of the Credit Parties (including those made on behalf of the Restricted Subsidiaries pursuant to Section 5.10) contained herein and in the other Credit Documents shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall have been true and correct in all respects) on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute either a Default or an Event of Default under this Agreement;

(v) on or before the date of issuance, amendment or extension of any Letter of Credit, Administrative Agent shall have received all other information required under Section 2.3;

(vi) as of such Credit Date, Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.6 for the immediately preceding Measurement Period;

(vii) since December 31, 2013, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in a Material Adverse Effect; and

(viii) neither Administrative Agent nor any Lender shall have received any order or demand in respect of a Borrower under Section 224(1.1) of the ITA or Section 317 of the Excise Tax Act (Canada) or any similar federal, state, provincial or local legislation.

(b) Notices. Any Notice shall be executed by an Authorized Representative in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such

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notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Representative or other person authorized on behalf of Borrowers or for otherwise acting in good faith.

(c) Request and Acceptance of Proceeds. The request and acceptance, respectively, by the Borrowers of the proceeds of any Loan or the incurrence of any L/C Obligations shall be deemed to constitute, as of the respective date thereof, a representation and warranty by the Borrowers that the conditions in this Section 3.2 have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and LC Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, the Credit Parties, on behalf of themselves and, where applicable, on behalf of the Restricted Operating Company Subsidiaries and, pursuant to Section 5.10, the other Restricted Subsidiaries, each represent and warrant to each Lender and each LC Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1 Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the Governmental Rules of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents, if any, to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in the case of clauses (b) and (c), where the failure to do so would not be reasonably expected to have, a Material Adverse Effect. Each Credit Party represents and warrants that the foregoing is true with respect to each Restricted Operating Company Subsidiary.

4.2 Subsidiaries; Capital Stock and Ownership. Schedule 4.2 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary of each Credit Party and the ownership interest of the Credit Parties and their respective Subsidiaries as of the Closing Date. The Capital Stock of each of Borrowers and the Restricted Holding Company Subsidiaries the shares of which are pledged under the Pledge Agreements has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which, Borrowers or any of the Restricted Holding Company Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrowers or any of the Restricted Holding Company Subsidiaries of any Capital Stock of Borrowers or any of the Restricted Holding Company

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Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict.

(a) The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of Governmental Rules applicable to the Credit Parties, any of the Organizational Documents of the Credit Parties or any order, judgment or decree of any court or other Governmental Authority binding on the Credit Parties; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Credit Parties; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Credit Parties (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or material consent of any Person under the applicable Organizational Documents of the Credit Parties, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent.

(b) The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of any Governmental Rule applicable to the Restricted Operating Company Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on the Restricted Operating Company Subsidiaries except where such violation would not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Restricted Operating Company Subsidiaries (including the Project Financing Documents) except where such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Restricted Operating Company Subsidiaries (except for Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or material consent of any Person under the applicable Organizational Documents of the Restricted Operating Company Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent.

4.5 Governmental Authorizations.

(a) The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except

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for (i) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (ii) registrations, consents, approvals, notices or other actions required by Governmental Rules in connection with an exercise of remedies, and (iii) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, no Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with the operation of the Projects in accordance with any applicable Governmental Rule and as otherwise contemplated by this Agreement, except for Governmental Authorizations required to be obtained as of the date hereof by the terms of the applicable Project Financing Documents and that (i) have been duly obtained, taken, given or made and are in full force and effect or (ii) the failure of which to obtain and maintain would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and Restricted Operating Company Subsidiary is in compliance with each Governmental Authorization applicable to it in respect of this Agreement, the other Credit Documents and the Project Financing Documents (as the case may be), the conduct of its business and the ownership of its property, and the construction, operation or maintenance of the Projects, except, in the case of a Restricted Operating Company Subsidiary, where failure of such compliance would not reasonably be expected to have a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Governmental Rules relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, none of the Credit Parties nor any Restricted Operating Company Subsidiary has Indebtedness other than Indebtedness established under the Credit Documents or permitted by the Project Financing Documents, as the case may be. Since December 31, 2013, there has been no change in the business, results of operations or condition (financial or otherwise) of the Credit Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.8 Projections. As of the Closing Date, the projections of Borrowers and their Restricted Subsidiaries for the period Fiscal Year 2014 through and including Fiscal Year 2018 (the “Projections”) set forth in the base case model in the form attached hereto as Schedule 4.8 (the “Base Case Model”) are based on good faith estimates and assumptions made by the management of Borrowers believed by management to have been reasonable at the time made;

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provided, the Projections are not to be viewed as facts and actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9 Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Payment of Taxes. As of the Closing Date, except as otherwise permitted under Section 5.3 and except as would not reasonably be expected to have a Material Adverse Effect, all material tax returns and reports of each Credit Party and Restricted Operating Company Subsidiary required to be filed by any of them have been timely filed, and all material taxes and all material assessments, fees and other governmental charges upon such parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any material tax assessment that has not been disclosed to Administrative Agent that has been assessed in writing against it or any Restricted Operating Company Subsidiary as of the Closing Date which is not being actively contested by such party in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.11 Properties. Each Borrower and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leased property), and (c) good title to or rights in (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed as permitted under Section 6.7 or as would otherwise not be reasonably expected to give rise to a Material Adverse Effect. Each Borrower and its Restricted Subsidiaries has good title to the Capital Stock of its Subsidiaries owned by it. Except for Permitted Liens and Permitted Project Liens, all such properties and assets are free and clear of Liens.

4.12 Environmental Matters. No Credit Party nor any Restricted Operating Company Subsidiary nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, any Environmental Liability or any Release or threatened Release of Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Project is in compliance with all Environmental Laws, and any past non-compliance with Environmental Law has been fully resolved without any pending, on-going or future obligation or cost, except to the extent that any such failure to comply or past non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Restricted Operating Company Subsidiary has obtained, maintained and complied with all

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Governmental Authorizations necessary under any Environmental Law to own, construct, operate or maintain the Projects, and such Governmental Authorizations are in full force and effect and not subject to any pending or, to each Credit Party’s knowledge, threatened appeal or Environmental Claim, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable Environmental Law, except, with respect to matters that would not reasonably be expected to have a Material Adverse Effect. To each Credit Party’s knowledge, there are and have been no conditions or occurrences, including any Release, threatened Release, use, generation, storage, treatment, transportation, processing, disposal, removal or remediation of, or exposure to, Hazardous Materials, which could reasonably be expected to form the basis of any Environmental Claim against, or any Environmental Liability with respect to, any Credit Party or any Restricted Operating Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary has been issued or required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its currently owned or operated Facilities, pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. and its implementing regulations (“RCRA”), or any comparable Environmental Law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA, except in either case to the extent that such Facilities’ obligations pursuant to RCRA, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Compliance with all requirements of Environmental Law or, to each Credit Party’s knowledge, reasonably likely future requirements arising from existing Environmental Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13 No Defaults. No Default or Event of Default has occurred and is continuing. As of the Closing Date, no Credit Party nor any Restricted Operating Company Subsidiary is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any other Transaction Document to which it is a party, which with the giving of notice or the lapse of time or both, could constitute an event of default under such other Transaction Document, but only to the extent the occurrence of such an event of default could reasonably be expected to have, individually or in the aggregate, in a Material Adverse Effect.

4.14 Liens. Each Lien created and perfected under the Credit Documents in favor of Collateral Agent constitutes a valid and enforceable First Priority Lien on the Collateral that is subject to such Lien.

4.15 Compliance with Laws. No Credit Party nor any Restricted Operating Company Subsidiary is in violation of, or has failed to comply with, the requirements of any applicable Governmental Rules, the violation of, or the failure to comply with, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Governmental Regulation. No Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness or which may

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otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17 Margin Stock. No Credit Party or any Restricted Operating Company Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation U or X of said Board of Governors.

4.18 Employee Matters. Except as would otherwise be reasonably expected to result in a Material Adverse Effect, (a) neither Borrowers nor any of their Restricted Subsidiaries (i) has, nor has it ever had, any employees and it has never directly contracted with individuals who are not independent contractors, (ii) maintains, contributes to or has any direct obligation to maintain or contribute to, any Employee Benefit Plan; and (iii) has any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates or as a result of the occurrence of an ERISA Event, or (b) no Person treated as an independent contractor by either Borrower or any of their Restricted Subsidiaries shall have been classified as an employee under any Governmental Rule.

4.19 Solvency. The Credit Parties and the Restricted Operating Company Subsidiaries are each Solvent on the Closing Date.

4.20 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains, when taken as a whole with other such representations and warranties, any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

4.21 Sanctions, Patriot Act, FCPA. To the extent applicable, each Credit Party and Restricted Operating Company Subsidiary is in compliance, in all material respects, with each of (i) the sanctions regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). Neither the Credit Party nor any Restricted Operating Company Subsidiary will use, directly or indirectly, any part of the proceeds for any payments to any governmental official or

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employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.22 OFAC. No Credit Party or Restricted Operating Company Subsidiary (a) is currently the subject of any Sanctions or (b) is engaged in any transaction with any Person who is the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Revolving Loan, nor the proceeds from any Revolving Loan, has been used, directly or indirectly, by any Credit Party to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or, to the knowledge of any Credit Party, to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Administrative Agent or LC Issuing Bank) of Sanctions.

4.23 Canadian Pension and Benefit Plans. There are no Canadian Pension Plans or Canadian Multiemployer Pension Plans presently in force. The Canadian Benefit Plans have been administered in all material respects in accordance with their terms, applicable collective bargaining agreements, and administrative guidelines and applicable Governmental Rules. No Borrower or Subsidiary of a Borrower has breached any fiduciary duty owed to beneficiaries of any Canadian Benefit Plan. There are no outstanding disputes, investigations, examinations or legal proceedings concerning the assets of any Canadian Benefit Plans (other than routine claims for benefits). No contributions or premium payments required to be made or paid by any Borrower or any Subsidiary of a Borrower to the Canadian Benefit Plans have been missed. There are no outstanding material liabilities in connection with any Canadian Benefit Plan relating to the employees, former employees (or their beneficiaries) of any Borrower or Subsidiary of a Borrower that has been terminated, and each such terminated Canadian Benefit Plan has been terminated in accordance with its terms and applicable Governmental Rules. There are no current pending actions, suits, claims, or investigations in respect of any Canadian Benefit Plan (other than routine claims for benefits).

SECTION 5. AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that until the Termination Date, each Credit Party shall perform, and where applicable shall cause the Restricted Operating Company Subsidiaries to perform, all covenants in this Section 5 unless a written consent or waiver is obtained in accordance with Section 10.5.

5.1 Financial Statements and Other Reports. Borrowers will deliver to Administrative Agent and Lenders (which delivery to Lenders may be satisfied by the posting of relevant documents to IntraLinks):

(a) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days (or earlier as may be required for the filing of Sponsor’s financial statements by the SEC) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the end of the first Fiscal Quarter following the Closing Date), (i) the

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unaudited consolidated balance sheets of Sponsor and its Subsidiaries and the unaudited balance sheet of the Borrowers (on a consolidated basis for each Borrower and on a combined basis for Borrowers), as at the end of such Fiscal Quarter, (ii) the related unaudited statements of income and cash flows of (A) Sponsor and its Subsidiaries and (B) the Borrowers, in each case for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (in each case, without footnotes) setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year all in reasonable detail and in accordance with GAAP, and (iii) with respect to any Fiscal Quarter during which a Subject Transaction is made, calculations of the unaudited balance sheets and related unaudited statements of income and cash flows pursuant to clauses (i) and (ii) of this Section 5.1(a) with respect to such Fiscal Quarter made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the financial statements of Borrowers and the Restricted Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Fiscal Quarter (and assuming that such Indebtedness bears interest during any portion of the applicable Fiscal Quarter prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period);

(b) Annual Audited Financial Statements. As soon as available, and in any event within one hundred twenty (120) days (or earlier as may be required for the filing of Sponsor’s financial statements by the SEC) after the end of each Fiscal Year (and in the case of the Restricted Subsidiaries in the form required under the Project Financing Documents), (i) the audited consolidated balance sheets of Sponsor and its Subsidiaries and the audited balance sheets of Borrowers (on a consolidated basis for each Borrower and on a combined basis for Borrowers) as at the end of such Fiscal Year, (ii) the related audited statements of income and cash flows for such Fiscal Year setting forth in each case, in comparative form the corresponding figures for the previous Fiscal Year in reasonable detail and in accordance with GAAP, and (iii) with respect to any Fiscal Quarter during which a Subject Transaction is made, calculations of the audited balance sheets and related audited statements of income and cash flows pursuant to clauses (i) and (ii) of this Section 5.1(b) with respect to such Fiscal Quarter made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the financial statements of Borrowers and the Restricted Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Fiscal Year (and assuming that such Indebtedness bears interest during any portion of the applicable Fiscal Year prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period);

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(c) Compliance Certificate and Other Information. together with each delivery of financial statements pursuant to Sections 5.1(a), and 5.1(b), a duly executed and completed Compliance Certificate which shall include (A) calculations in reasonable detail of Borrower Cash Flow, Borrower Debt, the Leverage Ratio and Interest Coverage Ratio as of the date of each such financial statement, (B) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Sections 2.12(a), 2.12(b), 2.12(c), or 2.12(d), and (C) a list of each Restricted Subsidiary as of the date of delivery of such Compliance Certificate;

(d) Statements of Reconciliation. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the financial statements delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then together with the first delivery of such financial statement after such change, (i) one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent, and (ii) statements of reconciliation taking into account any adjustments made to calculations of Borrower Cash Flow and Borrower Debt for all prior Compliance Certificates delivered in connection with all such prior financial statements.

(e) Notice of Default, Material Adverse Effect. Promptly upon any Authorized Representative of Borrowers obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrowers or any other Credit Party with respect thereto; (ii) of any (A) condition or event that constitutes a default, an event of default or enforcement action by lenders under the Project Financing Documents, (B) condition or event that constitutes or causes a material force majeure, material casualty loss or material condemnation and (C) notice that has been given to Credit Parties with respect to the items set forth in clauses (A) and (B); (iii) that any Person has given any notice to any Credit Party or taken any action asserting the occurrence of any event or condition set forth in Section 8.1(b); or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, in each case, a certificate of its Authorized Representatives specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action any Credit Party has taken, is taking and proposes to take with respect thereto; provided, however, that with respect to the preceding clause (ii), such preparation and delivery of notice shall only be required to the extent a similar preparation and delivery of notice is required pursuant to the applicable Project Financing Documents.

(f) Notice of Litigation. Promptly upon any Authorized Representative of Borrowers obtaining knowledge of the institution of, or non-frivolous written threat of, any material Adverse Proceeding (i) with respect to any Credit Party or Project not previously disclosed in writing by Borrowers to Lenders under the Transaction Documents, or (ii) that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of any borrowing or use of proceeds under the Credit Documents, in each case written notice thereof containing sufficient information to enable Lenders and their counsel to evaluate such matters; provided, however, that with respect to the preceding clause (i), such preparation and delivery of notice shall only be required to the extent a similar preparation and delivery of notice is required pursuant to the applicable Project Financing Documents.

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(g) Annual Credit Parties Budget. As soon as available, and in any event within fifteen (15) days prior to the commencement of any Fiscal Year, an annual budget for the Credit Parties for such Fiscal Year, prepared on a quarterly basis, including a reasonable estimate of the management fees and expenses expected to be incurred during such period. Each such annual budget for the Credit Parties shall include, for the following year, estimated Borrower Cash Flow, projected usage of the Revolving Commitments, and an explanation of the assumptions on which such forecasts are based. The annual budget shall be accompanied by a certificate of the Credit Parties certifying that such annual budget is based upon Borrowers’ good faith reasonable estimates.

Any documents required to be delivered pursuant to Section 5.1(a) or (b) may be delivered electronically (including by having been publicly filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which Sponsor posts such documents, or provides a link thereto on Sponsor’s website; (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) publicly filed with the SEC, as of the date of such filing. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such requests for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.2 Existence. Except as otherwise permitted hereunder, each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, and, except to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect or as otherwise permitted hereunder, obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of its Organizational Documents and each other instrument or agreement necessary or appropriate to properly administer its Organizational Documents.

5.3 Payment of Indebtedness, Taxes and Claims. Without limiting the provisions set forth in Section 6.1, each Credit Party shall duly and punctually pay and discharge all obligations in respect of their Indebtedness, to the extent such Indebtedness is for an amount equal to or exceeding $75,000,000 in the aggregate, howsoever arising. Each Credit Party will pay all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto except, in each case, where such Tax or claim is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, or where the failure to make such payment would

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not reasonably be expected to have a Material Adverse Effect. No Credit Party will file or consent to the filing of any consolidated income tax return with any Person other than any other Credit Party, Sponsor or any of their respective Subsidiaries.

5.4 Maintenance of Properties and Assets. Except to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect, each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in their business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Credit Party will preserve or renew all of its registered patents, trademarks, trade names, domain names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.5 Insurance. Each Credit Party will (i) maintain, with financially sound and reputable insurers, insurance as of the type and providing such coverage as is customarily carried by businesses of substantially similar size and character (including a general commercial liability policy and directors and officers insurance), and (ii) will cause its Restricted Operating Company Subsidiaries to maintain, with financially sound and reputable insurers, such insurances as may be required under any applicable Project Financing Documents.

5.6 Books and Records; Inspections. Each Credit Party will, at all times, keep proper books and records and accounts in compliance with GAAP. At any reasonable time and from time to time upon reasonable prior notice, each Credit Party will, and Borrowers and Restricted Holding Company Subsidiaries will cause Restricted Operating Company Subsidiaries to, permit any authorized representatives designated by (i) Administrative Agent (prior to an Event of Default at Administrative Agent’s expense to the extent Administrative Agent visits more than once per year) or (ii) any Lender coordinated through Administrative Agent (at such Lender’s expense) to visit and inspect any of the properties of any such party to inspect, copy and take extracts from their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Representatives (provided that Borrowers may, if they so choose, be present and participate in any such discussion), in each case all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and, with respect to any Lender, provided that it coordinates its efforts with Administrative Agent and so long as no Event of Default has occurred and is continuing, such visit by such Lender shall be limited to once per year.

5.7 Compliance with Laws. Each Credit Party will comply, and shall use its commercially reasonable efforts to cause each of its Restricted Operating Company Subsidiaries to comply with the requirements of all applicable Governmental Rules, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall preserve and maintain all of their Governmental Authorizations necessary for the Projects or otherwise, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

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5.8 Environmental

(a) Hazardous Materials Activities, Etc. Each Credit Party shall, or shall cause its Restricted Operating Company Subsidiaries to, promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or any Restricted Operating Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Credit Party or any Restricted Operating Company Subsidiary and discharge any obligations it may have to any Person thereunder where failure to so respond or discharge could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Environmental Disclosure. Promptly after any Borrower becoming aware of the assertion or occurrence thereof, the US Borrower will deliver to Administrative Agent written notice describing any of the following in reasonable detail: (i) any Release that individually or in the aggregate could reasonably be expected to require a Remedial Action or give rise to Environmental Claims or Environmental Liabilities, (ii) any Environmental Claim or any Environmental Liability or (iii) any noncompliance by any Credit Party or any of their respective Subsidiaries with any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect.

5.9 Subsidiaries. Upon the formation or acquisition of any new Subsidiary to be designated a Restricted Holding Company Subsidiary (unless such Restricted Holding Company Subsidiary’s Organizational Documents or any tax equity, joint venture arrangement or similar arrangement (in the case of a Restricted Holding Company Subsidiary that is not wholly-owned by any Credit Party), or any Project Financing Document applicable to such Restricted Holding Company Subsidiary or any of its Subsidiaries, prohibits the making of any such guaranty or the incurrence of any such Lien on the properties or assets or Capital Stock (or tax equity interests) of such Restricted Holding Company Subsidiary, but only to the extent of such prohibition), then the applicable Borrower shall, at such Borrower’s expense:

(a) within 10 Business Days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Restricted Holding Company Subsidiary to, (i) in the case of a US Restricted Holding Company Subsidiary, become a Guarantor hereunder and a Grantor under the US Pledge and Security Agreement by executing and delivering to the Administrative Agent and Collateral Agent a Counterpart Agreement and (ii) in the case of a Restricted Holding Company Subsidiary that is a Foreign Subsidiary, take such actions as the Administrative Agent may reasonably request to cause such Restricted Holding Company Subsidiary to guaranty the Obligations, pursuant to documentation to be reasonably agreed between such Restricted Holding Company Subsidiary and the Administrative Agent (it being understood that such documentation shall be consistent with the terms of the Collateral Documents and that, under no circumstance, shall any such Restricted Holding Company Subsidiary or any Subsidiary thereof be required to pledge any asset or provide any guaranty to the extent that taking such action (x) would cause it to be in violation of its Organizational Documents, any tax equity, joint venture or similar arrangement, (y) result in any adverse tax consequences that are material to such Restricted Holding Company Subsidiary, (z) cause such Restricted Holding Company Subsidiary or any Borrower or other Restricted Subsidiary (or any directors, officers or other representatives thereof) to be in violation of any law or (iv) require any Borrower or Restricted Subsidiary to incur costs in excess of the benefit of the credit support to be provided thereby);

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(b) within 15 Business Days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion or as provided for in any Collateral Document) after such formation or acquisition, cause the applicable Restricted Holding Company Subsidiary and relevant Borrower to comply with all obligations under the Collateral Documents to which such Restricted Holding Company Subsidiary or Borrower are party (which, for the avoidance of doubt, shall not include any opinions of local counsel), including with respect to physical delivery of the shares representing any pledged Capital Stock; and

(c) within 10 Business Days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, deliver an amended Exhibit K to reflect the new Restricted Holding Company Subsidiary and any other Restricted Subsidiaries that are Subsidiaries thereof.

5.10 Non-Wholly Owned Subsidiaries; Other Restricted Subsidiaries. Each Borrower and each Restricted Holding Company Subsidiary, as applicable, hereby make, on behalf of their Restricted Subsidiaries that are neither Restricted Holding Company Subsidiaries nor Restricted Operating Company Subsidiaries, as applicable, all representations and warranties in Section 4 made by (or on behalf of) the Restricted Holding Company Subsidiaries. The Borrowers and each Restricted Holding Company Subsidiary, as applicable, shall cause their respective Restricted Subsidiaries that are (i) direct or indirect Non-Wholly Owned Subsidiaries or (ii) Wholly-Owned Subsidiaries that are neither Restricted Holding Company Subsidiaries nor Restricted Operating Company Subsidiaries, in each case to comply with all terms and conditions of this Agreement applicable to Restricted Operating Company Subsidiaries, other than any terms and conditions set forth in Section 7; provided that nothing in this Agreement shall cause any Restricted Subsidiary to be in violation of the provisions of any tax equity documents, charter documents, bylaws, operating agreement, joint venture agreements, partnership agreements or similar documents.

5.11 Maintenance of Liens; Further Assurances. Each Credit Party shall take all action reasonably required to maintain and preserve the Liens created by the Credit Documents to which it is a party and to maintain and preserve the priority of such Liens. At any time or from time to time at the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts, as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents that do not involve material expansion of any Credit Party’s obligations or duties under the Credit Documents from those originally mutually intended or contemplated. In furtherance and not in limitation of the foregoing, (i) each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (subject to limitations contained in the Credit Documents); and (ii) in respect of any amalgamation of a Credit Party pursuant to any Governmental Rule of Canada, the resulting entity shall deliver to the Administrative Agent and the Collateral Agent such confirmations, evidence of registrations and opinions as may be reasonably requested by the Administrative Agent and Collateral Agent.

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5.12 Separateness. Without limiting the ability of the Credit Parties to undertake any transaction permitted pursuant to the terms of this Agreement, the Credit Parties shall comply at all times with, and shall cause the Restricted Operating Company Subsidiaries to comply at all times with, the separateness provisions set forth on Schedule 5.12.

5.13 Deposit Accounts.

(a) The Deposit Accounts held in the name of US Borrower and any US Restricted Holding Company Subsidiary shall at all times be subject to “springing” control agreements (i) substantially in the form of Exhibit L as of the Closing Date or (ii) in form and substance otherwise reasonably satisfactory to the Administrative Agent (acting on behalf of the Lenders) if another Deposit Account is established with MUFG Union Bank, N.A. or with another Acceptable Bank after the Closing Date in accordance with Section 5.13(b) (the “US Control Agreements”, and each such individual agreement, a “US Control Agreement”). The Deposit Accounts held in the name of Canada Borrower and, if required by the Administrative Agent any Canada Restricted Holding Company Subsidiary shall at all times be subject to “springing” control agreements in form and substance reasonably satisfactory to the Administrative Agent (acting on behalf of the Lenders) (the “Canada Control Agreements”, and each such individual agreement, a “Canada Control Agreement”, and, together with the US Control Agreements, the “Control Agreements”).

(b) In the event that MUFG Union Bank, N.A., HSBC Bank Canada or any other Acceptable Bank fails to meet the criteria set forth in the definition of “Acceptable Bank” at any time after the Closing Date, Borrowers shall have sixty (60) days, from the date an Authorized Representative of the Borrowers becomes aware of such failure, to transfer funds or to cause funds to be transferred from such bank to a Deposit Account with an Acceptable Bank; provided that the applicable Borrower shall provide to the Collateral Agent, at least five (5) days prior to such transfer, written notice of such transfer and shall certify in such notice as to the identity of such Acceptable Bank, the information of such new Deposit Account and the amount to be transferred.

SECTION 6. NEGATIVE COVENANTS

The Credit Parties covenant and agree that, until the Termination Date, unless a consent or waiver is obtained in accordance with Section 10.5, each Credit Party shall perform, and where specified shall cause its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the following Indebtedness (“Permitted Indebtedness”):

(a) the Obligations (including the Indebtedness incurred pursuant to Sections 2.22 and 2.24);

(b) Permitted Project Debt and any Permitted Refinancing thereof;

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(c) to the extent constituting Indebtedness, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, workers’ compensation claims and self-insurance obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred by a Borrower or Restricted Subsidiary, in the ordinary course of business and not in connection with debt for borrowed money;

(d) Permitted Subordinated Indebtedness owed by (i) (x) US Borrower to US Pledgor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of US Borrower) or (y) Canada Borrower to Canada Pledgor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of Canada Borrower), (ii) any Restricted Holding Company Subsidiary to the Borrower that is its parent company, (iii) any Restricted Operating Company Subsidiary to its respective Restricted Holding Company Subsidiary (or, in any case, to the Borrower or Restricted Subsidiary that is its parent company), (iv) any Restricted Subsidiary that is neither a Restricted Holding Company Subsidiary nor a Restricted Operating Company Subsidiary, to the Borrower or Restricted Subsidiary that is its parent company, (v) (x) US Pledgor to Sponsor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of US Pledgor) or (y) Canada Pledgor to Sponsor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of Canada Pledgor), or (vi) (x) US Borrower to Canada Borrower or (y) Canada Borrower to US Borrower; provided that, in the case of Permitted Subordinated Indebtedness owed by a Restricted Operating Company Subsidiary, such Permitted Subordinated Indebtedness shall be subject to the Subordination Agreement and, to the extent covered by any Pledge Agreement, pledged as part of the Collateral if and only to the extent permitted under the terms of the applicable Project Financing Documents or joint venture arrangements; provided, further, that in no event shall any Borrower or Restricted Subsidiary incur Permitted Subordinated Indebtedness unless, to the extent such Permitted Subordinated Indebtedness qualifies as an Investment hereunder, such Investment is otherwise permitted hereunder.

(e) other unsecured Indebtedness of the Borrowers (including guarantees of any Permitted Project Debt and Permitted Refinancing thereof); provided that (i) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Indebtedness and (ii) the Borrowers shall be in pro forma compliance with the covenants set forth in Section 6.6, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or 5.1(b) (or, if no financial information shall have been delivered pursuant to Section 5.1(a) or 5.1(b), the equivalent financial information most recently delivered pursuant to the Existing Credit Agreement), as though such Indebtedness had been incurred as of the first day of the most recently completed Measurement Period and remained outstanding;

(f) senior secured first lien or junior lien debt securities, senior unsecured debt securities or subordinated debt securities, in each case issued by a Borrower in a public offering, Rule 144A or other private placement or bridge financing, secured “mezzanine” debt or any other secured or unsecured debt (other than senior secured bank debt) (and including guarantees of any Permitted Project Debt and Permitted Refinancing thereof) in an amount not to exceed the Available Incremental Amount minus the principal amount of any Incremental Facilities incurred on or prior to the date of the incurrence of any such Indebtedness pursuant to

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this clause (f) (such debt, “Incremental Equivalent Debt”); provided that, (i) no Event of Default shall exist before or after giving effect to the incurrence of such Incremental Equivalent Debt unless the proceeds thereof are being concurrently used to finance any Investment permitted pursuant to Section 6.5(i), in which case no Event of Default shall existing at the time of entering into a binding agreement in respect of such Investment; (ii) the representations and warranties contained in Section 4 and the other Credit Documents are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date of incurrence of such Incremental Equivalent Debt, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are so true and correct as of such earlier date; provided that to the extent such Incremental Equivalent Debt will be used concurrently with the initial provision of such Incremental Equivalent Debt to finance any Investment permitted pursuant to Section 6.5(i), then such representations and warranties shall be limited to customary “SunGard” representations and warranties (including those with respect to the target contained in the acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the Borrowers or relevant Affiliates thereof not to consummate the transactions contemplated thereby); (iii) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Guarantor or the Sponsor; (iv) subject to the limitations in clauses (v) and (vi) below, the terms and provisions of such Incremental Equivalent Debt shall not be more restrictive, taken as a whole, to the Borrower and the other Credit Parties than those applicable to any Credit Facility at the time of incurrence of such Incremental Equivalent Debt, unless such other terms (1) apply only after the Latest Maturity Date of each Credit Facility at the time of incurrence of such Incremental Equivalent Debt, (2) shall also apply to the existing Facilities (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrower) or (3) relate only to mandatory prepayments customary for such type of debt securities, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization; (v) the Weighted Average Life to Maturity of such Incremental Equivalent Debt that is not revolving debt shall be no shorter than 75% of the remaining time to stated maturity of the Revolving Loans; (vi) the stated maturity of such Incremental Equivalent Debt that is revolving debt, shall be no shorter than the Latest Maturity Date at the time of incurrence of such Incremental Equivalent Debt; (vii) if such Incremental Equivalent Debt is in the form of secured debt, a representative acting on behalf of the holders of such Incremental Equivalent Debt shall have executed and delivered an intercreditor agreement in form and substance reasonably acceptable to Administrative Agent (acting at the direction of the Required Lenders, except with respect to any forms of intercreditor agreement previously agreed between the Borrower and the Administrative Agent); and (viii) Borrowers are in compliance with the financial covenants set forth in Section 6.6 (treating any Incremental Equivalent Debt as fully issued or drawn, as applicable, for this purpose);

(g) Indebtedness in respect of any Hedge Agreements not prohibited by the terms of this Agreement;

(h) Guarantees by any Borrower or Restricted Subsidiary of any Indebtedness otherwise permitted hereunder of any Credit Party (as applicable), and guarantees by any Restricted Operating Company Subsidiary in respect of Indebtedness permitted hereunder of any other Restricted Operating Company Subsidiary;

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(i) Indebtedness that may be deemed to have arisen as a result of agreements of any Borrower or Restricted Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or equity interests of any Subsidiary permitted hereunder, but only to the extent the aggregate maximum liability associated with such provisions do not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(j) Indebtedness of any Borrower or Restricted Subsidiary consisting of obligations under deferred compensation, deferred purchase price, earn-outs or similar arrangements incurred in connection with any acquisition permitted under Section 6.5(i); and

(k) any other Indebtedness in an amount not to exceed $75,000,000 in the aggregate for the Borrowers and all Restricted Subsidiaries.

For the avoidance of doubt, nothing in this Section 6.1 shall be construed to limit the ability of any Affiliate of any Borrower that is not a Restricted Subsidiary from directly or indirectly, creating, incurring, assuming or guaranteeing, or otherwise becoming or remaining directly or indirectly liable with respect to any Indebtedness. For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this Section 6.1, in the event that an item of Indebtedness meets the criteria of one or more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) of this Section 6.1, the Borrowers may, in their sole discretion, divide and classify (or at any time reclassify) such item (or items) of Indebtedness in any manner that complies with this Section 6.1.

6.2 Liens. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any such Person, whether now owned or hereafter acquired, or any income or profits therefrom, except for the following Liens (the “Permitted Liens”):

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not yet delinquent or other Taxes if obligations with respect to such other Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves for such other Taxes have been established and are being maintained by the applicable Person in accordance with GAAP;

(c) Liens arising by virtue of any Governmental Rules or market custom relating to banker’s liens, rights of set-off (in respect of deposits maintained by a financial institution or otherwise) or similar rights;

(d) Liens securing judgments for the payment of money not constituting a Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments;

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(e) Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or liability insurance in the ordinary course of business;

(f) Permitted Project Liens;

(g) Liens securing Indebtedness related to a Permitted Refinancing, provided that in each case the Liens securing any such Permitted Refinancing shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced;

(h) Liens securing Incremental Equivalent Debt incurred in accordance with Section 6.1(f);

(i) solely with respect to Restricted Operating Company Subsidiaries, the carriers’, warehousemen’s, mechanics’, materialman’s, repairmen’s or other like Liens arising in the ordinary course of business, which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(j) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; provided that any Lien imposed by ERISA shall not be a Permitted Lien;

(k) solely with respect to Restricted Operating Company Subsidiaries, deposits to secure the performance of bids, trade contracts, contractual obligations and leases (in each case, other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) solely with respect to Restricted Operating Company Subsidiaries, easements, rights-of-way, restrictions (including zoning restrictions), encroachments, reservations, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(m) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(n) Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under this Agreement;

(o) Liens resulting from restrictions on any Capital Stock or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Capital Stock or undivided interests of such Person, as the case may be, if a Lien is created on such Capital Stock or undivided interest, as the case may be, as a result thereof;

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(p) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $75,000,000 in the aggregate for the Borrowers and all Restricted Subsidiaries;

(q) Liens existing on any property or asset prior to the acquisition thereof by any Borrower or Restricted Subsidiary or existing prior to the time such Person becomes a Restricted Subsidiary (or merges with any Borrower in a transaction permitted pursuant to this Agreement) on any property or asset of any Person that becomes a Restricted Subsidiary (or merges with any Borrower in a transaction permitted pursuant to this Agreement) after the date hereof, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or merging with a Borrower), as the case may be, (B) such Lien shall not apply to any other property or asset of any Borrower or Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or mergers with a Borrower), as the case may be, and extensions, renewals and replacements thereof so long as the principal amount secured does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon and fees, costs and expenses associated with such extensions, renewals and replacements);

(r) Liens on Cash or Cash Equivalents at any time pledged to secure Hedge Agreements permitted under Section 6.12, and, solely with respect to Restricted Subsidiaries that are not Credit Parties, Liens on the property and assets of such Restricted Subsidiaries (including Cash and Cash Equivalents) at any time pledged to secure Hedge Agreements not otherwise prohibited hereunder;

(s) leases, subleases, licenses, sublicenses, or occupancy agreements in the ordinary course of business; and

(t) solely with respect to Restricted Operating Company Subsidiaries, purchase money liens or purchase money security interests upon or in any property acquired by a Credit Party or Restricted Company Operating Subsidiary in the ordinary course of business to secure the purchase price or construction cost of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property.

6.3 Burdensome Agreements. No Credit Party will enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document, or contained in the documents governing unsecured Indebtedness permitted pursuant to Section 6.1(e) and Incremental Equivalent Debt incurred in accordance with Section 6.1(f)) that limits the ability (a) of any Credit Party to make Restricted Payments to either Borrower, except for any agreement in effect on the date hereof and set forth on Schedule 6.3, or with respect to any Restricted Holding Company Subsidiary formed or acquired by a Borrower after the date hereof, existing on such date of formation or acquisition (and not entered into for primarily for the purpose of avoiding the provisions of this Section 6.3) or (b) of any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this Section 6.3 shall not apply to any Transaction Documents, the documents and contracts governing any Permitted Project Debt or Permitted Project Acquisitions, or any restrictions on

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the pledge or transfer of any Capital Stock of any Restricted Operating Company Subsidiary (or any other Restricted Subsidiary that is neither a Restricted Operating Company Subsidiary nor a Restricted Holding Company Subsidiary) or any intercompany debt with respect thereto.

6.4 Restricted Payments. Neither Borrowers nor any Restricted Holding Company Subsidiary shall, directly or indirectly, declare or make any Restricted Payment except as follows:

(a) Each Restricted Holding Company Subsidiary may make Restricted Payments to each Borrower, or to any other Person that owns any Capital Stock in such Restricted Holding Company Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) During any period in which a Default or Event of Default shall have occurred and be continuing, Borrowers may make Restricted Payments not to exceed the sum of (i) ten million Dollars ($10,000,000) and (ii) solely for the purpose of paying Sponsor G&A Expenses, the Sponsor G&A Amount, in the aggregate for all Restricted Payments made pursuant to this Section 6.4(b);

(c) So long as (i) no Event of Default shall have occurred and be continuing or would be caused by such Restricted Payment and (ii) Borrowers shall have complied, before and after giving effect to such declaration or payment of such Restricted Payment, with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.6, Credit Parties may make Restricted Payments within ten (10) days after the date of declaration of any such Restricted Payment if such Restricted Payment is permitted pursuant to this Section 6.4 on the date upon which such Restricted Payment is declared;

(d) Each Borrower and Restricted Holding Company Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of such Person that is not Disqualified Stock;

(e) Each Borrower and Restricted Holding Company Subsidiary may issue common Capital Stock to any Credit Party, in each case that is its direct parent;

(f) Each Borrower and Restricted Holding Company Subsidiary may purchase, redeem or otherwise acquire its common Capital Stock with the proceeds received from the substantially concurrent issue of new common Capital Stock; and

(g) Each Borrower and Restricted Holding Company Subsidiary may make Restricted Payments that are part of and consideration for the consummation of any transaction permitted by Section 6.5(i).

6.5 Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(a) Investments in Permitted Investments and, with respect to Restricted Operating Company Subsidiaries, Investments permitted under the relevant Project Financing Documents;

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(b) equity Investments in effect as of the Closing Date, or with respect to any Restricted Subsidiary formed or acquired after the Closing Date, any equity Investment in effect immediately following such formation or acquisition, in (A) any Restricted Subsidiary (solely for the purpose of making an Investment pursuant to clause (B) of this Section 6.5(b) in such Restricted Subsidiary’s applicable Restricted Operating Company Subsidiary) or (B) any Restricted Operating Company Subsidiary (and any modification, renewal, reinvestment, increase or extension thereof); provided that the amount of the original Investment is not increased except pursuant to the terms of such original Investment);

(c) additional Investments made after the Closing Date in (A) any Restricted Subsidiary (solely for the purpose of making an Investment pursuant to clause (B) of this Section 6.5(c) in such Restricted Subsidiary’s applicable Restricted Operating Company Subsidiary) or (B) any Restricted Operating Company Subsidiary (including if such Investment is in the form of Permitted Subordinated Indebtedness); provided that, on the date of such Investment (i) Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements set out in Section 6.6; and (ii) no Project-Level Default by the Restricted Operating Company Subsidiary in which such additional Investment is made or to be made shall have occurred and be continuing or would be caused by such Investment; and (iii) no Default or Event of Default shall have occurred and be continuing or would be caused by such Investment; provided, further, that, notwithstanding the foregoing, if on the date of such Investment, a Project-Level Default by the Restricted Operating Company Subsidiary in which such Investment is made shall have occurred and be continuing, or would be caused by such Investment, such Investment shall nonetheless be permitted to the extent such Investment (x) could be made as a Restricted Payment hereunder (such Investment deemed a Restricted Payment for purposes of this paragraph), (y) shall be funded using the proceeds of an equity investment in a Borrower or other Credit Party or Restricted Subsidiary not existing on the date hereof, or (z) is required by any guaranty or other contractual arrangement entered into prior to the existence of such Project-Level Default and at the time so entered into such Investment would have been permitted hereunder;

(d) demand or deposit accounts with banks or other financial institutions;

(e) Investments made after the Closing Date using proceeds of Permitted Subordinated Indebtedness owed to, or proceeds of equity contributions from, the Sponsor, the Pledgors or any of their respective Affiliates that are not Credit Parties or Restricted Subsidiaries thereof;

(f) Investments made using proceeds of Cash permitted to be distributed in accordance with Section 6.4;

(g) solely with respect to Restricted Operating Company Subsidiaries, Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

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(h) to the extent constituting Investments, guarantees permitted by Section 6.1;

(i) the purchase or other acquisition of all or any portion of the Capital Stock in or substantially all of the property of, any Person that, upon the consummation thereof, will be owned directly by a Borrower or one or more Restricted Subsidiaries that are not Restricted Operating Company Subsidiaries (including as a result of a merger or consolidation with a Restricted Subsidiary); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.5(i):

(i) the Credit Parties shall comply with the requirements of Sections 5.09 and 5.11, to the extent applicable;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall consist of Energy Projects (or related property); and

(iii) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, and, with respect to any acquisition for an amount over $50,000,000, the US Borrower shall deliver to the Administrative Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller (or similar officer or representative) demonstrating compliance with Section 6.6 on a pro forma basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or (b) (or the equivalent provisions of the Existing Credit Agreement if no financial information shall have yet been delivered pursuant to Section 5.1(a) or (b)) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby (any such purchase or acquisition meeting the foregoing criteria set forth in (i), (ii) and (iii) above, a “Permitted Project Acquisitions”); and

(j) to the extent (if any) constituting an Investment, Hedge Agreements not prohibited by the terms of this Agreement.

6.6 Financial Covenants

(a) Leverage Ratio. As of December 31, 2014 and as of the last day of each Fiscal Quarter thereafter, Borrowers shall not have a Leverage Ratio that exceeds (i) 5.50:1.00.

(b) Interest Coverage Ratio. As of December 31, 2014 and as of the last day of each Fiscal Quarter thereafter, Borrowers shall not have an Interest Coverage Ratio that is less than 1.75:1.00.

(c) Certain Calculations. With respect to any period during which a Credit Extension, a Restricted Payment or an Investment pursuant to Section 6.5(c) or Section 6.5(i) is made, or during which Borrower has otherwise acquired or disposed of any Capital Stock in a Restricted Operating Company Subsidiary, a Borrower or any of its Restricted Subsidiaries has acquired or disposed of, or there is an Abandonment with respect to, any property with a value in

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excess of fifty million Dollars ($50,000,000) (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.6, Borrower Cash Flow shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which pro forma adjustments shall be certified by the chief financial officer of Borrowers (or officer or representative with similar responsibilities)) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold (or deemed historical cash flows for any such business acquired or sold prior to or during its Ramp-up Phase, which cash flows shall be annualized in accordance with the last two sentences of this Section 6.6(c)) and the consolidated financial statements of Borrowers and the Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to such Subject Transaction at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). Notwithstanding the foregoing, if a Borrower or any of its Restricted Subsidiaries has acquired, disposed of, or effected an Abandonment with respect to, any property with a value that does not exceed fifty million Dollars ($50,000,000), Borrowers shall be permitted (but shall not be required) to give such pro forma effect to such acquisition, disposition or Abandonment. For purposes of determining Available Cash solely for the calculation of the ratios set forth in this Section 6.6, distributions of Available Cash (other than Qualifying Cash) in respect of such Project or business made during the Ramp-up Phase of such Project or business shall be annualized by the amount of any such distributions multiplied by a fraction, the numerator of which is twelve (12) and the denominator of which is the number of months from and including the beginning of such Ramp-up Phase. Such annualization of such distributions shall be net of any previous annualization made during such Ramp-up Phase (e.g., and for indicative purposes only (x) in the case of a distribution of $100 in respect of the first month of the Ramp-up Phase, annualized Available Cash shall be $1,200; (y) in the case of distributions of $100 in respect of the first month and $90 in respect of the second month of the Ramp-up Phase, annualized Available Cash shall be $1140; and (z) in the case of a distribution of $300 in the aggregate in respect of the first three months of the Ramp-up Phase, annualized Available Cash shall be $1,200).

6.7 Disposition of Assets. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, Transfer all or any part of its business, assets or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) Transfers of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) the liquidation, sale or use of Permitted Investments;

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(c) subject to Section 6.8 (if applicable) and Section 6.7(d), any Transfer of physical assets or properties by any Restricted Operating Company Subsidiary, to the extent permitted under the Project Financing Documents;

(d) Transfers by any Borrower or Restricted Subsidiary not otherwise permitted by this Section 6.7; provided that, (i) no Default or Event of Default has occurred and is continuing at the time of and immediately after giving effect to such Transfer; (ii) with respect to any Transaction resulting in Net Asset Sale Proceeds in excess of $25,000,000, the US Borrower shall deliver to the Administrative Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller (or similar officer or representative) demonstrating compliance with Section 6.6 on a pro forma basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or (b) (or the equivalent provisions of the Existing Credit Agreement if no financial information shall have yet been delivered pursuant to Section 5.1(a) or (b)) as though such Transfer had been consummated as of the first day of the fiscal period covered thereby; and (iii) the Net Asset Sale Proceeds received by the Credit Parties in excess of $25,000,000 in the aggregate in any Fiscal Year or $50,000,000 in the aggregate during the term of this Agreement shall, in each case, be applied in accordance with Section 2.12(a) (including giving effect to all exceptions and allowances thereunder);

(e) Transfers of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(f) Transfers of property, or issuances of its Capital Stock, by any Restricted Subsidiary to a Borrower or to another Restricted Subsidiary that is wholly-owned, directly or indirectly, by a Borrower; and

(g) Transfers permitted by Sections 6.4 or 6.11.

6.8 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to (except as required or permitted under the Project Financing Document), directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, other than those on fair and reasonable terms substantially as favorable to such Borrower or Restricted Subsidiary as would be obtainable by such Borrower or Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate thereof; provided that the foregoing restriction shall not apply to (a) the provision or receipt of administrative, cash management, legal and regulatory, engineering, accounting, marketing, insurance, operation and maintenance and other services to and from Subsidiaries of the Sponsor and the allocation of such costs of services and of overhead and corporate group costs among the Sponsor and its Subsidiaries (including insurance and any Sponsor G&A Expenses) consistent with GAAP and the Sponsor’s accounting policies generally applied, (b) transactions contemplated by the agreements listed in Schedule 6.8, (c) Restricted Payments made in accordance with the terms of this Agreement, (d) a transaction between one or more Credit Parties or Restricted Subsidiaries, (e) any issuance of Capital Stock of any Borrower or Restricted Subsidiary.

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6.9 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different than (i) the businesses engaged in by such parties on the Closing Date (or with respect to any Restricted Subsidiary formed or acquired by a Credit Party after the Closing Date, on such date of formation or acquisition) and similar, related, incidental, ancillary or complimentary businesses (including the establishment, construction, acquisition and operation of projects substantially equivalent to the Projects) and (ii) such other lines of business as may be consented to by Required Lenders.

6.10 Amendments of Organizational Documents; Accounting Changes. No Credit Party shall (a) amend its Organizational Document, other than amendments that do not, taken as a whole, materially, adversely affect the interest of the Administrative Agent or the Lenders or (b) make any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) fiscal year.

6.11 Fundamental Changes. No Credit Party shall, nor shall any Credit Party allow any Restricted Subsidiary to, merge, amalgamate, dissolve, liquidate, consolidate with or into another Person or Transfer (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) (i) any Restricted Subsidiary may merge or amalgamate with a Credit Party or Restricted Operating Company Subsidiary; provided that such Credit Party or Restricted Operating Company Subsidiary shall be the continuing or surviving Person, and (ii) any Restricted Subsidiary may merge or amalgamate with any Restricted Subsidiary not described in the foregoing clause (i);

(b) (i) any Credit Party that is not a Borrower may dispose of all or substantially all of its assets (including any Transfer that is in the nature of a liquidation) to any other Credit Party, (ii) any Restricted Operating Company Subsidiary may dispose of all or substantially all of its assets (including a Transfer that is in the nature of a liquidation) to any other Restricted Operating Company Subsidiary or any Credit Party, and (iii) any Restricted Subsidiary that is neither a Credit Party nor a Restricted Operating Company Subsidiary may dispose of all or substantially all of its assets (including a Transfer that is in the nature of a liquidation) to any Borrower or any other Restricted Subsidiary;

(c) in connection with any acquisition permitted under Section 6.5, any Restricted Subsidiary may merge into, amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; provided that, in the case of a Person that is a Wholly-Owned Subsidiary, the Person surviving such merger or amalgamation shall be a Wholly-Owned Subsidiary of a Borrower;

(d) any Borrower or Restricted Subsidiary may consummate any transaction permitted pursuant to Section 6.7; and

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(e) any Borrower or Restricted Subsidiary may, to the extent not already permitted by clause (c) above, consummate any transaction permitted pursuant to any Permitted Investment.

6.12 Hedge Agreements. No Credit Party shall enter into any Hedge Agreement, except for Hedge Agreements with a duration not to exceed five (5) years that are entered into in the ordinary course of business and not for speculative purposes.

6.13 Sanctions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, permit any Revolving Loan or the proceeds of any Revolving Loan, directly or indirectly, (a) to be knowingly lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction or (b) to knowingly fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions.

6.14 No Employees. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, hire any employees nor enter into any contractual or other arrangements with any Person that would require any such Credit Party or Restricted Subsidiary to be subject to or to comply with any applicable Governmental Rules concerning labor, employment, wages or worker benefits, in each case (i) in the United States or (ii) outside of the United States if, in the case of this clause (ii), such hiring or entering into any contractual or other arrangements could reasonably be expected to result in a Material Adverse Effect. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, maintain or contribute to, or have any obligation to maintain or contribute to (i) any Employee Benefit Plan or (ii) any Canadian Pension Plan or Canadian Multiemployer Pension Plan if, in the case of this clause (ii), such maintenance or contribution could reasonably be expected to result in a Material Adverse Effect.

6.15 Settlement of Claims. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, settle claims or confess judgments that could bind any Credit Party or any Restricted Subsidiary and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.16 Disqualified Stock. The Credit Parties shall not issue any Disqualified Stock.

6.17 Project Financing Documents. No Borrower or Restricted Subsidiary shall consent to any amendment or other modification to any Project Financing Document or Transaction Document, except to the extent such amendment or other modification would not reasonably be expected to have a Material Adverse Effect.

6.18 Subsidiaries. No Credit Party shall have any Subsidiaries, other than Restricted Subsidiaries. No Credit Party shall permit any of its Restricted Operating Company Subsidiaries to have any Subsidiaries.

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SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of an automatic stay under Section 362(a) of the Bankruptcy Code or any other Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).

7.2 Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers’ becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy or insolvency case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. For the Guarantors organized in the United States, this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers have joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any

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portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) subject to the other provisions of this Agreement, renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or

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such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of a Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law, regulation, decree or order of any jurisdiction, or any other court, affecting any form of any Guaranteed Obligation or any Beneficiary’s rights with respect thereto; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than full and final payment of the Guaranteed Obligations; (c) any defense based upon any Governmental Rule which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any Governmental Rules, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) to the extent permitted by Governmental Rules, the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any Credit Extension to Borrowers and notices of any of the matters referred to in Section 7.3 and any right to consent to

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any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Termination Date, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by Governmental Rule or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrowers, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6 Subordination of Other Obligations. Any Indebtedness of Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith, upon demand of the Administrative Agent, be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions pursuant to this Agreement giving rise to any Guaranteed Obligations.

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7.8 Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the Representatives acting or purporting to act on behalf of any of them.

7.9 Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrowers. Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and its ability to perform its obligations under the Credit Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Beneficiary.

7.10 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any involuntary bankruptcy, reorganization or insolvency case or proceeding of or against Borrowers or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers or any other Guarantor or by any defense which Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above against Borrowers (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.11 Guarantors, Defined; Discharge of Guaranty

(a) “Guarantor” means each of (a) US Borrower, as guarantor of the Obligations of Canada Borrower; (b) US Restricted Holding Company Subsidiaries, jointly and severally, as guarantors of the Obligations of US Borrower and Canada Borrower; (c) Canada Borrower, as guarantor of the Obligations of US Borrower but with recourse limited solely to and secured by any Collateral owned by Canada Borrower (the “Limited Recourse Collateral”); and (d) any Restricted Holding Company Subsidiary that is a Foreign Subsidiary and executes a guaranty pursuant to, and subject to the limitations set forth in, Section 5.9; provided that, notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Limited Recourse Collateral shall exclude thirty five percent (35%) of the ownership of the Capital Stock of each of the Canada Restricted Holding Company Subsidiaries; provided, however, that for the avoidance of doubt, notwithstanding anything to the contrary herein, no current or future Restricted Operating Company Subsidiary shall be a Guarantor.

(b) Whenever Canada Borrower is referred to as a Guarantor for purposes of this Agreement, such reference shall be to its status as a Guarantor of the Obligations of US Borrower with recourse solely limited to the Limited Recourse Collateral. Notwithstanding any other provision in this Agreement or any other Credit Document, the only remedies that the Administrative Agent shall have against Canada Borrower in the event of non-payment by Canada Borrower of the Obligations of US Borrower shall be to enforce its rights in respect of the Limited Recourse Collateral. No judgment in the nature of a deficiency judgment shall be enforced against Canada Borrower, in its capacity as a Guarantor of the Obligations of the US Borrower, out of any of its property, assets or undertaking other than the Limited Recourse Collateral. In the event of any conflict or inconsistency between this Section 7.11(b) and any other provision in this Agreement or any other Credit Document, this Section 7.11(b) shall prevail to the extent of such conflict or inconsistency.

(c) If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) to a Person that is not a Borrower or a Subsidiary of a Borrower in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

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SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) except as otherwise provided in Section 2.3 with respect to the automatic conversion of Letter of Credit drawings into Revolving Loans, when due any amount payable to an LC Issuing Bank in reimbursement of any drawing under a Letter of Credit; (iii) any interest on any Loan within three (3) Business Days after the date such interest becomes due; (iv) any fee or any other amount due hereunder within five (5) days after the date such fee or amount becomes due; or

(b) Cross Defaults, Cross Acceleration.

(i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of Permitted Indebtedness of such Credit Party then outstanding (other than Permitted Indebtedness referred to in Section 6.1(a)), beyond the grace period, if any, provided therefor, and the aggregate outstanding interest, principal and other amounts due and payable with respect to such Permitted Indebtedness equals or exceeds seventy-five million Dollars ($75,000,000); or

(ii) Failure of any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) to (A) pay when due any principal of or interest on or any other amount payable in respect of Indebtedness of such Restricted Subsidiary then outstanding beyond the grace period, if any provided therefor (a “Project Payment Default”) or (B) to observe or perform any other agreement, term or condition relating to any Indebtedness of such Restricted Subsidiary, or contained in any instrument or agreement evidencing or securing such Indebtedness, and the holder or holders of such Indebtedness shall have exercised their rights to accelerate the maturity of such Indebtedness prior to its scheduled maturity or to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity (a “Project Non-Payment Acceleration”), and, in the case of either subclause (A) or subclause (B) of this Section 8.1(b)(ii), such Restricted Subsidiary, together with any other Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) that shall have incurred a Project Payment Default that is continuing or the Indebtedness of which is subject to a Project Non-Payment Acceleration or that is then the subject of an event described in Section 8.1(f) or (g), has made Restricted Payments, directly or indirectly (but without duplication of any amounts), to a Borrower in an amount equal to or greater than thirty percent (30%) of the Borrower Cash Flow. Such Borrower Cash Flow threshold is calculated using (i) the Restricted Payments of any such Restricted Subsidiary that is the subject of a Project Payment Default or event described in Section 8.1(f) or (g) or the Indebtedness of which is subject to a Project Non-Payment Acceleration during the Measurement Period most recently completed prior to the occurrence of the applicable Project Payment Default, Project Non-Payment Acceleration or event described in Section 8.1(f) or (g), as applicable and (ii) the Restricted Payments of any other such Restricted Subsidiary during the most recently completed Measurement Period; or

(iii) Any other event or condition occurs with respect to any Credit Party that would permit the holder or holders of Permitted Indebtedness (other than

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Permitted Indebtedness referred to in Section 6.1(a)) of such Credit Party in the aggregate outstanding interest, principal and other amounts equal or exceeding seventy-five million Dollars ($75,000,000) to accelerate the maturity thereof prior to its scheduled maturity or that results in the holder or holders of such Permitted Indebtedness or any trustee or agent on its or their behalf to cause such Permitted Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (iii) shall not apply to secured Permitted Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Permitted Indebtedness if such sale or transfer is permitted under the Credit Documents and under the documents providing for such Permitted Indebtedness.

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition applicable to such Credit Party contained in Section 2.5, Section 5.2 or Section 6 (except for Section 6.7(d)(ii)); or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect in any material respect as of the date made or deemed made; provided, however, that if the effect of any such misrepresentation or misstatement (1) has not caused a Material Adverse Effect, (2) has not caused or is not related to any other Event of Default, Default or Project Level Default, and (3) is capable of being remedied, Borrowers may remedy the effect of such misrepresentation or misstatement (and no Event of Default shall be deemed to have occurred solely as a result thereof) by delivering a written representation and warranty to Administrative Agent, in form and substance satisfactory to Administrative Agent, evidencing that the circumstances giving rise to such misrepresentation or misstatement have been corrected and by otherwise remedying in all material respects the effect of such misrepresentation or misstatement within thirty (30) days of the date that Borrowers have knowledge, or should have had knowledge, of such misrepresentation or misstatement;

(e) Other Defaults. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default or noncompliance shall remain unremedied (x) until thirty (30) days after the earlier of (i) the date on which an Authorized Representative of such Credit Party becomes aware of such default or noncompliance, and (ii) the date on which written notice thereof shall have been received by the Borrowers from the Administrative Agent or any Lender; provided that (A) if such failure, default or noncompliance does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) day period, (B) such Person is proceeding with diligence and good faith to cure such failure, default or noncompliance and such failure, default or noncompliance is susceptible to cure within ninety (90) days and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, default or noncompliance, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period), or (y) if earlier, ninety (90) days after the occurrence of such failure, default or noncompliance; and

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(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) in an involuntary case under any Debtor Relief Laws now or hereafter in effect (including pursuant to which Canada Borrower has been declared bankrupt or insolvent under Canadian Insolvency Legislation) which decree or order for relief is not immediately stayed; or any other similar relief shall be granted under any applicable federal, state or provincial Governmental Rule, and such relief is not immediately stayed; or (ii) an involuntary case shall be commenced against any Credit Party or any such Restricted Subsidiary under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party or such Restricted Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, receiver-manager, administrator, trustee or other custodian of any Credit Party or any such Restricted Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any such Restricted Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged (provided, that in either (i) or (ii) above, no Default or Event of Default shall occur hereunder, in the case of any such Restricted Subsidiary unless such event could reasonably be expected to have a Material Adverse Effect); or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) shall have an order for relief entered with respect to it, or shall give notice of intention to file a proposal, or file a proposal, or shall commence a voluntary case, in each case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Governmental Rule, or shall consent to the appointment of or taking possession by a receiver, receiver-manager, administrator, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any such Restricted Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any such Restricted Subsidiary shall be unable, or shall fail generally, or shall admit in writing its (or their) inability, to pay its debts as such debts become due; or the board of directors (or similar governing body (or any committee thereof)) of any Credit Party or any such Restricted Subsidiary shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f) (provided, that in either (i) or (ii) above, no Default or Event of Default shall occur hereunder, in the case of any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) unless such event could reasonably be expected to have a Material Adverse Effect); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment, execution, distress or similar process involving in any individual case or in the

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aggregate at any time an amount in excess of seventy-five million Dollars ($75,000,000) (in either case to the extent not adequately covered by insurance) shall be entered or filed against (i) any Credit Party or any of their respective assets (such assets excluding Restricted Subsidiaries (other than Restricted Holding Company Subsidiaries)) and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or (ii) any Restricted Subsidiaries (other than Restricted Holding Company Subsidiaries) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); provided, that in the case of clause (ii) only, no Default or Event of Default shall occur hereunder unless such process could reasonably be expected to result in a Material Adverse Effect; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such any Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. There (i) shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect during the term hereof or (ii) there is a negative change in the funded status of any Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect;

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral purported to be covered and to the extent required by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party, or (iv) the Permitted Subordinated Indebtedness ceases to be subordinated (unless such Indebtedness is not required to be subordinated by its terms and would otherwise be permitted under the Available Incremental Amount); or

(l) Change of Control. A Change of Control of either or both Borrowers shall have occurred;

(m) Abandonment. The occurrence of an Event of Abandonment;

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THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuance of any other Event of Default, upon notice to the Borrower by Administrative Agent, at the request of (or with the consent of) the Required Lenders (or, in the case of clause (A) below, the Required Revolving Lenders with respect to the Revolving Commitments and, in the case of clause (D) below, each LC Issuing Bank, with respect to its obligations to issue Letters of Credit and to Cash Collateralize), (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of an LC Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrowers to pay (and Borrowers hereby agrees upon receipt of such notice, or upon the occurrence and continuance of any Event of Default specified in Section 8.1(f) or (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding, equal to the L/C Obligation at such time;

8.2 Right to Cure

(a) Notwithstanding anything to the contrary contained in this Section 8, in the event that Borrowers fail to comply with the requirements of Section 6.6, until the expiration of the tenth Business Day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 5.1(c) (the period from such failure to comply to such tenth Business Day, the “Cure Period”), Borrowers shall have the right to issue common stock or Permitted Subordinated Indebtedness for cash, or otherwise receive cash contributions to the capital of the Borrowers (including pursuant to Permitted Subordinated Indebtedness transactions) (collectively, the “Cure Right”), and upon the receipt by Borrowers of such cash in an amount sufficient to cure such failure (the “Cure Amount”) pursuant to the exercise by Borrowers of such Cure Right, compliance with the covenants set forth in Section 6.6 shall be recalculated giving effect to the following pro forma adjustments:

(i) Borrower Cash Flow shall be increased, solely for the purpose of measuring compliance with Section 6.6 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the requirements of Section 6.6, Borrowers shall be deemed to have satisfied the requirements of Section 6.6 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.6 that had occurred shall be deemed cured for the purposes of this Agreement.

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(b) Notwithstanding anything herein to the contrary, (a) such Cure Right may not be exercised more than two (2) times in any twelve month period, (b) the Cure Amount shall be no greater than the amount required for purposes of complying, on a pro forma basis, with Section 6.6 as of the relevant date of determination, (c) no more than five (5) Cure Rights may be exercised in the aggregate and (d) Section 8.2 may not be relied on for, and the Cure Amount received and the use of proceeds thereof shall be disregarded for, all purposes of this Agreement (except as expressly set forth in Section 8.2(a)), including for determining any financial ratio-based terms (including pricing) or conditions and any increase to any available basket under this Agreement or calculating compliance with any of the financial covenants or tests hereunder. Any amount contributed or raised as a Cure Amount shall be immediately applied as described in Section 2.12 and may then be reborrowed subject to the provisions of Section 3.2 (while giving effect to such Cure Amount for purposes of determining compliance with Section 6.6 in connection with such Loan). For the avoidance of doubt, nothing in this Section 8.2 shall preclude any Credit Party or Restricted Company Operating Subsidiary from issuing Permitted Subordinated Indebtedness or common stock in excess of the Cure Amount. Any amount contributed, raised or issued in excess of the Cure Amount may be applied as otherwise permitted under the Financing Documents.

SECTION 9. AGENTS

9.1 Appointment of Agents

(a) Each of the Lenders and the LC Issuing Banks and, by their acceptance of the benefits hereof and the other Credit Documents, the other Secured Parties, hereby irrevocably appoints Royal Bank to act on its behalf as Administrative Agent and Royal Bank to act on its behalf as Collateral Agent hereunder and under the other Credit Documents and authorizes Administrative Agent and Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent, as applicable by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Collateral Agent, the Lenders and the LC Issuing Banks, and neither Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Governmental Rule. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Bank of Montreal, Chicago Branch, is hereby appointed as Syndication Agent, and each Lender and LC Issuing Bank hereby authorizes the Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Bank of Montreal, Chicago Branch, in its capacity as Syndication Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

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(c) Morgan Stanley Senior Funding, Inc. is hereby appointed as Documentation Agent, and each Lender and LC Issuing Bank hereby authorizes the Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Morgan Stanley Senior Funding, Inc., in its capacity as Documentation Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein regardless of whether a Default or Event of Default has occurred and is continuing.

9.3 General Immunity

(a) Reliance by Agents. Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuing Banks, Agents may presume that such condition is satisfactory to such Lender or the LC Issuing Banks unless Agents shall have received notice to the contrary from such Lender or the LC Issuing Banks prior to the making of such Revolving Loan or the issuance of such Letter of Credit. Agents may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Exculpatory Provisions. No Agent nor any of its Representatives shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by final and nonappealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or

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thereunder unless and until such Agent, in the case of any Agent other than Collateral Agent, shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge Agreements or other applicable Collateral Documents, and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be); provided that no Agent shall be required to take any action that in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents, in the case of any Agent other than Collateral Agent, in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge Agreements or other applicable Collateral Document. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(c) Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each of Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Section 9.3 shall apply to any of the Related Parties of Administrative Agent or Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders,

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(ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as the case maybe, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that, without reliance upon Administrative Agent or any other Lender or any of their Related Parties, it has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.6 Resignation of Administrative Agent

(a) Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, the LC Issuing Banks and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and Borrowers) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders and the LC Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above and accepting such appointment. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

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(b) If the Person serving as Administrative Agent or Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Governmental Rules, by notice in writing to Borrowers and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. The Person serving as Administrative Agent or Collateral Agent, as applicable, may be removed involuntarily for a material breach of its duties hereunder or under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its duties hereunder or under the other Credit Documents, and then only upon an affirmative vote of the Required Lenders (excluding Administrative Agent or Collateral Agent, as applicable, from such vote and the Revolving Exposure attributable to the Administrative Agent or Collateral Agent from the amounts used to determine the portion of the Revolving Exposure necessary to constitute the required aggregate Revolving Exposure of the remaining Lenders), and, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If in each case, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and Borrowers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the LC Issuing Banks under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender and LC Issuing Banks directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 9.6). After the retiring or removed Administrative Agent or Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 9, and Sections 10.2 and 10.3 shall

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continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

9.7 Collateral Documents and Guaranty

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (x) that is the subject of a sale or other disposition of assets permitted hereby, (y) to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (z) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the LC Issuing Bank shall have been made) or (ii) release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including in combination with Cash or other consideration, including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Debtor Relief Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable Governmental Rule. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt

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instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agents shall be authorized to form one or more acquisition vehicles to make a bid and to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.5 of this Agreement), (ii) the relevant Obligations shall automatically be assigned to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger, Joint Bookrunners, the Syndication Agent or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, Lender or LC Issuing Bank hereunder.

SECTION 10. MISCELLANEOUS

10.1 Notices

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, Administrative Agent, Collateral Agent, or the LC Issuing Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Appendix B; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its administrative questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrowers).

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Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or five (5) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent and the LC Issuing Banks, provided that the foregoing shall not apply to notices to any Lender or the LC Issuing Banks pursuant to Section 2 if such Lender or the LC Issuing Banks, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Each of Borrowers, Administrative Agent, and the LC Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrowers, Administrative Agent, and the LC Issuing Bank. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent, LC Issuing Bank and Lenders. Administrative Agent, the LC Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Notice And Certificates or Letter of Credit Applications) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

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10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly upon demand (a) all the actual and reasonable costs and expenses incurred by Administrative Agent and Collateral Agent of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Credit Parties; (c) all reasonable costs incurred (including, US, Canadian and other attorneys’ fees and any other legal expenses) and reasonable out-of-pocket expenses of Lenders, Administrative Agent and Collateral Agent, in connection with the negotiation, preparation, syndication, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including, without duplication of amounts paid pursuant to Section 2.18, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one counsel to Administrative Agent and Collateral Agent; (e) all the actual costs and reasonable fees, expenses and disbursements of any Representatives (prior to any Default or Event of Default subject to the consent of Borrowers); (f) all reasonable out-of-pocket expenses incurred by any LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (g) after the occurrence of an Event of Default and during its continuance, all costs and out-of-pocket expenses, including reasonable attorneys’ fees of counsel to the Agents and the Lenders, and costs of settlement, incurred by Administrative Agent and Collateral Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any negotiations, refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. The agreements in this Section 10.2 shall survive repayment of the Revolving Loans and all other amounts payable hereunder. All fees and disbursements payable to US or Canadian counsel in connection with this Agreement and the other Credit Documents shall be paid on a full indemnity basis.

10.3 Indemnity

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay promptly upon demand and hold harmless, each Agent, Lender and LC Issuing Bank and their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent (i) such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of that Indemnitee, (ii) such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to arise out of a breach of any obligation of such Indemnitee due to its gross

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negligence or willful misconduct under this Agreement and the other Credit Documents, including to the wrongful dishonor by an LC Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it or (iii) such Indemnified Liabilities arise out of any dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as Agent and the other Credit Documents and other than any claims involving any act or omission on the part of Borrowers, their Restricted Subsidiaries or any other Affiliates). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any Governmental Rule or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Governmental Rules to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Without limiting the provisions of Section 2.18(d), this Section 10.3(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Sections 10.2 and 10.3(a) to be paid by it to any Agent (or any sub-agent thereof), the LC Issuing Banks, or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the LC Issuing Banks, or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or the LC Issuing Banks in its respective capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or the LC Issuing Banks in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans (other than Swingline Loans), participations in Swingline Loans and Letters of Credit or Unreimbursed Amounts under Letters of Credit and unused Commitments at the time.

(c) To the extent permitted by applicable Governmental Rules, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

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(d) To the extent permitted by applicable Governmental Rules, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Credit Parties and their respective Subsidiaries and Affiliates, or Representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity obligations under the Credit Documents to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

The agreements in this Section 10.3 shall survive the resignation of Administrative Agent, the LC Issuing Bank, the replacement of any Lender, the termination of the Revolving Commitments and the repayment of the Loans and all other amounts payable hereunder.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable Governmental Rules and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, each LC Issuing Bank and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not(a) such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.15

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and 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuing Banks, Lenders and their respective Affiliates, and (y) Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each LC Issuing Bank and each of their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank may have.

10.5 Amendments and Waivers

(a) Required Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that any term of the Credit Documents may be amended or waived by Borrowers and Administrative Agent (or if applicable, Collateral Agent) without the consent of any other party if that amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature, or otherwise for the benefit of all or any of the Secured Parties.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent (including amendments or modifications to any relevant definitions in Section 1) shall be effective if the effect thereof would:

(i) extend (i) any Revolving Commitment of such Lender or (ii) the scheduled final maturity of any Loan or Note of such Lender;

(ii) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender;

(iii) reduce the Commitment Fee Rate or the rate of interest on any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or the definition of “Default Rate”) or any fee (including Letter of Credit Fee) or other payment obligations payable hereunder to such Lender; provided that any amendment or other modification of any financial covenant definition in this Agreement shall not constitute a reduction in the rate of interest for the purpose of this clause (iii);

(iv) extend the time for payment of any such interest, fees or scheduled payments in respect of Incremental Term Loans payable to a Lender under this Agreement without the written consent of the Lender to which such interest or fee is directly payable (excluding the waiver of any mandatory prepayment or the payment of any expense, cost or indemnity);

(v) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit due to such Lender;

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(vi) amend the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders” or “Pro Rata Share”; provided that, with the consent of the Required Lenders, Required Revolving Lenders or Required Incremental Term Loan Lenders, as applicable, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date; and

(vii) release or otherwise Transfer (x) all or substantially all of the Collateral (except as expressly permitted in the Credit Documents), or (y) all or substantially all of the value of the Guaranty (except as expressly permitted in the Credit Documents).

Notwithstanding the foregoing, the Fee Letter and Engagement Letter may be amended, or the rights or privileges thereunder waived, in writing executed only by the parties thereto.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(ii) amend, modify, terminate or waive any provision hereof relating to the Letters of Credit without the consent of each LC Issuing Bank; provided that Borrowers may amend, modify, terminate or waive any Letter of Credit or any LC Issuer Document issued or to be issued by an LC Issuing Bank with only the consent of such LC Issuing Bank; or

(iii) amend, modify, terminate or waive any provision hereof relating to the Swingline Loan without the consent of Swingline Lender.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Notwithstanding anything to the contrary in this Agreement (including this Section 10.5) or any other Credit Document, the consent of the Required Lenders, Required Revolving Lenders or Required Incremental Term Loan Lenders shall not be required to make any changes that are necessary in connection with an increase in the Commitments hereunder in accordance with Section 2.22 or any Extension pursuant to Section 2.23.

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10.6 Successors and Assigns; Participations; Sale and Transfer Limitations

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders. No Lender may Transfer or participate any of its rights under the Credit Documents except as set forth in this Section 10.6 and the penultimate sentence of Section 2.21. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 10.6(f), sub-agents to the Agents to the extent provided in Section 9.3(c), and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the LC Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Principal Office a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Right to Assign. Each Lender shall have the right at any time to Transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment or Loans (including participations in L/C Obligations and Swingline Loans) or other Obligations owing to it, to any Person meeting the criteria of “Eligible Assignee” (subject to Section 10.6(g)) consented to by Borrowers (not to be unreasonably withheld, conditioned or delayed); provided that no consent of Borrowers shall be required (x) in the case of a Transfer to an Affiliate of a Lender, (y) if an Event of Default has occurred and is continuing or (z) in the case of any Lender, for a Transfer of any Loan and any Revolving Commitment to a Lender. Notwithstanding the foregoing, (a) if any Letter of Credit is outstanding, no Lender may Transfer its payment obligations, matured or contingent, owing to any LC Issuing Bank under Section 2.3(c)(ii) or with respect to L/C Advances under Section 2.3(c)(iii) unless (A) such Transfer is to a Revolving Lender or (B) each LC Issuing Bank has approved such Transfer (such approval not to be unreasonably withheld, conditioned or delayed); provided that each LC Issuing Bank shall be deemed to have consented to such Transfer unless it objects thereto by written notice to Administrative Agent and the assigning Lender within ten (10) Business Days after having received written notice thereof; or (b) if a Swingline Loan has been made, no Lender may Transfer its payment obligations, owing to any Swingline Lender under Section 2.2(e)

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unless (A) such Transfer is to a Revolving Lender or (B) the Swingline Lender has approved such Transfer (such approval not to be unreasonably withheld, conditioned or delayed); provided that the Swingline Lender shall be deemed to have consented to such Transfer unless it objects thereto by written notice to Administrative Agent and the assigning Lender within ten (10) Business Days after having received written notice thereof.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Revolving Commitments shall only be effected by execution and delivery to Administrative Agent of an Assignment Agreement together with a processing and recordation fee in the amount of three thousand five hundred Dollars ($3,500); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Assignments made pursuant to the foregoing provision shall be effective as of the effective date specified in each Assignment Agreement (the “Assignment Effective Date”). Any assignee of any Lender under Section 10.6(c) (an “Assignee”) shall, if not already a Lender, deliver to Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrowers, their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Governmental Rules, including Federal, state and provincial securities laws. In connection with all assignments there shall also be delivered to Administrative Agent and Borrowers such forms, certificates or other evidence, if any, with respect to United States federal tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.18(g).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, LC Issuing Banks, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Governmental Rules without compliance with the provisions of this Section 10.6(d)(ii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(e) Effect of Assignment. Subject to the terms and conditions of this Section 10.6 (including recordation of the assignment in the Register pursuant to Section 10.6(b)), as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Revolving Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) an assigning LC Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder to the extent provided hereunder); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers, at its expense, shall issue and deliver new Notes, if so requested by the assignee or assigning Lender, to such assignee or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments or outstanding Loans of the assignee or the assigning Lender. Any Transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 10.6(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(f).

(f) Participations. Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (subject to Section 10.6(g)) in all or any part of its Revolving Commitments, Loans (including such Lender’s participations in L/C Obligations and Swingline Loans) or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except as set forth in any agreement between the applicable Lender and the holder of any such participation. Borrowers agree that each participant shall be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 (it being understood that the documentation required under Section 2.18(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, (1) a participant shall not be entitled to receive any greater payment under Sections 2.16(c), 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrowers’ prior written consent, (2) a participant shall not be entitled to the benefits of Section 2.18 unless such participant complies with Section 2.18 as though it were a Lender and (3) a participant agrees to be subject to the

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provisions of Sections 2.19 and 2.21 as if it were an assignee under Section 10.6(c). Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.19 with respect to any participant. To the extent permitted by Governmental Rules, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided, such participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Loans, Letters of Credit or other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other Obligation is in registered form under Treasury Regulations section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign or pledge all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank or any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h) Resignation as LC Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an LC Issuing Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 10.6(c) above, such LC Issuing Bank may, upon sixty (60) days’ notice to Borrowers and the Lenders, resign as LC Issuing Bank. In the event of any such resignation as LC Issuing Bank, Borrowers shall be entitled to appoint among the Lenders a successor LC Issuing Bank which accepts such appointment hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of such LC Issuing Bank. The retiring LC Issuing Bank shall retain all the rights, powers, privileges and duties of the LC Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations with respect to L/C Borrowings pursuant to

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Section 2.3(c)). Upon the appointment of and acceptance by a successor LC Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuing Bank and (y) the successor LC Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuing Bank to effectively assume the obligations of such retiring LC Issuing Bank with respect to such Letters of Credit.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and the making of any Credit Extension. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16, 2.17, 2.18, 2.19, 2.20, 10.1, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.15, 2.18, 10.1 and 10.10 and Section 9 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit, the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any Governmental Rule or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the LC Issuing Banks; provided, however, that the foregoing shall not

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prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any LC Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuing Bank, as the case may be) hereunder and under the other Credit Documents, (c) any Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 2.15), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state, provincial or federal Governmental Rule or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. Each Lender and LC Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and LC Issuing Banks under the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.11 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and not joint and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder or to make payments pursuant to Section 10.3(c). Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a

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partnership, an association, a joint venture or any other kind of entity. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(c). The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrowers and each other Credit Party acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by Agents, Sole Lead Arranger, LC Issuing Banks and the Lenders are arm’s-length commercial transactions between Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and Agents, Sole Lead Arranger, LC Issuing Banks and the Lenders, on the other hand, (B) Borrowers and each other Credit Party have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrowers and each other Credit Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the Credit Documents; (ii) (A) each Agent, the Sole Lead Arranger, each LC Issuing Bank and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither any Agent, the Sole Lead Arranger any LC Issuing Bank nor any Lender has any obligation to Borrowers, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) Agents, Sole Lead Arranger, LC Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers, the other Credit Parties and their respective Affiliates, and neither any Agent, the Sole Lead Arranger, any LC Issuing Bank nor any Lender has any obligation to disclose any of such interests to Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrowers and each other Credit Party hereby waives and releases any claims that it may have against Agents, the Sole Lead Arranger, LC Issuing Banks or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

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10.16 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY THE GOVERNMENTAL RULES OTHER THAN THE GOVERNMENTAL RULES OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY GOVERNMENTAL RULES OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR DIRECTLY OR INDIRECTLY ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

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FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY THE PARTY AGAINST WHICH ENFORCEMENT IS SOUGHT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Governmental Rules shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest Lawful Rate until, to the extent permitted by Governmental Rules, the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Governmental Rules, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be deemed to be adjusted to the Highest Lawful Rate as if such excess had never existed, cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to Borrowers.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of an original executed counterpart of this Agreement.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative Agent of written, electronic or telephonic notification of such execution and authorization of delivery thereof.

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10.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers in accordance with the Act.

10.22 Canadian AML Legislation. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder and all as amended from time to time or any successors thereto, “Canadian AML Legislation”), Administrative Agent and Lenders may be required to obtain, verify and record information regarding Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Borrowers, and the transactions contemplated hereby and in that regard, without limiting the generality of the foregoing, may require that the authorized signing officers who will be signing this Agreement, and other Credit Documents (each, a “signatory”) shall have made themselves available to Administrative Agent or Lender in person, and shall have produced to Administrative Agent or Lender a minimum of two unexpired identification documents (at least one of which must be a birth certificate, driver’s license, passport, provincial health insurance card, if permitted by the applicable provincial Governmental Rules, or other government-issued document) and permitted examination and the making of copies of same with a view to Administrative Agent or Lender gathering the full names of, and the dates of birth of each such signatory, the type of identification document examined, the reference numbers of each of the identification documents examined (collectively, the “Personal Information”) and such Personal Information (together with photocopies of each identification document examined) shall have been provided to Lender on or prior to the date hereof. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Administrative Agent or Lender, or any prospective assignee or participant of a Lender, in order to comply with the Canadian AML Legislation.

10.23 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Governmental Rules, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Governmental Rules based on the Uniform Electronic Transactions Act.

10.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other

-153-	CREDIT AGREEMENT (PATTERN REVOLVER)

currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers or Guarantors, as applicable, in respect of any such sum due from it to Administrative Agent, any LC Issuing Bank or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, any LC Issuing Bank or any Lender from Borrowers or Guarantors, as applicable, in the Agreement Currency, Borrowers or Guarantors, as applicable, agree, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, any LC Issuing Bank or any Lender in such currency, Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to Borrowers or Guarantors, as applicable (or to any other Person who may be entitled thereto under applicable Governmental Rules).

10.25 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.26 No Recourse to Sponsor or Pledgors. Anything herein to the contrary notwithstanding, the obligations of the Credit Parties under this Agreement and the other Credit Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are obligations of the Credit Parties, as applicable, and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Sponsor or the Pledgors or any of their Affiliates, or any shareholder, partner, member, officer, director or employee of the Sponsor, the Pledgors or such Affiliates, other than the Credit Parties (collectively, the “Non-Recourse Parties”), except to the extent of the obligations of any such Non-Recourse Party expressly provided for in any of the Credit Documents. Except for actions under or in respect of the Credit Documents to which they are a party, no action shall be brought against the Non-Recourse Parties, and no judgment for any deficiency upon the obligations hereunder or under the other Credit Documents, shall be obtainable by any Secured Party against the Non-Recourse Parties; provided that nothing contained in this Section 10.26 shall be deemed to release any Non-Recourse Party from liability for its own fraudulent actions or willful misconduct.

10.27 Disclaimer. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND WITHOUT LIMITING SECTION 10.3(d), TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES, NO CLAIM MAY BE MADE BY ANY CREDIT PARTY OR ANY OF ITS AFFILIATES AGAINST ANY INDEMNITEE OR ANY OF THEIR RESPECTIVE AFFILIATES FOR ANY SPECIAL, INDIRECT,

-154-	CREDIT AGREEMENT (PATTERN REVOLVER)

CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, AND EACH CREDIT PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.28 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and Related Parties who have a reason to receive such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) as required for the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantively the same as those of this Section 10.28, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, but, in the case of each of (i) and (ii), only to the extent such Person is an Eligible Assignee; (g) on a confidential basis, with approval of the Borrowers, to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.28 or any other confidentiality obligations between the parties or (y) becomes available to the Administrative Agent, any Lender, any LC Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than any Covered Party or any of its Related Parties. In addition, the Administrative Agent, the Lenders and the LC Issuing Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents, the Lenders or the LC Issuing Banks in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries, the Sponsor or any Pledgor (together the “Covered Parties”) or any Related Party thereof, relating to any Covered Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any LC Issuing Bank on a nonconfidential basis prior to disclosure by any Covered Party. Any Person required to maintain the confidentiality of Information as provided in this

-155-	CREDIT AGREEMENT (PATTERN REVOLVER)

Section 10.28 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature pages follow]

-156-	CREDIT AGREEMENT (PATTERN REVOLVER)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PATTERN US FINANCE COMPANY LLC, as US Borrower

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN CANADA FINANCE COMPANY ULC, as Canada Borrower

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN GULF WIND EQUITY LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

HATCHET RIDGE HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

NEVADA WIND HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

SANTA ISABEL HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

OCOTILLO WIND HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

PANHANDLE WIND HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PANHANDLE B MEMBER 2 LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN ST. JOSEPH HOLDINGS INC.,
as Canada Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency

CREDIT AGREEMENT (PATTERN REVOLVER)

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH,
as Revolving Lender, Swingline Lender and LC Issuing Bank

By:	/s/ Frank Lambrinos
Name: Frank Lambrinos
Title: Authorized Signatory

CREDIT AGREEMENT (PATTERN REVOLVER)

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH,
as Collateral Agent

By:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency

CREDIT AGREEMENT (PATTERN REVOLVER)

BANK OF MONTREAL,
CHICAGO BRANCH,
as Revolving Lender and LC Issuing Bank

By:	/s/ Yacouba Kane
Name: Yacouba Kane
Title: Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

MORGAN STANLEY BANK, N.A.,
as Revolving Lender and LC Issuing Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

CREDIT AGREEMENT (PATTERN REVOLVER)

CITIBANK, N.A.,
as Revolving Lender and LC Issuing Bank

By:	/s/ Carl Cho
Name: Carl Cho
Title: Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

THE BANK OF NOVA SCOTIA,
LONDON BRANCH,
as Revolving Lender
By:	/s/ Jonathan Stone
Name: Jonathan Stone
Title: Director
By:	/s/ Osman Ul Haq
Name: Osman Ul Haq
Title: Associate Director

CREDIT AGREEMENT (PATTERN REVOLVER)

KEYBANK NATIONAL ASSOCIATION,
as Revolving Lender
By:	/s/ Sukanya V. Raj
Name: Sukanya V. Raj
Title: Senior Vice President

CREDIT AGREEMENT (PATTERN REVOLVER)

SOCIÉTÉ GÉNÉRALE,
as Revolving Lender
By:	/s/ Yao Wang
Name: Yao Wang
Title: Director

CREDIT AGREEMENT (PATTERN REVOLVER)

BANK OF AMERICA, N.A.,
as Revolving Lender
By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Director

CREDIT AGREEMENT (PATTERN REVOLVER)

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

REVOLVING COMMITMENTS

Lender and LC Issuing Bank	Revolving Loan and Letter of Credit Commitment	Pro Rata Share
Royal Bank of Canada, acting through its New York Branch	$50,000,000.00	14.285714%
Bank of Montreal, Chicago Branch	$50,000,000.00	14.285714%
Morgan Stanley Bank, N.A.	$50,000,000.00	14.285714%
Citibank, N.A.	$50,000,000.00	14.285714%
Subtotal	$200,000,000.00	57.142856%

Lender	Revolving Loan Commitment	Pro Rata Share
Bank of America, N.A.	$50,000,000.00	14.285714%
KeyBank National Association	$50,000,000.00	14.285714%
The Bank of Nova Scotia, London Branch	$30,000,000.00	8.571429%
Société Générale	$20,000,000.00	5.714286%
Subtotal	$150,000,000.00	42.857143%
Total	$350,000,000.00	100%

Swingline Lender	Swingline Loan Commitment	Pro Rata Share
Royal Bank of Canada, acting through its New York Branch	$25,000,000.00	100%

Appendix A-1	CREDIT AGREEMENT (PATTERN REVOLVER)

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

CREDIT PARTIES:

Pattern US Finance Company LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Phone: (212) 450 4000

Fax: (212) 701 5800

Pattern Canada Finance Company ULC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

With a copy to:

Blake, Cassels & Graydon LLP

Att: Peter MacGowan

199 Bay Street

Phone: 416-863-2278

peter.macgowan@blakes.com

Pattern Gulf Wind Equity LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Hatchet Ridge Holdings LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Annex B-1	CREDIT AGREEMENT (PATTERN REVOLVER)

Nevada Wind Holdings LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Santa Isabel Holdings LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Ocotillo Wind Holdings LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Panhandle Wind Holdings LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Panhandle B Member 2 LLC

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Pattern St. Joseph Holdings Inc.

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Annex B-2	CREDIT AGREEMENT (PATTERN REVOLVER)

South Kent Wind LP

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Grand Renewable Wind LP

Attention: General Counsel

Pier 1, Bay 3

San Francisco, CA 94111

Phone: (415) 283 4000

Fax: (415) 362 7900

Annex B-3	CREDIT AGREEMENT (PATTERN REVOLVER)

ADMINISTRATIVE AGENT, COLLATERAL AGENT, REVOLVING LENDERS, LC ISSUING BANKS AND SWINGLINE LENDER:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

Royal Bank of Canada

Attention: Manager Agency Services

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Facsimile: (416) 842-4023

REVOLVING LENDERS:

Royal Bank of Canada

Attention: Letters of Credit

Three World Financial Center, 5th Floor

New York, NY 10281

Telephone: (212) 428-6235

Facsimile: (212) 428-3015

Bank of Montreal

Attention: Trade Finance Operations

Bank of Montreal - BMO Harris Bank N.A.

Trade Finance Operations

234 Simcoe Street, Toronto M5T 1T4

Morgan Stanley Bank, N.A.

Attention: Morgan Stanley Loan Servicing

1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

Telephone: (443) 627-4555

Facsimile: (212) 507-5010

msloanservicing@morganstanley.com

Citibank, N.A.

Attention: Global Loans

1615 Brett Road Building III

New Castle, DE 19720

Telephone: (201) 472-4414

Facsimile: (646) 274-5000

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Telephone: (216) 689 7669

Annex B-4	CREDIT AGREEMENT (PATTERN REVOLVER)

Société Générale

245 Park Avenue

New York, NY 10167

Telephone: (212) 278 6358

Facsimile: (212) 278 7868

Bank of America, N.A.

100 N. Tryon St. NC1-007-17-18

Charlotte, NC 28255

Telephone: (980) 386-3354

The Bank of Nova Scotia, London Branch

6th Floor, 201 Bishopsgate

London EC2M 3NS

Telephone: 01144-2078-2657-35

Facsimile: 01144-2078-2657-07

LC ISSUING BANKS

Royal Bank of Canada

Attention: Letters of Credit

Three World Financial Center, 5th Floor

New York, NY 10281

Telephone: (212) 428-6235

Facsimile: (212) 428-3015

Bank of Montreal

Attention: Trade Finance Operations

Bank of Montreal - BMO Harris Bank N.A.

Trade Finance Operations

234 Simcoe Street, Toronto M5T 1T4

Morgan Stanley Bank, N.A.

Attention: Nathan Hummel

1300 Thames Street, Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Telephone: (443) 627-4555

Facsimile: (212) 507-5010

MSB.LOC@morganstanley.com

Citibank, N.A.

388 Greenwich Street, 34th floor

New York NY 10013

Telephone: (212) 816-8663

Zorijana.Migliorini@Citi.com

Annex B-5	CREDIT AGREEMENT (PATTERN REVOLVER)

SWINGLINE LENDER

Royal Bank of Canada

Attention: Administrator – GLA

Three World Financial Center, 5th Floor

New York, NY 10281

Telephone: (212) 428-6235

Facsimile: (212) 428-3015

Annex B-6	CREDIT AGREEMENT (PATTERN REVOLVER)